                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Chastain Capital Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock, par value $.01 per share ("Common Stock"), of Chastain
                                   Capital Corporation

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          7,346,778 shares of Common Stock

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          The filing fee has been calculated in accordance with Rule 0-11 under the Exchange Act and is equal to 1/50 of 1% of $46,156,000 (the aggregate amount of cash to be received by the Registrant)

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $46,156,000

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          $9,232

          ----------------------------------------------------------------------


[X]  Fee paid previously with preliminary materials: $9,232

     ---------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          CHASTAIN CAPITAL CORPORATION
                      3424 PEACHTREE ROAD, N.E., SUITE 800
                             ATLANTA, GEORGIA 30326

                                 (404) 848-8850



                                                               September 2, 1999


Dear Shareholders:


     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Chastain Capital Corporation (the "Company") to be held on October 1, 1999 at 10:00 a.m., local time, at the Company's offices at 3424 Peachtree Road, N.E., Suite 800, Atlanta, Georgia. At the Annual Meeting, you will be asked to consider and vote on several proposals, including proposals to approve the sale of certain of the Company's assets to Insignia Opportunity Partners ("Insignia") and BankBoston, N.A. ("BankBoston") and the complete liquidation and dissolution of the Company.



     The Board of Directors believes that shareholders will be more likely to realize greater value through the liquidation of the Company's assets than through the Company's continued operation under a number of alternative business strategies. The enclosed Proxy Statement contains a discussion of the proposed sales of assets and subsequent liquidation and dissolution of the Company. Also enclosed are the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (as amended by its Annual Report on Form 10-K/A), and its Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, and June 30, 1999. The Board recommends that you consider the enclosed materials carefully. After carefully weighing the facts and circumstances associated with the asset sales to Insignia and BankBoston as well as alternative courses of action, the Board has concluded that the proposed sales of the Company's assets and subsequent liquidation and dissolution of the Company is the best available alternative to maximize value for shareholders.



     The Board of Directors has unanimously voted to approve the proposed asset sales and the proposed liquidation and dissolution of the Company and unanimously recommends that shareholders vote for the proposed transactions by marking the enclosed proxy card "FOR" each of the proposals and returning the proxy card in the accompanying postage-paid envelope. The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock will be required to complete the asset sales and the liquidation and dissolution of the Company. Your participation is extremely important, and your early response will be greatly appreciated.


                                          Sincerely,

                                          /s/ MATTHEW S. BANKS
                                          MATTHEW S. BANKS
                                          Chairman of the Board

                          CHASTAIN CAPITAL CORPORATION
                      3424 PEACHTREE ROAD, N.E., SUITE 800
                             ATLANTA, GEORGIA 30326
                                 (404)848-8850

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 1, 1999


                             ---------------------

To the shareholders of Chastain Capital Corporation:


    Notice is hereby given that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Chastain Capital Corporation (the "Company") will be held at the Company's offices at 3424 Peachtree Road, N.E., Suite 800, Atlanta, Georgia, on October 1, 1999 at 10:00 a.m., local time, for the following purposes:



        1. To consider and vote upon a proposal to adopt the Asset Purchase Agreement, dated as of August 2, 1999, among the Company and Insignia Opportunity Partners, and the Loan Purchase Agreement, dated as of August 17, 1999, among the Company and BankBoston, N.A. and approve the sale of certain of the Company's assets pursuant thereto.



        2. To consider and vote upon a proposal to approve the complete liquidation and dissolution of the Company pursuant to the Plan of Liquidation and Dissolution described in the accompanying Proxy Statement.


        3. To elect five directors to serve until the next Annual Meeting of Shareholders, if any, or until their successors have been duly elected and qualified.

        4. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1999.


        5. If a motion to adjourn the Annual Meeting is properly brought, to vote upon the adjournment of the Annual Meeting.



        6. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.



    By resolution of the Board of Directors, the close of business on August 23, 1999 (the "Record Date") has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment and postponement thereof. A list of shareholders of record as of the close of business on the Record Date will be available at the Annual Meeting for examination by any shareholder, his agent or his attorney.


                                                         By order of the Board
of Directors,

                                             Samuel F. Hatcher Signature
                                                         SAMUEL F. HATCHER
                                                         Secretary

Atlanta, Georgia

September 2, 1999


    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. THE ENVELOPE FURNISHED NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
GENERAL INFORMATION.........................................     1
  Date, Time, Place and Purpose of the Annual Meeting.......     1
  Solicitation and Revocation of Proxies....................     1
  Record Date and Shares Entitled to Vote...................     1
  Quorum and Voting Requirements............................     2
RISK FACTORS RELATING TO THE ASSET SALES AND THE
  DISSOLUTION...............................................     3
THE TRANSACTION.............................................     6
  Background of the Asset Sales and the Dissolution.........     6
  Alternatives Considered by the Board......................     9
  Recommendations of the Board of Directors.................    11
PROPOSAL I: THE ASSET SALES.................................    12
  Terms of the Insignia Agreement...........................    12
  Terms of the BankBoston Agreement.........................    18
  Federal Income Tax Consequences of the Asset Sales........    21
  Accounting Treatment......................................    22
  Government Approvals......................................    22
  Dissenters' Rights........................................    22
  Vote Required.............................................    22
  Recommendation of the Board...............................    22
PROPOSAL II: THE DISSOLUTION................................    23
  Plan of Liquidation and Dissolution.......................    23
  Liquidating Distributions.................................    24
  Contingency Reserve; Liquidating Trust....................    25
  Federal Income Tax Consequences of the Dissolution........    26
  Government Approvals......................................    29
  Dissenters' Rights........................................    29
  Vote Required.............................................    29
  Recommendation of the Board...............................    30
PROPOSAL III: ELECTION OF DIRECTORS.........................    31
  Nominees for Election.....................................    31
  Meetings of the Board of Directors........................    31
  Compensation of Directors.................................    32
  Committees of the Board of Directors......................    32
  Executive Officers........................................    33
  Certain Relationships and Related Transactions............    33
  Section 16(a) Beneficial Ownership Reporting Compliance...    35
PROPOSAL IV: RATIFICATION OF APPOINTMENT OF INDEPENDENT
  AUDITORS..................................................    36
  General...................................................    36
  Vote Required and Recommendation..........................    36
SELECTED FINANCIAL DATA.....................................    37
MARKET INFORMATION..........................................    38

                                                              PAGE
                                                              ----
STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS....    39
STOCK PRICE PERFORMANCE GRAPH...............................    41
SHAREHOLDER PROPOSALS.......................................    41
INDEPENDENT ACCOUNTANTS.....................................    41
OTHER MATTERS...............................................    42
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    42
WHERE YOU CAN FIND MORE INFORMATION.........................    42
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    42
ANNEX A  INSIGNIA AGREEMENT.................................   A-1
ANNEX B  BANKBOSTON AGREEMENT...............................   B-1
ANNEX C  PLAN OF LIQUIDATION AND DISSOLUTION................   C-1

                          CHASTAIN CAPITAL CORPORATION
                      3424 PEACHTREE ROAD, N.E., SUITE 800
                             ATLANTA, GEORGIA 30326

                                 (404)848-8850


                             ---------------------

                                PROXY STATEMENT
                    FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 1, 1999


                             ---------------------

                              GENERAL INFORMATION

DATE, TIME, PLACE AND PURPOSE OF THE ANNUAL MEETING


     The 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Chastain Capital Corporation (the "Company") will be held on October 1, 1999, at the Company's offices at 3424 Peachtree Road, N.E., Suite 800, Atlanta, Georgia, at 10:00 a.m., local time. At the Annual Meeting, holders of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company will be asked to consider and vote upon proposals (i) to adopt the Asset Purchase Agreement, dated as of August 2, 1999, among the Company and Insignia Opportunity Partners (the "Insignia Agreement"), and the Loan Purchase Agreement, dated as of August 17, 1999, among the Company and BankBoston, N.A. (the "BankBoston Agreement"), and approve the sale of certain of the Company's assets pursuant thereto (the "Asset Sales") (ii) to approve the complete liquidation and dissolution of the Company (the "Dissolution") pursuant to a Plan of Liquidation and Dissolution, (iii) to elect five directors to serve until the next Annual Meeting of Shareholders, if any, or until their successors have been duly elected and qualified and (iv) to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1999. Holders of shares of Common Stock also may be asked to vote on adjournment of the Annual Meeting if a motion to adjourn the Annual Meeting is properly brought.


SOLICITATION AND REVOCATION OF PROXIES


     This Proxy Statement is furnished to the holders of the shares of Common Stock in connection with the solicitation of proxies for use at the Annual Meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company, and the cost of the solicitation will be borne by the Company. When the proxy is properly executed and returned, the shares of Common Stock it represents will be voted as directed at the Annual Meeting or any postponement or adjournment thereof or, if no direction is indicated, such shares of Common Stock will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted at the Annual Meeting. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting. This Proxy Statement, the attached Notice of Annual Meeting of Shareholders and the accompanying proxy card are first being mailed to shareholders on or about September 3, 1999.


RECORD DATE AND SHARES ENTITLED TO VOTE


     Only holders of Common Stock of record as of the close of business on August 23, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 7,346,778 shares of Common Stock held by 12 shareholders of record. Holders of Common Stock on the Record Date are entitled to one vote for each share of Common Stock held on any matter that may properly come before the Annual Meeting.

QUORUM AND VOTING REQUIREMENTS


     The presence in person or by proxy of the holders of the majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions with respect to any proposal under consideration at the Annual Meeting will be counted for purposes of establishing a quorum.



     The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date, voting in person or by proxy, is necessary to adopt the Insignia Agreement and the BankBoston Agreement and approve the Asset Sales and to approve the Dissolution. Accordingly, a failure to vote or an abstention as to the proposals relating to the Asset Sales and the Dissolution will have the same effect as a vote against such proposals. Directors are elected by a plurality of the votes cast by the holders of Common Stock at a meeting at which a quorum is present. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors will require the affirmative vote of a majority of the votes cast on such proposal. If a quorum is present, abstentions will have no effect on the election of directors or the proposal to ratify the appointment of auditors. With respect to any other matter that may properly come before the Annual Meeting, the approval of any such matter would require a greater number of votes cast in favor of the matter than the number of votes cast against such matter. Each of the members of the Board of Directors is recommending that shareholders vote "FOR" each of the proposals set forth herein. As of the Record Date, the directors and the executive officers of the Company owned an aggregate of approximately 0.3% of the outstanding shares of Common Stock. In addition, Lend Lease Investment Holdings, Inc., an affiliate of the Company's manager, owned approximately 17% of the outstanding shares of Common Stock as of the Record Date. Shares of Common Stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters before the Annual Meeting even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner. Such shares are referred to as "broker non-votes." At the Annual Meeting, broker non-votes will not be counted as votes for or against matters presented for shareholder consideration.

          RISK FACTORS RELATING TO THE ASSET SALES AND THE DISSOLUTION

     In addition to the other information included elsewhere in this Proxy Statement, the following factors should be considered carefully in determining whether to vote in favor of the proposals to adopt the Insignia Agreement and the BankBoston Agreement and approve the Asset Sales and to approve the Dissolution.

ESTIMATES OF THE NET PROCEEDS FROM THE ASSET SALES AND AGGREGATE DISTRIBUTIONS TO BE RECEIVED BY SHAREHOLDERS MAY NOT BE REALIZED


     There can be no assurance that the Asset Sales will be consummated or that any of the estimates set forth in this Proxy Statement will be realized. Shareholders, in determining whether to vote in favor of the proposals to adopt the Insignia Agreement and the BankBoston Agreement and approve the Asset Sales and to approve the Dissolution are cautioned not to attribute undue certainty to any estimates set forth herein. Such estimates are based on a variety of assumptions relating to the likelihood of closing the Asset Sales, the value of the Company's other remaining assets, the amount of the Company's liabilities and expenses to be paid in the future, general business and economic conditions and other matters. The amount of the proceeds from the Asset Sales and the amount to be distributed to shareholders are based on the Company's current estimates and are subject to various and significant uncertainties, many of which are beyond the Company's control, that could cause the actual results to differ materially from the Company's expectations. Examples of uncertainties that could cause the aggregate amount of distributions to be less than the Company's estimates include the following:


     - The Company's estimate of net distributable cash resulting from the Asset Sales and the subsequent liquidation and dissolution of the Company (the "Transaction") is based on estimates of the costs and expenses of the Transaction. If actual costs and expenses exceed such estimated amount, actual aggregate distributions to shareholders as a result of the Transaction could be less than estimated. Conversely, if actual costs and expenses are less than such estimated amount, actual aggregate distributions to shareholders as a result of the Transaction could exceed the Company's estimates.

     - If Company liabilities, unknown or contingent at the time of the mailing of this Proxy Statement, later arise which must be satisfied or reserved for as part of the Transaction, the aggregate amount of distributions to shareholders as a result of the Transaction could be less than estimated.

     - Delays in consummating the Asset Sales or the Dissolution, such as delays in the closing of the Insignia Agreement or the BankBoston Agreement or in the marketing of the remaining assets of the Company, could result in additional expenses and result in actual aggregate distributions to shareholders less than the amount estimated by the Company. See
       "-- Anticipated Timing of Asset Sales and Dissolution May Not be Achieved" below.

     - If the assets of the Company remaining after the Asset Sales are sold on the installment basis and there is a default by the purchaser in payment on the related promissory note or installment contract, the exercise by the Company of its remedies (which may include foreclosure on any property securing the promissory note) could delay dissolution of the Company, will likely involve additional costs and expenses to the Company, and could result in the Company not achieving its estimate of aggregate distributions to shareholders.

     There can be no assurance that the estimates set forth in this Proxy Statement will be realized. The actual aggregate distributions to shareholders as a result of the Transaction could, for the foregoing reasons, vary materially from the Company's estimates and may be substantially less. See "Special Note Regarding Forward-Looking Statements."

ANTICIPATED TIMING OF ASSET SALES AND DISSOLUTION MAY NOT BE ACHIEVED


     The Insignia Agreement provides that the sale of assets thereunder will close 16 days after the Company obtains shareholder approval for the Asset Sales. On the first day of the next calendar month on or after the fourteenth day after the Company obtains shareholder approval for the Asset Sales, the Company expects to close the sale of assets contemplated by the BankBoston Agreement. In addition, immediately after the

Annual Meeting, if the proposal to approve the Dissolution is approved by shareholders, the Company intends to file a Notice of Intent to Dissolve with the Secretary of State of the State of Georgia and proceed with the sale of the Company's remaining assets and the dissolution of the Company. There can be no assurance, however, that the sale of all of the Company's assets and the receipt of all of the proceeds from such sales will take place in accordance with such estimated time frame.



ASSET SALES MAY NOT BE CONSUMMATED



     The consummation of the Asset Sales to Insignia and BankBoston are subject to numerous conditions, including receipt of consents from third parties to the transactions. There can be no assurance, even if shareholders vote to approve the Asset Sales, that such conditions will be satisfied and the Asset Sales consummated. If the Asset Sales are not consummated, the Company may not be able to sell the assets on terms as favorable as the Insignia Agreement and the BankBoston Agreement, resulting in less cash to distribute to shareholders in the Dissolution.


NO DISSENTERS' RIGHTS FOR SHAREHOLDERS

     Neither Georgia law nor the Company's Articles of Incorporation provides shareholders with any right to dissent from the Transaction or seek an independent appraisal of the value of the Company or its assets in connection with the Transaction. Accordingly, if the Asset Sales and the Dissolution are approved at the Annual Meeting, shareholders will be bound to accept the consideration received by the Company upon the consummation of the Asset Sales and the liquidation of the Company's remaining assets and the resulting distributions to shareholders.

NO ASSURANCE THAT ASSET SALES AND THE DISSOLUTION WILL RESULT IN GREATER RETURNS TO SHAREHOLDERS THAN A CONTINUATION OF THE COMPANY AS A GOING CONCERN

     If the Asset Sales and the Dissolution are not approved at the Annual Meeting, the Board of Directors intends to continue to manage the Company and its assets substantially as they are currently being managed and to continue to entertain and consider indications of interest from third parties to acquire the Company or all or a portion of the Company's assets. There can be no assurance that the Transaction will result in greater returns to the shareholders than a continuation of the Company. The purchase prices for the Company's assets under the Insignia Agreement and the BankBoston Agreement are fixed, and the Company will not be able to realize the benefits from any improvements in economic and credit market conditions that would increase the market value and the sales prices of the Company's assets.

THE BOARD OF DIRECTORS MAY ABANDON THE DISSOLUTION EVEN IF THE PROPOSAL IS APPROVED

     Even if shareholders vote to approve the Dissolution at the Annual Meeting, the Board of Directors has reserved the right, in its sole discretion, thereafter to abandon the Dissolution by terminating the Plan of Liquidation and Dissolution and either (i) seeking a merger or other transaction involving the corporate entity of the Company or (ii) continuing to operate the Company as a going concern.

SHAREHOLDERS COULD BE LIABLE IF CONTINGENT RESERVES ARE INSUFFICIENT TO SATISFY THE COMPANY'S LIABILITIES

     In the event the Company fails to create an adequate Contingency Reserve (as defined herein) for payment of its expenses and liabilities, or in the event that the assets of the Company are transferred to a liquidating trust and should the Contingency Reserve and the assets held by the liquidating trust be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each shareholder could be held liable for the payment to creditors of such shareholder's pro rata portion of the excess, limited to the amounts theretofore received by the shareholder by way of distributions from the Company or the liquidating trust.

     If a court holds at any time that the Company has failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the Contingency Reserve and the assets of the liquidating trust, a creditor of the Company could seek an injunction against the making of distributions under the Plan of Liquidation and Dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of the Company's expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to shareholders and/or holders of beneficial interests of the liquidating trust under the Plan of Liquidation and Dissolution.

                                THE TRANSACTION

BACKGROUND OF THE ASSET SALES AND THE DISSOLUTION


     On May 14, 1999, the Company's Board of Directors approved a resolution declaring that it had determined to effect the liquidation of the Company's remaining assets, either through a merger or sale of the Company or its assets, or through a plan of liquidation and dissolution. The Board's decision to seek the sale or dissolution of the Company was made after considering various strategic alternatives available to the Company. As discussed more fully below, the Board concluded that the sale or dissolution of the Company would be more likely to provide the Company's shareholders with a greater return on their investment than they would receive either through the continuation of the Company's then-current operating strategies or by the adoption of one of several different strategic alternatives considered by the Board.



     At the time of the Company's initial public offering of shares of Common Stock in April 1998, the Company's primary business strategy was to originate commercial mortgage loans ("Mortgage Loans") and pledge such loans to support the periodic issuance of collateralized mortgage obligations ("CMOs"), with respect to which the Company would retain subordinated residual interests. The proceeds from the issuance of the CMOs were to be used to invest in new Mortgage Loans. In addition, the Company expected to purchase commercial, multifamily or agricultural mortgage-backed securities ("CMBS"), originate and acquire loans on real property on terms subordinate to first-lien mortgage loans ("Mezzanine Investments") and acquire real property and other real estate-related assets. The Company has elected to be taxed as a real estate investment trust (a "REIT") pursuant to the Internal Revenue Code of 1986, as amended (the "Code").



     During the third quarter of 1998, turmoil in credit markets caused a significant and unexpected widening of credit spreads for many credit-sensitive investments. Market interest rates for mortgage-related debt instruments increased dramatically relative to the interest rates of U.S. Treasury securities. As a result of these widening spreads, the market value of the mortgage-related debt instruments in the Company's portfolio fell to match the yield on such instruments to then current interest rates on such obligations. Accordingly, the Company incurred substantial losses in the market value of its assets. On October 23, 1998, the Company announced that it had experienced estimated losses in its investment portfolio of $32.0 million. For the three months ended September 30, 1998, the Company recorded non-cash charges of approximately $24.0 million from marking the value of its investment portfolio to market. In addition, the Company reported losses of approximately $15.7 million for the third quarter of 1998 as a result of the termination of the Company's interest rate hedges. For the three months ended December 31, 1998, the Company recorded approximately $7.6 million in losses realized upon the sale of assets and approximately $2.0 million in mark-to-market charges and changes in valuation allowances on its remaining assets.



     In response to these volatile market conditions and their adverse impact on the Company's operating results, in October 1998, the Board of Directors discontinued new investment activity by the Company. In addition, the losses incurred in the Company's investment portfolio forced the Company to seek waivers of prospective defaults in the tangible net worth covenants included in the Company's credit facilities with its principal lenders. The dramatic increase in interest rates on mortgage-related debt instruments also meant that fulfilling the Company's existing whole Mortgage Loan commitments would be impracticable. The resale value of the Mortgage Loans underlying such commitments had fallen significantly, rendering any subsequent resale or securitization of such loans unprofitable. During the fourth quarter of 1998, the Company sought to sell or terminate its remaining whole Mortgage Loan commitments. The Company ultimately terminated $59.3 million of loan commitments and sold $68.8 million of Mortgage Loans, resulting in a loss of $6.4 million.


     On October 21, 1998, the Board of Directors formed a special committee of independent directors (the "Special Committee") and directed the Special Committee to (i) review and evaluate the short-term and long-term strategic alternatives available to the Company and report its recommendations to the full Board of Directors and (ii) negotiate the terms of and approve any action that the Special Committee determined to involve a conflict of interest between the Company and its manager, Lend Lease Real Estate Investments, Inc. ("Lend Lease"). Harald R. Hansen, Elizabeth T. Kennan and W. J. Smith, the three independent members of the Board, were appointed to serve on the Special Committee. The Special Committee engaged Alston & Bird LLP as its independent counsel and Chase Securities, Inc. ("Chase") as its independent financial advisor.


     The Special Committee met several times during the next two weeks. During this time, the Special Committee considered the adoption of a revised business strategy for the Company. The revised strategy included the sale of certain assets of the Company to pay down indebtedness and stabilize the Company's balance sheet and the termination of the Company's whole Mortgage Loan commitments and the termination of other investment activity. In addition, the Special Committee received reports from its advisors on (i) the ongoing negotiations with the Company's lenders to obtain temporary waivers and to amend the Company's credit facilities to address the prospective defaults under the tangible net worth covenants and (ii) the negotiations with an affiliate of Lend Lease to provide a subordinated debt facility to the Company. On November 11, 1998, the Special Committee formally approved the adoption of the revised business strategy, the amendments to the Company's credit facilities with Morgan Guaranty Trust and Merrill Lynch and the terms of the subordinated credit facility with an affiliate of Lend Lease.



     On November 13, 1998, the Company announced that it had reached agreements with Morgan Guaranty Trust and Merrill Lynch Mortgage Capital to restructure its credit facilities. Under the restructuring, the Morgan Guaranty Trust facility was reduced initially from $250 million to $90 million and to $50 million as of January 31, 1999, until a maturity and termination date of March 31, 1999. As part of the agreement, the Company also agreed to sell $19.6 million of whole Mortgage Loans to Morgan Guaranty Trust. The Company agreed to pay down the outstanding borrowings under the Merrill Lynch facility to $19 million until its maturity on January 31, 1999. The Merrill Lynch facility was subsequently amended on two occasions to extend its maturity date to March 25, 1999. The Company also terminated its credit facility with Morgan Stanley Mortgage Capital, under which it had no borrowings outstanding. As part of the restructuring, an affiliate of Lend Lease agreed to provide the Company with up to $40 million of unsecured subordinated indebtedness in order to meet the Company's liquidity requirements. The terms of this facility were negotiated at arm's length between the Special Committee and its independent advisors and Lend Lease. On November 13, 1998, the Company borrowed an initial $17 million under this facility, which had a maturity date of April 5, 1999.



     The restructuring alleviated the Company's immediate liquidity needs, but left the Company with a significantly reduced investment portfolio consisting primarily of CMBS and Mezzanine Investments. At the time of the restructuring, the Company announced that the Board of Directors had determined to review strategic alternatives with respect to the remaining assets of the Company. At a meeting on January 25, 1999, the Board of Directors authorized the Company to sell a sufficient amount of CMBS and Mezzanine Investments to repay the indebtedness of the Company that was maturing in March 1999. Chase also reviewed at the meeting with the Board of Directors the strategic alternatives available to the Company, but the Board elected to defer any consideration of these alternatives until after resolution of the Company's maturing indebtedness. On February 19, 1999, the Company sold a CMBS investment for total proceeds of $8.8 million. The proceeds were used to repay the Company's indebtedness to Deutsche Bank. On March 25, 1999, the Company borrowed $8 million under its borrowing arrangement with an affiliate of Lend Lease to repay its remaining indebtedness to Merrill Lynch. On March 31, 1999, the Company completed the sale of a package of CMBS. The total proceeds from the sale were $39.0 million. The Company used the proceeds to repay its borrowings from Morgan Guaranty Trust. In connection with this sale of CMBS, on April 5, 1999, the Company sold its 277 Park Avenue Mezzanine Investment to GMAC Commercial Mortgage Credit Corporation ("GMAC") under an agreement which allows the Company to repurchase the investment from GMAC no later than April 1, 2000 (the "GMAC Repo"). The GMAC Repo generated proceeds to the Company of $10.5 million. The Company used the proceeds to repay borrowings from an affiliate of Lend Lease and to meet its remaining corporate obligations, which primarily consisted of hedging liabilities.



     On May 14, 1999, the Board of Directors met to consider the strategic alternatives available to the Company. Chase reviewed with the Board the various strategic alternatives available to the Company, as described below under "-- Alternatives Considered by the Board," including adopting a plan of liquidation and dissolution and thereafter selling the assets of the Company on an individual basis or seeking a purchaser to acquire the Company as a whole in a single transaction. Chase advised the Board that a purchaser of the Company as a whole might be willing to pay a premium over the net asset value of the Company. The Board of Directors deferred any decision on a particular course of action, but decided to engage Chase to act as its financial advisor and directed Chase to solicit potential purchasers for the Company either by merger or by sale of all of the assets of the Company. The Board determined that upon completion of the solicitation process by Chase, the Company would either enter into an agreement with a purchaser identified by Chase for the sale of the Company as a whole or adopt a plan of liquidation and sell the assets of the Company on an individual basis. After the adjournment of the May 14 Board meeting, the Company announced the Board's determination to liquidate the Company either through a sale of the Company or through a plan of liquidation and dissolution.

     Chase and management of the Company prepared confidential offering materials describing the assets of the Company. Chase contacted 40 potential purchasers on behalf of the Company. The offering materials were distributed by Chase to the 24 potential purchasers that executed confidentiality agreements with the Company. The offering materials invited the prospective purchasers to submit to Chase bids for either (i) a merger or other purchase of all of the outstanding shares of Common Stock or (ii) the purchase of all of the assets of the Company. Prospective purchasers were also asked to break down their bids on an asset-by-asset basis to facilitate comparison of multiple bids. Bids were initially due on June 23, 1999. Chase received a total of nine bids, seven of which were for asset acquisitions and two of which were for mergers or other share acquisition transactions.


     Insignia Opportunity Partners ("Insignia Partners") submitted the highest initial bid for the nine remaining assets of the Company. Chase also received bids for individual assets that appeared to be higher than the price allocated to such assets by Insignia Partners in its bid. Because Insignia Partners' initial bid did not specifically reference its price for each asset, Chase requested that Insignia Partners submit a bid for the eight assets other than the 277 Park Avenue Mezzanine Investment to facilitate a comparison with the individual bids. BankBoston, N.A. ("BankBoston") bid only for the Company's 277 Park Avenue Mezzanine Investment. After reviewing the various bids with Chase, the Company determined that the most favorable alternative, taking into account the transaction risks of attempting to execute transactions with two or more purchasers for the Company's assets, would be to sell eight of the assets to Insignia Partners and to sell the 277 Park Avenue Mezzanine Investment to BankBoston on the terms set forth in their bid proposals.


     On July 6, 1999, the Company distributed drafts of the asset purchase agreements to Insignia Partners and BankBoston and their respective counsel. Negotiations on the definitive agreements for the two transactions ensued and the prospective purchasers commenced more detailed due diligence reviews of the Company's assets. During the course of negotiations on the Insignia Agreement, Insignia Partners expressed its wish to conduct more detailed real estate-related due diligence on the Company's Lakeside Plaza retail shopping center and its Savoy Hotel Mezzanine Investment. The Company determined that the time required to permit Insignia Partners to conduct such review would substantially delay the date of execution of a definitive agreement with Insignia Partners. One of the Board's principal reasons for effecting the Asset Sales pursuant to the Insignia Agreement and the BankBoston Agreement, as opposed to adopting a plan of liquidation and selling the assets of the Company on an individual basis, was to fix the sale price for a substantial portion of the Company's assets and insulate the Company from further exposure to the risks of market fluctuations. Accordingly, to facilitate the prompt execution of a definitive agreement, the Company and Insignia Partners agreed to remove Lakeside Plaza and the Savoy loan from the transaction. The parties continued to negotiate the definitive terms of an agreement for the sale of three Mezzanine Investments and three CMBS. On August 1, 1999, the Board of Directors met by telephone conference call to consider the terms of the proposed agreement with Insignia Partners. During the meeting, Chase described for the Board the process it had conducted in soliciting offers for the Company and its assets and reviewed the negotiations with Insignia Partners. Chase also reviewed for the Board the valuation of the Company's assets under the Insignia Agreement and the BankBoston Agreement. After a thorough discussion of the terms of the Insignia Agreement, the Board approved the sale of assets to Insignia Partners pursuant to the Insignia Agreement and the submission of the sale of assets pursuant to the Insignia Agreement to the shareholders for approval. In addition, at the meeting the Board reviewed the proposed Plan of Liquidation and Dissolution. After a thorough discussion of the terms of the proposed Plan of Liquidation and Dissolution, the Board unanimously approved the Plan of Liquidation and Dissolution and the submission of the Dissolution to the shareholders of the Company for approval. On August 2, 1999, the Insignia Agreement was executed and the Company announced the execution of the Insignia Agreement and the adoption of the Plan of Liquidation and Dissolution by the Board.


     After negotiations of the Insignia Agreement were completed, the Company and its counsel continued negotiations with BankBoston on the terms of the BankBoston Agreement. Negotiations were concluded and the definitive BankBoston Agreement was approved by the Board of Directors by unanimous written consent and executed by the parties on August 17, 1999.


ALTERNATIVES CONSIDERED BY THE BOARD


     Under the Company's initial operating strategy of originating Mortgage Loans, originating and purchasing Mezzanine Investments, investing in CMBS and acquiring real property and other real estate-related assets, adverse developments in the credit markets and the widening of credit spreads in 1998 resulted in (i) losses in the value of assets in the Company's investment portfolio as market yields rose and the value of the Company's assets declined,
(ii) the Company's existing whole Mortgage Loan commitments becoming unattractive as the ability to execute a securitization of such Mortgage Loans on favorable terms disappeared, and (iii) an inability to obtain financing on favorable terms to support growth in the Company's loan origination and asset acquisition activities. After stabilizing the Company's balance sheet by restructuring its credit facilities and disposing of sufficient assets to repay its outstanding indebtedness, the Board considered the Company's strategic options. In addition to the alternative ultimately adopted by the Board, the sale of all of the Company's assets and the subsequent dissolution of the Company pursuant to the Transaction, the Board considered the following options:


          1. Reconstitute the Original Business Strategy. Begin to originate Mortgage Loans for warehousing and securitization.


          2. Modify the Business Strategy. Continue to hold the Company's remaining assets and purchase other CMBS, Mezzanine Investments and real estate properties.


          3. Merge with Another Company. Merge the Company with another entity, with the shareholders receiving shares in the acquiring entity.

  Original Business Strategy


     The Board of Directors believes that the original business strategy is no longer a viable option for the Company in the aftermath of the events of the past year. The sale of a substantial amount of the Company's assets and the termination of the Company's credit facilities have left the Company with significantly diminished capital to pursue Mortgage Loan originations and other investments. In the current market environment, obtaining additional credit facilities to pursue the original business strategy, if it were even possible, would be more difficult and expensive than originally contemplated by the Company's strategy. This increase in the Company's borrowing costs would adversely affect the Company's ability to maintain attractive spreads between its cost of capital and its return on investments. In addition, lenders would require substantially greater equity capital from the Company in order to support a reconstitution of the original business strategy. The degree of leverage with which the Company contemplated executing its original business plan, though supported by lenders at the time of the Company's organization, would not be acceptable to lenders in the current credit environment. The requirement to augment the Company's capital base with more equity, even if additional equity capital were available, would reduce returns to current shareholders. The continued weakness in the equity markets for REITs forecloses any reasonable possibility of the Company raising additional equity capital to support its operations without significantly diluting current shareholder value. As a result, the Company believes that the current state of the capital markets makes impracticable any proposal to return to its original strategy.

     The Company believes that the market opportunities for Mortgage Loan originations and securitizations that led to the formation of the Company in December 1997 have diminished to the point that a return to the original business plan would carry substantially increased risks with substantially diminished prospective returns. Competition in the origination of whole Mortgage Loans has intensified in recent months as new capital has been added to the market and lenders have resumed origination activity after an abatement of activity during the turmoil of 1998. The long period of time necessary to accumulate the Mortgage Loans to support the issuance of CMOs would subject the Company to risk of interest rate changes pending the issuance of CMOs. Market demand for CMOs has failed to return to the levels seen prior to the unexpected and severe widening of mortgage-related credit spreads in the third quarter of 1998. Credit spreads for CMBS have remained higher than their levels in the summer months of 1998, particularly for lower-rated issues. Even if market conditions improve, there would remain risks that a repeat occurrence of widening spreads would cause further losses to the Company and further erode shareholder value.

     Given the diminished capital of the Company and the risks that remain at large in the credit markets, the Company believes that it would not be able to deliver attractive returns to shareholders if it were to return to its original business strategy. The Company paid a dividend of $0.09 per share for the second quarter of 1998 and $0.32 per share for the third quarter, but was forced to suspend its dividends in the fourth quarter. The Company does not expect to resume dividend payments other than through the Dissolution. The Board of Directors believes that the annualized dividends that the Company could produce with a return to its original strategy would not be sufficient to maintain shareholder value. Accordingly, the Board of Directors believes that this alternative is not consistent with the Company's overriding objective to maximize returns to shareholders.

  Modified Business Strategy


     The Company believes that retaining its current assets and operating under a modified business strategy is an unacceptable alternative for its shareholders. Adoption of this strategy would transform the Company from a REIT focusing primarily on mortgage origination and securitization to a mezzanine real estate and CMBS fund. The Company believes that a publicly traded REIT is no longer an efficient and attractive vehicle with which to pursue the opportunities in the mezzanine and CMBS markets. The additional equity capital necessary to pursue this strategy is unavailable to publicly traded REITs, the shares of which continue to trade at discounts to net asset value. Without additional equity capital, it would be difficult and expensive, for the reasons cited above, to secure the credit facilities necessary to support this revised strategy. Accordingly, the Board of Directors believes that the adoption of a new operating strategy in this area would not enhance shareholder value.


  Stock-for-Stock Merger


     The Board believes that a merger in which the Company's shareholders were to receive shares in another company is not an attractive option, because it would require the Company's shareholders to accept the acquirer's investment strategy. A stock-for-stock transaction would also subject the Company's shareholders to risks associated with the valuation of the acquirer's shares. Based on the results of the solicitation process conducted by Chase on behalf of the Company, the Board believes that any potential merger transaction would not provide the Company's shareholders with a meaningful premium over the net asset value of the Company and therefore offers few advantages over the Asset Sales and the Dissolution. The Company intends to maintain its flexibility to entertain offers to acquire the corporate entity. After all of the Company's assets have been sold pursuant to the Asset Sales and the Dissolution, there may be some residual value associated with its public company "shell" to a purchaser looking to avoid the expenses of an initial public offering or with the Company's tax status as a REIT. After the approval of the Dissolution at the Annual Meeting, the Board may abandon the Dissolution in order to pursue such a transaction if it believes shareholders would realize significant value.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS


     The Board of Directors believes that consummation of the Asset Sales and the Dissolution is in the best interests of the Company and its shareholders and is the best alternative available to maximize shareholder value. The Board of Directors has submitted the Asset Sales and the Dissolution to the shareholders in separate proposals in order to give shareholders the opportunity to vote separately on the specific terms of the Asset Sales and the general proposal to effect the liquidation and dissolution of the Company. The Asset Sales and the Dissolution are not conditioned upon each other. If the shareholders vote to approve the Dissolution, the Company will proceed with the liquidation of its remaining assets and will dissolve in accordance with the Georgia Business Corporation Code whether or not the Asset Sales are approved at the Annual Meeting and subsequently consummated. Likewise, if approved by shareholders, the Asset Sales will be consummated by the Company even if the Dissolution is not approved at the Annual Meeting. The Board of Directors unanimously recommends that shareholders vote "FOR" both the proposal to adopt the Insignia Agreement and the BankBoston Agreement and approve the Asset Sales and the proposal to approve the Dissolution.

                          PROPOSAL I:  THE ASSET SALES


     At the Annual Meeting, the Company's shareholders will be asked to vote on a proposal to adopt the Insignia Agreement and the BankBoston Agreement and approve the Asset Sales. Attached to this Proxy Statement as Annex A and Annex B, respectively, are copies of the Insignia Agreement and the BankBoston Agreement. The summary descriptions of the Insignia Agreement and the BankBoston Agreement set forth herein are qualified in their entirety by reference to the full text of such agreements as attached hereto.


TERMS OF THE INSIGNIA AGREEMENT

  Purchaser


     Insignia Opportunity Partners ("Insignia Partners") is a recently formed Delaware general partnership organized by Insignia Financial Group, Inc., a publicly traded company listed on the New York Stock Exchange. Insignia Financial Group, Inc. is the parent company of an international real estate organization that engages in commercial real estate services, single-family home brokerage and mortgage origination, condominium and cooperative apartment management, real estate oriented financial services, equity co-investment, fund management and other services. Insignia Partners is an investment fund sponsored by Insignia Financial Group, Inc. and created to invest in real estate and real estate related assets. The acquisition of the Company's assets pursuant to the Insignia Agreement is one of the first investments by Insignia Partners. The principal executive offices of Insignia Partners are located at 15 South Main Street, Suite 900, Greenville, South Carolina 29601.


  Assets and Purchase Price

     The assets of the Company to be purchased by Insignia Partners under the Insignia Agreement are three Mezzanine Investments and three CMBS (collectively, the "Insignia Assets"). The Mezzanine Investments consist of the following three loans:


                                            INTEREST   MATURITY    AMORTIZED      ALLOCATED
NAME                                        RATE(1)      DATE       COST(1)     PURCHASE PRICE
----                                        --------   ---------   ----------   --------------
Newton Oldacre............................    9.67%    5/01/2005   $4,233,172     $3,000,000
Tierra Verde Marine Center................   10.57     7/01/2008      945,680        700,000
Jefferson at Treetops Apartments..........   10.63     8/01/2008    2,662,793      1,800,000


     The CMBS consist of the following three securities:


                                                     WEIGHTED        AMORTIZED      ALLOCATED
NAME                                     RATING   AVERAGE LIFE(1)     COST(1)     PURCHASE PRICE
----                                     ------   ---------------   -----------   --------------
Bear Stearns 1998 C-1..................  BB+         13.9 yrs.      $ 7,358,741     $5,600,000
Bear Stearns 1998 C-1..................  BB          13.9            10,539,920      8,000,000
CMAC 1997 ML 1.........................  BB+         13.4             8,556,789      5,300,000


---------------

(1) As of June 30, 1999.

     The aggregate purchase price (the "Insignia Purchase Price") for the Insignia Assets will be an amount equal to $24,400,000, subject to adjustment as follows: (i) if the closing occurs after December 15, 1999 (such date, as it may be extended, being referred to as the "Outside Date"), and on or prior to January 15, 2000, the Insignia Purchase Price shall be $24,200,000; (ii) if the closing occurs after January 15, 2000, and on or prior to February 15, 2000, the Insignia Purchase Price shall be $24,000,000; (iii) if the closing occurs after February 15, 2000, and on or prior to March 15, 2000, the Insignia Purchase Price shall be $23,800,000; and (iv) if the closing occurs after March 15, 2000, the Insignia Purchase Price shall be $23,600,000. If the Company is unable to convene the Annual Meeting on or prior to November 30, 1999, the Company may elect to extend the Outside Date to March 31, 2000, by giving written notice thereof to Insignia Partners before 5:00 p.m. E.S.T. on November 30, 1999. In addition, the Insignia Purchase Price shall also be reduced by the amount of any prepayments, prepayment penalties and yield maintenance or similar payments made on any of the Insignia Assets from and including the date of the Insignia Agreement to and including the closing date. In the event of a complete prepayment of any of the Insignia Assets on or prior to the closing date, the Insignia Purchase Price shall be reduced by the amount of such prepayment, and the Company shall not be obligated to sell, assign and transfer such Insignia Asset to Insignia Partners and Insignia Partners shall not be obligated to purchase such Insignia Asset or assume any liabilities with respect to such Insignia Asset.


  Indemnification Obligations

     The Company has agreed to defend and indemnify Insignia Partners, each of Insignia Partners' permitted assignees, each of their respective affiliates and subsidiaries, and each of their respective officers, directors, employees or controlling persons (collectively, the "Insignia Indemnified Persons") for, and to hold each of the Insignia Indemnified Persons harmless against, each and every loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable professional fees) or diminution of value, whether or not involving a third-party claim (collectively, "Insignia Loss"), arising, directly or indirectly, from or in connection with: (i) any misrepresentation or breach of warranty made by the Company in the Insignia Agreement or any of the documents delivered by the Company in connection therewith (the "Transaction Documents"); (ii) any intentional misrepresentation or intentional breach of warranty made by the Company in any of the Transaction Documents; (iii) any misrepresentations or breach of a warranty made by the Company in Sections 3.4 and 3.8 of the Insignia Agreement (relating to ownership of the Insignia Assets and the absence of legal proceedings against the Company); (iv) any breach by the Company of any covenant or obligation of the Company in the Insignia Agreement or any of the Transaction Documents; (v) any transfer taxes arising out of the sale of the Insignia Assets; (vi) any amounts representing fees and expenses or other costs of any kind of the Company arising out of or in connection with the transactions contemplated by the Insignia Agreement, except to the extent that such amounts are expressly allocated under the Insignia Agreement to Insignia Partners; and (vii) all liabilities or obligations of the Company of any nature accruing, occurring, arising or related to the period on or prior to the closing date to the extent that such liabilities or obligations are not expressly Assumed Liabilities (as defined in the Insignia Agreement).

     The Company also has agreed to defend and indemnify each of the Insignia Indemnified Persons for, and hold each of the Insignia Indemnified Persons harmless against, each and every actual out-of-pocket loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and professional fees and expenses) incurred in connection with any pending or threatened proceeding or claim instituted against any Insignia Indemnified Person arising out of, relating to, or resulting from, in each case in whole or in part, any action, omission, or failure to take action by or on behalf of the Company on or prior to the closing date. These indemnification obligations survive the closing or termination of the Insignia Agreement.

     In the absence of fraud, the aggregate amount of Insignia Loss for which the Company has agreed to be liable will not exceed $5,000,000, except for (i) any intentional misrepresentation or intentional breach of warranty made by the Company, (ii) any misrepresentation made by the Company with respect to the Company's ownership of the Insignia Assets or the absence of legal proceedings against the Company or (iii) any actual out-of-pocket loss, claim, damage or expense incurred in connection with any pending or threatened proceeding or claim instituted against any Insignia Indemnified Person arising out of, relating to, or resulting from, in each case in whole or in part, any action, omission, or failure to take action by or on behalf of the Company prior to the closing date.


     The Company is not required to indemnify any person (excluding indemnification for intentional misrepresentations or intentional breach of warranty by the Company or for any misrepresentation made by the Company with respect to the Company's ownership of the Insignia Assets or the absence of legal proceedings against the Company) until the indemnifiable damages, individually or in the aggregate, exceed $50,000 (the "Basket Rate"), at which point such indemnifying parties are responsible for all indemnifiable damages that may arise in excess of the Basket Rate.



     The Company is not required to indemnify any person (excluding indemnification for intentional misrepresentations or intentional breach of warranty by the Company or for any misrepresentation made by the Company with respect to the Company's ownership of the Insignia Assets or the absence of legal proceedings against the Company) with respect to any loss or damage unless a request or claim for indemnification with respect to the proceeding or matter giving rise to such loss or damage is made in accordance with the provisions of the Insignia Agreement on or prior to 90 days after the closing date.

  No Solicitation

     The Company and its officers, directors, employees, representatives and agents have agreed to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). The Company also has agreed not to authorize or permit any of its officers, directors, agents or employees or any investment banker, financial advisor, attorney, accountant or other representatives retained by the Company to directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or otherwise facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussion or negotiations regarding an Acquisition Proposal or (iii) enter into any agreement or understanding with the intent to effect an Acquisition Proposal.

     Notwithstanding the foregoing, to the extent required by the Board of Directors' fiduciary duties, as determined by the Board in good faith with the written advice of outside legal counsel, the Company may: (i) disclose to its shareholders any information required to be disclosed under applicable law; (ii) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) in response to an unsolicited request, participate in discussions or negotiations with or furnish information with respect to the Company pursuant to a customary confidentiality agreement, in each case in connection with an Acquisition Proposal; and (iv) if the Company has complied with each of the provisions of the Insignia Agreement relating to solicitation of other proposals at all times from and including the date of the Insignia Agreement, the Company may approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Insignia Agreement) a Superior Proposal (as defined below), enter into an agreement with respect to such Superior Proposal or consummate a Superior Proposal.

     The Company has agreed to promptly notify Insignia Partners after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person that has made an Acquisition Proposal and to keep Insignia Partners fully informed of the status and details of any such Acquisition Proposal, indication or request. If the Company receives a Superior Proposal, then notwithstanding any provision of the Insignia Agreement to the contrary, the Company has agreed to take no action with respect to such Superior Proposal for 10 days after delivery of written notice to Insignia Partners of such Superior Proposal and a complete description of the terms and conditions thereof, and the Company has agreed to negotiate exclusively in good faith with Insignia Partners for such 10-day period to make such adjustments in the terms and conditions of the Insignia Agreement as would enable the parties to proceed with the transactions contemplated by it on such adjusted terms; provided, however, that if Insignia Partners, acting in its sole discretion, shall within such 10-day period offer to consummate a transaction with the Company, the terms of which offer are identical to the Superior Proposal in all respects (including all financial, legal, and other terms), except for Insignia Partners' use of its committed capital as consideration, or which otherwise are as favorable to the shareholders of the Company from a financial point of view as such Superior Proposal, then the Company and Insignia Partners shall amend the Insignia Agreement to document such offer and shall proceed to consummation of the transactions contemplated by the Insignia Agreement, as so amended.

     For purposes of the Insignia Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of the Company or more than 9.9% of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 9.9% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Insignia Agreement. For purposes of the Insignia Agreement, "Superior Proposal" means any Acquisition Proposal that includes the direct or indirect acquisition of all, and not less than all, of the Insignia Assets that the Company's Board of Directors determines in its good faith judgment, after consultation with its financial advisor, is reasonably likely to be consummated taking into account all legal, financial, and regulatory aspects of the proposal and the individual or entity making the proposal and which would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transactions then contemplated by the Insignia Agreement.

  Conditions

     The obligations of Insignia Partners to consummate the purchase of the Insignia Assets and the assumption of the Assumed Liabilities under the Insignia Agreement are subject to the fulfillment or waiver of the following conditions:
(i) there must not have been commenced or threatened against Insignia Partners or the Company, or against any individual or entity affiliated with any of the foregoing, any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated by the Insignia Agreement, (B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions so contemplated, or (C) that could reasonably be expected to have a material adverse effect on the Company or could reasonably be expected to have an adverse effect on, or cause any loss, other liability or diminution in value with respect to, the Insignia Assets in an amount, individually or in the aggregate, equal to or greater than $500,000 (such effect, loss, liability or diminution in value is referred to herein as a "Company Material Adverse Effect," provided, however, that such Company Material Adverse Effect shall not be deemed to result by reason of any change, effect, event or occurrence relating to the economy or securities markets (including bond and fixed-income markets and market interest rates and credit spreads on commercial mortgage-backed securities) of the United States or any other region in general); (ii) the representations and warranties of the Company that are qualified by reference to a Company Material Adverse Effect, materiality or a material adverse effect shall be true and correct and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects at all times from the date of the Insignia Agreement to and including the closing date as though then made, except to the extent the representation or warranty is expressly limited by its terms to another date; provided, however, that if (A) any such representation or warranty fails to be so true and correct, (B) the Company notifies Insignia Partners thereof as required by Section 5.8 of the Insignia Agreement and (C) the Company cures such failure prior to (x) any termination of the Insignia Agreement and (y) the date 16 days prior to the Outside Date, this condition shall be satisfied; (iii) the Company shall have performed and satisfied (A) all agreements or covenants of the Company contained in the Insignia Agreement that are qualified by reference to materiality, a material adverse effect or a Company Material Adverse Effect, in compliance with the provisions thereof, and (B) all such agreements and covenants of the Company not so qualified, in compliance with the provisions thereof in all material respects; (iv) the Company shall have furnished Insignia Partners with a certificate of its appropriate officers as to compliance with the conditions relating to Insignia Partners' obligations; (v) the Company shall have received shareholder approval for the Insignia Agreement and such approval shall not have been amended, modified, or rescinded and shall be in full force and effect; (vi) Insignia Partners shall have received a favorable opinion from King & Spalding, in form and substance reasonably satisfactory to Insignia Partners as to certain matters; (vii) each of the consents required for the Company to consummate the transactions contemplated by the Insignia Agreement must have been obtained and must be in full force and effect; and (viii) the Company shall have delivered the agreements, instruments and other documents required to be delivered by it pursuant hereto or in connection with the Insignia Agreement.

     The obligations of the Company to effect the sale of the Insignia Assets and the assignment of the Assumed Liabilities under the Insignia Agreement are subject to the fulfillment at or prior to the closing of each of the following conditions: (i) the representations and warranties of Insignia Partners shall be true and correct in all material respects at all times from and including the date of the Insignia Agreement to and including the closing date as though then made, except to the extent the representation or warranty is expressly limited by its terms to another date and except as shall have been cured by Insignia Partners prior to the Outside Date; (ii) Insignia Partners shall have performed in all material respects all covenants and agreements required to be performed by it under the Insignia Agreement; (iii) Insignia Partners shall have furnished the Company with a certificate of its appropriate officers as to compliance with the foregoing conditions; (iv) the Company's shareholders shall have approved the Insignia Agreement and such approval shall not have been amended, modified, or rescinded and shall be in full force and effect; (v) each of the consents required for the Company to consummate the transactions contemplated by the Insignia Agreement shall have been obtained and must be in full force and effect; and (vi) Insignia Partners shall have delivered the items required to be delivered by it under the Insignia Agreement.

  Termination


     The Insignia Agreement may be terminated at any time prior to the closing, whether before or after shareholder approval thereof: (i) by the mutual written consent of Insignia Partners and the Company; (ii) by either of the Company or Insignia Partners if the closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate the Insignia Agreement under (ii) shall not be available to any party whose failure to fulfill materially any obligation under the Insignia Agreement has been the cause of, or resulted in, the failure of the closing to occur on or before such date; (iii) by Insignia Partners if there shall have been commenced or threatened against Insignia Partners or the Company, or against any individual or entity affiliated with any of the foregoing, any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated the Insignia Agreement,
(B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions contemplated by the Insignia Agreement, or (C) that could reasonably be expected to have a material adverse effect on the Company or have a Company Material Adverse Effect; (iv) by Insignia Partners, if the Company shall not have convened and concluded a shareholder meeting in which the Insignia Agreement and the transactions contemplated thereby are validly approved, by November 30, 1999, or, if the Outside Date is extended by the Company to March 31, 2000, by March 15, 2000; (v) by Insignia if, prior to the closing, (A) the Board of Directors of the Company withdraws, modifies or changes its recommendation of the transaction to shareholders or recommends or approves any Acquisition Proposal, or (B) the Company enters into a definitive agreement to effect an Acquisition Proposal; (vi) by the Company in connection with entering into a definitive agreement to effect an Acquisition Proposal; provided, however, that the right to terminate the Insignia Agreement under (vi) is not available if the Company is in breach of its obligations relating to the solicitation of other Acquisition Proposals; (vii) by Insignia Partners, (A) if any representation or warranty of the Company in the Insignia Agreement that is qualified by reference to materiality, a material adverse effect or a Company Material Adverse Effect shall become untrue or incorrect or any such representation or warranty that is not so qualified shall become untrue or incorrect in any material respect or (B) if the Company shall not have performed and satisfied all agreements or covenants of the Company contained in the Insignia Agreement that are qualified by reference to materiality, a material adverse effect or a Company Material Adverse Effect, in compliance with the provisions thereof and all such agreements and covenants of the Company not so qualified, in compliance with the provisions thereof in all material respects; (viii) by the Company, (A) if any representation or warranty of Insignia Partners shall become untrue in any material respect or (B) if Insignia Partners shall not have performed and satisfied all agreements or covenants of Insignia contained in the Insignia Agreement in compliance with the provisions thereof in all material respects, the effect of which would, individually or in the aggregate, prevent the consummation of the transactions contemplated by the Insignia Agreement and have not been cured or are not capable of being cured by Insignia Partners within the earlier of 30 calendar days after the giving of written notice to Insignia Partners of such breach or the Outside Date; or (ix) by the Company or Insignia Partners if, at a shareholder meeting (including any adjournment or postponement thereof), the requisite vote of the Company's shareholders in favor of the Insignia Agreement and the transactions contemplated thereby shall not have been validly obtained; provided, however, that the right to terminate the Insignia Agreement under (ix) shall not be available to the Company if it has not complied with its obligations under the Insignia Agreement with respect to such shareholder meeting. If the closing shall not have occurred on or prior to March 31, 2000, the Insignia Agreement shall automatically terminate without action by either party.


  Amendment

     Any term or provision of the Insignia Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No amendment of the Insignia Agreement shall be effective unless in a writing signed by the parties thereto.

  Fees and Expenses

     If (i) Insignia Partners terminates the Insignia Agreement because the Board of Directors of the Company, prior to closing, withdraws, modifies or changes its recommendation to shareholders, recommends or approves any Acquisition Proposal, or enters into a definitive agreement to effect an Acquisition Proposal or (ii) the Company terminates the Insignia Agreement in connection with entering into a definitive agreement to effect an Acquisition Proposal, then the Company has agreed to pay to Insignia Partners, within five business days after such termination, a fee (the "Termination Fee"), in cash, to reimburse and compensate Insignia Partners for its time and lost opportunity costs in pursuing the transactions contemplated by the Insignia Agreement. The Termination Fee is $500,000 if the Insignia Agreement is terminated prior to October 1, 1999, $800,000 if the Insignia Agreement is terminated on or after October 1, 1999 and prior to November 1, 1999, $1,100,000 if the Insignia Agreement is terminated on or after November 1, 1999 and prior to December 1, 1999, and $1,650,000 if the Insignia Agreement is terminated on or after December 1, 1999. In addition, the Company has agreed to reimburse Insignia Partners (not later than five business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually incurred by Insignia Partners and its affiliates in connection with the transactions contemplated by the Insignia Agreement (including, without limitation, fees and disbursements payable to counsel to Insignia Partners) up to a maximum amount of $200,000 if the Insignia Agreement is terminated prior to September 1, 1999, $250,000 if the Insignia Agreement is terminated on or after September 1, 1999 and prior to October 1, 1999, $300,000 if the Insignia Agreement is terminated on or after October 1, 1999 and prior to November 1, 1999, $350,000 if the Insignia Agreement is terminated on or after November 1, 1999 and prior to December 1, 1999, $400,000 if the Insignia Agreement is terminated on or after December 1, 1999 and prior to January 1, 2000, $450,000 if the Insignia Agreement is terminated on or after January 1, 2000 and prior to February 1, 2000, $500,000 if the Insignia Agreement is terminated on or after February 1, 2000 and prior to March 1, 2000, and $550,000 if the Insignia Agreement is terminated on or after March 1, 2000.

     If the Insignia Agreement is terminated for any other reason, besides the foregoing or by mutual written consent of the parties or because of a breach of a representation, warranty, agreement or covenant by Insignia Partners, the Company has agreed to pay to Insignia Partners a fee (the "Reduced Termination Fee") of (i) $500,000 if the Insignia Agreement is so terminated on or prior to November 30, 1999, or (ii) $750,000 if the Insignia Agreement is so terminated after November 30, 1999, and the Company has agreed to reimburse Insignia Partners (not later than five business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually incurred by Insignia Partners and its affiliates in connection with the transactions contemplated by the Insignia Agreement (including, without limitation, fees and disbursements payable to counsel to Insignia Partners) up to a maximum amount of $200,000 if the Insignia Agreement is terminated prior to September 1, 1999, $250,000 if the Insignia Agreement is terminated on or after September 1, 1999 and prior to October 1, 1999, $300,000 if the Insignia Agreement is terminated on or after October 1, 1999 and prior to November 1, 1999, $350,000 if the Insignia Agreement is terminated on or after November 1, 1999 and prior to December 1, 1999, $400,000 if the Insignia Agreement is terminated on or after December 1, 1999 and prior to January 1, 2000, $450,000 if the Insignia Agreement is terminated on or after January 1, 2000 and prior to February 1, 2000, $500,000 if the Insignia Agreement is terminated on or after February 1, 2000 and prior to March 1, 2000, and $550,000 if the Insignia Agreement is terminated on or after March 1, 2000.

     If within 12 months after termination of the Insignia Agreement because of
(i) a failure to close on or before the Outside Date (ii) a failure of the Company to convene a shareholder meeting and obtain shareholder approval for the Insignia Agreement within the required time period or (iii) the proposal to approve the Insignia Agreement and the transactions contemplated thereby having failed to receive the requisite votes at a meeting of the Company's shareholders, the Company consummates an Acquisition Proposal, then immediately thereupon, and as a condition of consummation of such transaction, the Company must pay to Insignia Partners an amount in cash equal to the difference, if any, between the Termination Fee (calculated as if the Insignia Agreement were terminated on December 15, 1999) and the Reduced Termination Fee actually and previously paid to Insignia Partners, to reimburse Insignia Partners for its time, expense and lost opportunity costs in pursuing the transactions contemplated by the Insignia Agreement.

     Except as otherwise provided above, the Company and Insignia Partners have agreed to bear their respective expenses incurred in connection with the preparation, execution, and performance of the Insignia Agreement and the transactions contemplated thereby, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of the Insignia Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of the Insignia Agreement by the other party.

TERMS OF THE BANKBOSTON AGREEMENT

  Purchaser


     BankBoston, N.A., formerly The First National Bank of Boston, is a national banking association. BankBoston is a subsidiary of BankBoston Corporation, a publicly traded bank holding company listed on the New York Stock Exchange. BankBoston is one of the banks and the agent under the credit agreement relating to the Company's 277 Park Avenue Mezzanine Investment. BankBoston's principal executive offices are located at 100 Federal Street, Boston, Massachusetts 02110.


  Asset and Purchase Price

     Under the BankBoston Agreement, BankBoston will purchase the Company's Mezzanine Investment in 277 Park Avenue. The aggregate purchase price for the 277 Park Avenue Mezzanine Investment will be an amount equal to 103.60% of the outstanding principal balance of the note dated April 5, 1999, evidencing the Company's interest in the Mezzanine Investment. The face amount of the note is $21,000,000, resulting in a purchase price of $21,756,000. The note is currently payable to GMAC pursuant to the GMAC Repo. The Company expects to exercise its rights to repurchase the 277 Park Avenue Mezzanine Investment from GMAC immediately prior to, and in conjunction with, the sale of the asset to BankBoston. The terms of the 277 Park Avenue Mezzanine Investment are summarized below:


                                           INTEREST    MATURITY     AMORTIZED     PURCHASE
NAME                                       RATE(1)       DATE        COST(1)        PRICE
----                                       --------    --------     ---------     --------
277 Park Avenue..........................   12.00%     5/01/2003   $24,485,585   $21,756,000


---------------

(1) As of June 30, 1999.

  Indemnification Obligations

     The Company has agreed to defend and indemnify BankBoston, each of BankBoston's permitted assignees, each of their respective affiliates and subsidiaries, and each of their respective officers, directors, employees or controlling persons (collectively, the "BankBoston Indemnified Persons") for, and to hold each of the BankBoston Indemnified Persons harmless against, each and every loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable professional fees) or diminution of value, whether or not involving a third-party claim (collectively, "BankBoston Loss"), arising, directly or indirectly, from or in connection with: (i) any misrepresentation or breach of warranty made by the Company in the BankBoston Agreement or the Assignment and Acceptance Agreement to be delivered at the closing; (ii) any breach by the Company of any covenant or obligation of the Company under the BankBoston Agreement; (iii) any amounts representing fees and expenses or other costs of any kind of the Company arising out of or in connection with the transaction, except to the extent that such amounts are expressly allocated to BankBoston; and (iv) all liabilities or obligations of the Company of any nature accruing, occurring, arising or related to the period on or prior to the closing date to the extent that such liabilities are not assumed by BankBoston.

     In the absence of fraud, the aggregate amount of BankBoston Loss for which the Company has agreed to be liable will not exceed $5,000,000. Neither party is required to indemnify any person with respect to any loss or damage unless a request or claim for indemnification with respect to the proceeding or matter giving rise to such loss or damage is made in accordance with the provisions of the BankBoston Agreement on or prior to 90 days after the closing date.

  No Solicitation

     The Company and its officers, directors, employees, representatives and agents have agreed to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined above in the Insignia Agreement, but which shall not include the transactions contemplated by the Insignia Agreement) or the individual sale of the 277 Park Avenue Mezzanine Investment. The Company also has agreed not to authorize or permit any of its officers, directors, agents or employees or any investment banker, financial advisor, attorney, accountant or other representatives retained by the Company to directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or otherwise facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal or the individual sale of the 277 Park Avenue Mezzanine Investment, (ii) participate in any discussion or negotiations regarding an Acquisition Proposal or the individual sale of the 277 Park Avenue Mezzanine Investment or (iii) enter into any agreement or understanding with the intent to effect an Acquisition Proposal or the individual sale of the 277 Park Avenue Mezzanine Investment.

     Notwithstanding the foregoing, to the extent required by the Board of Directors' fiduciary duties, as determined by the Board in good faith with the advice of outside legal counsel, the Company may: (i) disclose to its shareholders any information required to be disclosed under applicable law; (ii) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act; (iii) in response to an unsolicited request, participate in discussions or negotiations with or furnish information with respect to the Company pursuant to a customary confidentiality agreement, in each case in connection with an Acquisition Proposal; and (iv) if the Company has complied with each of the provisions of the BankBoston Agreement relating to solicitation of other proposals at all times from and including the date of the BankBoston Agreement, the Company may approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the BankBoston Agreement) a Superior Proposal (as defined above in the Insignia Agreement), enter into an agreement with respect to such Superior Proposal or consummate a Superior Proposal.

  Conditions

     The obligations of BankBoston to consummate the purchase of the 277 Park Avenue Mezzanine Investment and to assume the Assumed Obligations (as defined in the BankBoston Agreement) is subject to the fulfillment or waiver of the following conditions: (i) there must not have been commenced or threatened against BankBoston or the Company, or against any individual or entity affiliated with any of the foregoing, any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated by the BankBoston Agreement, (B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions so contemplated, or (C) that could reasonably be expected to have a material adverse effect on the Company or the 277 Park Avenue Mezzanine Investment taken as a whole (an "Asset Material Adverse Effect"), provided, however, that this condition shall not be applicable and BankBoston shall not be able to rely on it if BankBoston shall have commenced any such proceeding or cooperated with any person or entity commencing such proceeding or acquiesced in the commencement of any such proceeding; (ii) the representations and warranties of the Company shall be true and correct in all material respects at the closing date as though then made; (iii) the Company shall have performed and satisfied all agreements or covenants of the Company contained in the BankBoston Agreement in all material respects; (iv) the Company shall have furnished BankBoston with a certificate of its appropriate officers as to compliance with the conditions relating to BankBoston's obligations under the BankBoston Agreement; (v) the shareholders of the Company shall have validly adopted the BankBoston Agreement and approved the transactions contemplated thereby; (vi) each of the consents required for the Company to consummate the transactions contemplated by the BankBoston Agreement must have been obtained and must be in full force and effect; (vii) the Company shall have delivered the agreements, instruments and other documents required to be delivered by it pursuant to or in connection with the BankBoston Agreement; (viii) from and after the date of the BankBoston Agreement, no Asset Material Adverse Effect shall have occurred; and (ix) the Company shall have paid or caused

GMAC to pay BankBoston a $4,000 registration fee in connection with the transfer of the 277 Park Avenue Mezzanine Investment from GMAC to the Company and subsequently from the Company to BankBoston.


     The obligations of the Company to effect the sale of the 277 Park Avenue Mezzanine Investment and the assignment of the Assumed Obligations under the BankBoston Agreement are subject to the fulfillment at or prior to the closing of each of the following conditions: (i) there must not have been commenced or threatened against BankBoston or the Company, or against any individual or entity affiliated with any of the foregoing, any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated by the BankBoston Agreement, (B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions so contemplated, or (C) that could reasonably be expected to have an Asset Material Adverse Effect, provided, however, that this condition shall not be applicable and the Company shall not be able to rely on it if the Company shall have commenced any such proceeding or cooperated with any person or entity commencing such proceeding or acquiesced in the commencement of any such proceeding; (ii) the representations and warranties of BankBoston shall be true and correct in all material respects at the closing date as though then made; (iii) BankBoston shall have performed in all material respects all covenants and agreements required to be performed by it under the BankBoston Agreement; (iv) BankBoston shall have furnish the Company with a certificate of its appropriate officers as to compliance with the foregoing conditions; (v) the Company's shareholders shall have validly adopted the BankBoston Agreement and approved the transactions contemplated thereby; (vi) the repurchase by the Company of the 277 Park Avenue Mezzanine Investment pursuant to the GMAC Repo shall have been completed; (vii) each of the consents required for the Company to consummate the transactions contemplated by the BankBoston Agreement must have been obtained and must be in full force and effect; and (viii) BankBoston shall have delivered the items required to be delivered by it under the BankBoston Agreement.


  Termination

     The BankBoston Agreement may be terminated at any time prior to the closing, whether before or after shareholder approval thereof: (i) by the mutual written consent of BankBoston and the Company; (ii) by either of the Company or BankBoston if the closing shall not have occurred on or before January 3, 2000 (the "BankBoston Outside Date"); provided, however, that the right to terminate the BankBoston Agreement under (ii) shall not be available to any party whose failure to fulfill materially any obligation under the BankBoston Agreement has been the cause of, or resulted in, the failure of the closing to occur on or before such date; (iii) by BankBoston or the Company if there shall have been commenced or threatened against BankBoston or the Company, or against any individual or entity affiliated with any of the foregoing, any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated by the BankBoston Agreement, (B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions contemplated by the BankBoston Agreement, or (C) that could reasonably be expected to have a material adverse effect on the Company or have an Asset Material Adverse Effect, provided, however that this termination provision shall not be applicable and the Company or BankBoston, as the case may be, shall not be able to rely on such provision if the Company or BankBoston, as the case may be, shall have commenced any such proceeding or cooperated with any person or entity commencing such proceeding or acquiesced in the commencement of such proceeding; (iv) by BankBoston, if by November 30, 1999, the Company shall not have convened and concluded a shareholder meeting at which the BankBoston Agreement is validly adopted and the transactions contemplated thereby validly approved by the Company's shareholders; (v) by BankBoston if, prior to the closing, (A) the Board of Directors of the Company withdraws, modifies or changes its recommendation of the transaction to shareholders or recommends or approves any Acquisition Proposal, or (B) the Company enters into a definitive agreement to effect an Acquisition Proposal; (vi) by the Company in connection with entering into a definitive agreement to effect an Acquisition Proposal; provided, however, that the right to terminate the BankBoston Agreement under
(vi) is not available if the Company is in breach of its obligations under the BankBoston Agreement relating to the solicitation of other Acquisition Proposals; (vii) by BankBoston, (A) if any representation or warranty of the Company in the BankBoston Agreement shall become untrue or incorrect in any material respect or (B) if the Company shall not have performed and satisfied all agreements or covenants of the Company contained in the BankBoston Agreement in all material respects and such non-performance or non-satisfaction has not been cured or is capable of being cured by the Company within the earlier of 30 calendar days after the giving of notice to the Company or the BankBoston Outside Date; (viii) by the Company, (A) if any representation or warranty of BankBoston shall become untrue or incorrect in any material respect or (B) if BankBoston shall not have performed and satisfied all agreements or covenants of BankBoston contained in the BankBoston Agreement in compliance with the provisions thereof in all material respects, the effect of which would, individually or in the aggregate, prevent the consummation of the transactions contemplated by the BankBoston Agreement and has not been cured or are not capable of being cured by BankBoston within the earlier of 30 calendar days after the giving of written notice to BankBoston of such breach or the BankBoston Outside Date; or (ix) by the Company or BankBoston if, at a shareholder meeting the requisite vote of the Company's shareholders in favor of the BankBoston Agreement and the transactions contemplated thereby shall not have been validly obtained; provided, however, that the right to terminate the BankBoston Agreement under (ix) shall not be available to the Company if it has not complied with its obligations under the BankBoston Agreement with respect to such shareholder meeting.

  Amendment


     Any term or provision of the BankBoston Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No amendment of the BankBoston Agreement shall be effective unless in a writing signed by the parties thereto.


  Fees and Expenses

     If (i) BankBoston terminates the BankBoston Agreement because the Board of Directors of the Company, prior to closing, withdraws, modifies or changes its recommendation to shareholders, recommends or approves any Acquisition Proposal, or enters into a definitive agreement to effect an Acquisition Proposal; (ii) BankBoston terminates the BankBoston Agreement because a representation or warranty of the Company shall have become untrue or incorrect in any material respect or the Company has not performed and satisfied all agreements or covenants of the Company in all material respects and has not cured such breaches within the required time period, (iii) the Company terminates the BankBoston Agreement in connection with entering into a definitive agreement to effect an Acquisition Proposal or (iv) the Agreement is terminated because the Company fails to repurchase the 277 Park Avenue Mezzanine Investment on or prior to January 3, 2000, and the Company is otherwise obligated to consummate the transactions contemplated by the BankBoston Agreement, then the Company has agreed to pay to BankBoston, within five business days after such termination, a fee of $500,000, in cash, to reimburse and compensate BankBoston for its time and lost opportunity costs in pursuing the transactions contemplated by the BankBoston Agreement. If BankBoston terminates the BankBoston Agreement because a shareholder meeting shall not have been convened and concluded and valid shareholder approval obtained by November 30, 1999, the Company shall pay to BankBoston, within five business days after such termination, a fee of $100,000, in cash, to reimburse and compensate BankBoston for its time and lost opportunity costs in pursuing the transactions contemplated by the BankBoston Agreement.

     The Company and BankBoston have agreed to bear their respective expenses incurred in connection with the preparation, execution, and performance of the BankBoston Agreement and the transactions contemplated thereby, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of the BankBoston Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of the BankBoston Agreement by the other party.

FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALES

     The Asset Sales will be treated as taxable transactions for U.S. federal income tax purposes. The Company anticipates that the Asset Sales will result in its recognition of taxable losses because its tax basis in the assets to be sold exceeds the amount of consideration that the Company will receive pursuant to the Asset Sales.

ACCOUNTING TREATMENT


     The Asset Sales will be accounted for as a sale by the Company and as a purchase by Insignia and BankBoston. The Company will record a loss to the extent that the purchase prices of the Asset Sales is exceeded by amount of the Company's investment in the assets subject to the Asset Sales as reflected on the Company's most recent balance sheet. The Company expects to realize an aggregate loss on the sale of assets pursuant to the Asset Sales of approximately $12.3 million, all of which has been reflected in the Company's financial statements as of June 30, 1999.


GOVERNMENT APPROVALS

     No federal or state regulatory requirements or approvals must be complied with or obtained in connection with the Asset Sales.

DISSENTERS' RIGHTS

     Shareholders of the Company will have no dissenters' or other similar rights under the Georgia Business Corporation Code with respect to the Asset Sales.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date, voting in person or by proxy, is necessary to adopt the Insignia Agreement and the BankBoston Agreement and approve the Asset Sales. Accordingly, a failure to vote or an abstention will have the same effect as a vote against such proposal. The consummation of the Asset Sales is not conditioned upon shareholder approval of the Dissolution. Accordingly, if approved at the Annual Meeting, the Asset Sales will be consummated whether or not shareholders approve the proposal to approve the Dissolution.

RECOMMENDATION OF THE BOARD

     The Board of Directors of the Company has determined that the Asset Sales are in the best interests of the Company and its shareholders, has approved and adopted each of the Insignia Agreement and the BankBoston Agreement and recommends that the shareholders vote for the proposal to adopt the Insignia Agreement and the BankBoston Agreement and approve the Asset Sales.

                         PROPOSAL II:  THE DISSOLUTION


     At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve the complete liquidation and subsequent dissolution of the Company (the "Dissolution") pursuant to the Plan of Liquidation and Dissolution (the "Plan"). Upon the approval of the Dissolution at the Annual Meeting by the holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date, the Plan will become effective. Attached to this Proxy Statement as Annex C is a copy of the Plan. The summary description of the Plan set forth herein is qualified in its entirety by reference to the full text of the Plan as attached hereto and the relevant provisions of the Georgia Business Corporation Code.


PLAN OF LIQUIDATION AND DISSOLUTION

     The Plan provides for the dissolution of the Company pursuant to the provisions of the Georgia Business Corporation Code. Pursuant to the terms of the Plan, the Company, without further action by the shareholders (except as such action may be required by law or as the Board of Directors may deem appropriate), will be liquidated and dissolved after payment of, or provision for the payment of, the Company's accrued and contingent liabilities, claims and liquidation expenses of the Company. The proceeds from the sale of all of the assets of the Company, pursuant to the Asset Sales or otherwise, will be distributed to the shareholders or to a liquidating trust for the benefit of the shareholders.

     Immediately after the Annual Meeting, the Company will file a Notice of Intent to Dissolve with the Secretary of State of the State of Georgia and will publish the Notice of Intent to Dissolve in the newspaper of record for Fulton County, Georgia, the county in which the Company's registered office in the State of Georgia is located. After the filing of the Notice of Intent to Dissolve, the Company will notify its known creditors advising them that any claims against the Company must be submitted within six months from the date of such notice. Any claimant who receives such written notice and fails to submit a claim to the Company before the six-month deadline will have its claim barred pursuant to the Georgia Business Corporation Code.


     The Insignia Agreement provides that the asset sale to Insignia will close 16 days after the Company obtains shareholder approval for the Asset Sales. On the first day of the next calendar month on or after the fourteenth day after the Company obtains shareholder approval of the Asset Sales, the Company expects to close the asset sale to BankBoston in accordance with the terms of the BankBoston Agreement. Assuming the closings occur on their expected dates, the Board of Directors presently intends to pay an initial cash distribution of approximately $4.90 per share to shareholders on or before December 31, 1999 (the "Initial Distribution"), provided the Board believes at that time that the Contingency Reserve (as hereinafter defined) is adequate to provide for the Company's obligations, liabilities (actual and contingent) and expenses. Thereafter, the Company plans to sell any remaining assets as opportunities arise in the best interests of shareholders and will distribute the net proceeds to the Company's shareholders through cash distributions, subject to the requirements under the Insignia Agreement and the BankBoston Agreement to retain either the Lakeside Plaza shopping center property or $2,000,000 in cash for a period of 90 days after the closings. In the event that any assets remain unsold or proceeds undistributed by the second anniversary of the approval of the Plan by the Company's shareholders, such remaining assets and proceeds may be transferred to a liquidating trust and thereafter sold or otherwise disposed of on terms approved by the trustees. See "-- Liquidating Distributions" and "-- Contingency Reserve; Liquidating Trust" below. No further shareholder votes will be solicited with respect to approval of the specific terms of any future asset sales approved by the then Board of Directors or, if applicable, the trustees of the liquidating trust.


     The Company anticipates that the directors elected at the Annual Meeting and the current officers of the Company will continue to serve in such capacities after adoption of the Plan through the dissolution of the Company upon the filing of Articles of Dissolution with the Secretary of State of the State of Georgia. Directors remaining in office will continue to receive directors' fees in accordance with the Company's director compensation policies. In addition, the Company intends to maintain an insurance policy for its officers, directors, employees, agents and representatives against liability asserted against or incurred by such persons in their capacity as such or arising from their status as officer, director, employee, agent, or representative, and for actions taken in connection with the Plan and the winding up of the affairs of the Company. The cost of such policy will be included in the Contingency Reserve.


     After payment of the Initial Distribution, subject to the payment or provision for payment of the Company's obligations and expenses (to the extent not assumed by purchasers of the Company's assets), as well as Company tax liabilities, if any, the cash proceeds from the sales of the Company's remaining assets, together with any other available cash, will be distributed from time to time to holders of the Common Stock on record dates selected by the Board of Directors for the distributions. The Board of Directors has determined to establish a contingency fund of approximately $500,000 (the "Contingency Reserve"), which, together with cash flow from operations and other cash on hand, the Board of Directors believes will be sufficient to operate the Company until dissolution and to satisfy the liabilities, expenses and obligations of the Company not otherwise paid, provided for or discharged at or immediately after the closing of the Asset Sales. The net balance, if any, of the Contingency Reserve remaining (including interest earned on cash in the Contingency Reserve) after payment, provision or discharge of all liabilities, expenses and obligations, also will be distributed to the Company's shareholders or to the liquidating trust. Although the Company presently intends to pay the Initial Distribution on or before December 31, 1999, no assurances can be given that available cash at that time together with the Contingency Reserve will be adequate in the Board's judgment to provide for the Company's obligations, liabilities, expenses and claims as well as to fund the distribution. In such event, the Initial Distribution may be materially delayed or reduced. See
"-- Liquidating Distributions" and "-- Contingency Reserve; Liquidating Trust" below.



     After all of the assets of the Company have been sold, all known debts, liabilities and obligations of the Company have been paid and discharged, or adequate provision has otherwise been made therefor, and all net proceeds have been distributed to or for the benefit of shareholders, the Company will file Articles of Dissolution with the Secretary of State of the State of Georgia. Upon filing of the Articles of Dissolution, the Company will cease to exist as a legal entity and will be dissolved. Upon filing of the Articles of Dissolution, the Company's management agreement with Lend Lease will be terminated. Lend Lease will receive no termination fee or other payments in connection with the Dissolution. See "Proposal III: Election of Directors -- Certain Relationships and Related Transactions -- Management Agreement."



     The stock transfer books of the Company will be closed as of the close of business on the date the Secretary of State of the State of Georgia accepts the Company's Articles of Dissolution. Thereafter, no assignments or transfers of Common Stock (except for those occurring by will, intestate succession or operation of law) will be recorded. Prior to that date, it is anticipated that the market price of the Common Stock will decline as liquidating distributions are made to shareholders. Such price reduction may have a material adverse effect upon the marketability of the outstanding shares of Common Stock and can be expected ultimately to result in the shares of Common Stock ceasing to trade on the Nasdaq National Market.


LIQUIDATING DISTRIBUTIONS


     With the exception of the Initial Distribution after the closings of the Asset Sales, the Board has not established a firm timetable for distributions to shareholders. If the Plan is approved, the Board will, subject to the requirements for maintaining adequate reserves to pay all of the Company's liabilities, obligations and expenses, make such distributions as promptly as practicable. The Board is unable to predict with certainty the precise timing and amount of any distributions to shareholders pursuant to the Plan after the Initial Distribution. However, the Company estimates the fair market value of its remaining two assets, the Savoy Hotel Mezzanine Investment and the Lakeside Plaza property, to be approximately $21,000,000. Assuming a Contingency Reserve of $500,000, the Company estimates that the proceeds from the sales of the Savoy Hotel Mezzanine Investment and the Lakeside Plaza property and additional cash on hand will permit the Company to distribute an additional amount of approximately $2.90 per share after the consummation of such sales.


     The actual amount and timing of, and record dates for, such additional distributions will be determined by the Board of Directors in its sole discretion and will depend upon the proceeds of the sale of Lakeside Plaza and the Savoy Hotel Mezzanine Investment and the amounts deemed necessary by the Board to pay or provide for all of the Company's liabilities and obligations. The Company does not plan to satisfy all of its liabilities and obligations prior to making distributions to its shareholders, but instead will reserve assets deemed by management to be adequate to satisfy such liabilities and obligations. See "-- Contingency Reserve; Liquidating Trust." Upon the closings of the Asset Sales to Insignia Partners and BankBoston, the Company will have sufficient cash to pay all of its current and accrued obligations. However, the existence of contingent or unknown liabilities means that the ultimate amount of liabilities cannot be determined with certainty, which makes it impracticable to predict the aggregate net amounts ultimately distributable to shareholders. Claims, liabilities and expenses will continue to accrue following approval of the Plan, and the Company anticipates that expenses for professional fees and other expenses of liquidation will be significant. These expenses will reduce the amount of cash available for ultimate distribution to shareholders.

CONTINGENCY RESERVE; LIQUIDATING TRUST


     Under Georgia law, the Company is required, in connection with the Dissolution, to pay or provide for payment of all of its liabilities and obligations. Pursuant to the terms of the Insignia Agreement and the BankBoston Agreement, the Company has agreed to retain for a period of 90 days after the closings of the Asset Sales either the Lakeside Plaza property or $2,000,000 in cash in order to provide a potential source of payment for certain indemnification obligations of the Company under the Insignia Agreement and the BankBoston Agreement. See "Proposal I: The Asset Sales -- Terms of the Insignia Agreement -- Indemnification Obligations" and "-- Terms of the BankBoston Agreement -- Indemnification Obligations."



     In addition to these holdback obligations, if the Plan is approved at the Annual Meeting, the Board of Directors has determined to establish a Contingency Reserve of approximately $500,000 , which, together with cash flow from operations and other cash on hand, the Board believes will be sufficient to operate the Company until dissolution and to satisfy the liabilities, expenses, and obligations of the Company not otherwise paid, provided for or discharged at or immediately after the consummation of the Asset Sales.


     The amount of the Contingency Reserve is based upon estimates of management derived from consultations with outside advisors and a review of the Company's estimated expenses, liabilities (actual and contingent) and obligations. There can be no assurance that the Contingency Reserve will be sufficient to cover such expenses, liabilities and obligations. Subsequent to its establishment the Company may from time to time distribute to its shareholders such portions of the Contingency Reserve which the Board deems to be no longer required. After the expenses, liabilities and obligations for which the Contingency Reserve has been established are believed by the Board to have been satisfied in full, the Company will distribute to its shareholders any remaining funds in the Contingency Reserve.

     If all of the Company's assets are not sold or distributed prior to the second anniversary of the approval of the Plan by the Company's shareholders at the Annual Meeting, the Company may transfer any assets not sold or distributed (including any Contingency Reserve or other cash on hand) to a liquidating trust. In the event a liquidating trust is established, the Company would distribute to the then holders of its Common Stock beneficial interests in the liquidating trust ("Interests") in proportion to the number of shares of Common Stock owned by such holders. The sole purpose of the liquidating trust will be to liquidate any remaining assets of the Company on terms satisfactory to the liquidating trustees and, after paying any remaining liabilities of the Company, distribute the proceeds of the sale of assets formerly owned by the Company to the holders of Interests. The liquidating trust will be obligated to pay any expenses and liabilities of the Company which remain unsatisfied. If the Contingency Reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets, if any. Approval of the Dissolution at the Annual Meeting will constitute the approval by the Company's shareholders of the Board's establishment of such a liquidating trust, its appointment of one or more individuals or corporate persons to act as trustee or trustees and the terms of any liquidating trust agreement adopted by the Board. It is anticipated that the Interests will not be freely transferable. Therefore, the recipients of the Interests will not realize any value from the Interests unless and until the trust distributes cash or other assets to them, which will be solely in the discretion of the trustees.

     In the event the Company fails to create an adequate Contingency Reserve for payment of its expenses and liabilities, or should the Contingency Reserve and the assets held by the liquidating trust be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each shareholder and holder of Interests could be held liable for the payment to the Company's creditors of such shareholder's pro rata share of the excess, limited to the amounts theretofore received by the shareholder by way of distributions from the Company or the liquidating trust.

     If a court holds at any time that the Company has failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such expenses and liabilities exceeds the amount available from the Contingency Reserve and the assets of the liquidating trust, a creditor of the Company could seek an injunction against the making of distributions under the Plan on the ground that the amounts to be distributed are needed to provide for the payment of the Company's expenses and liabilities. Any such action could delay or substantially diminish the distributions to be made to shareholders or holders of Interests under the Plan.


FEDERAL INCOME TAX CONSEQUENCES OF THE DISSOLUTION


     The following discussion summarizes the material U.S. federal income tax consequences relating to the Company's adoption and implementation of the Plan. This discussion is not exhaustive of all possible tax considerations and does not include a discussion of any state, local or foreign tax considerations. In addition, the discussion is intended to address only those federal income tax considerations that are generally applicable to all U.S. shareholders and does not discuss all of the aspects of federal income taxation that may be relevant to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     This discussion is based on current provisions of the Code and its legislative history, existing, temporary and currently proposed Treasury Regulations, existing administrative rulings and practices of the Internal Revenue Service ("IRS") and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of this discussion, possibly on a retroactive basis. In addition, the Company has not requested and does not plan to request any rulings from the IRS with respect to the tax consequences of the Plan. Accordingly, no assurance can be given that the statements set forth in this discussion (which do not bind the IRS or the courts) will not be challenged by the IRS or sustained by the courts if so challenged.

     This discussion is not intended as a substitute for careful tax planning. Each shareholder is urged to consult with his own tax advisor regarding the specific tax consequences of the Plan, including the federal, state, local, and foreign tax consequences that may be applicable to such shareholder.

  Tax Consequences of the Plan to the Company

     The Company believes that, commencing with its taxable year ended December 31, 1998, it has satisfied the applicable requirements for qualification as a REIT under the Code. The Company intends to operate so that it will be able to continue to so qualify throughout the period of its liquidation, although the Plan authorizes the Company's Board of Directors to discontinue the Company's status as a REIT at any time if deemed to be in the best interest of the Company's shareholders. In addition, because of the changes in the Company's sources of income and the nature of the Company's assets which may result from implementation of the Plan, including sales of assets and the need to retain assets to satisfy liabilities, or because of other circumstances beyond the Company's control, there can be no assurance that the Company will be able to meet the applicable REIT qualification tests on a continuing basis.

     If the Company remains qualified as a REIT, it will be entitled to deduct "dividends" paid to its shareholders in computing its taxable income under
Section 857(b) of the Code. Although distributions in liquidation of a corporation generally are not treated as "dividends," Section 562(b) of the Code provides a special rule under which distributions in liquidation of a REIT that are made within 24 months after the adoption of a plan of complete liquidation are treated as deductible dividends by the REIT (but not by its shareholders) to the extent of the REIT's earnings and profits for the year of the distribution (determined without regard to capital losses). The Company believes that it will completely liquidate within 24 months of the adoption of the Plan, but no assurance can be given that the Company will be able to liquidate within 24 months. For example, it may not be possible to sell the Company's remaining assets at acceptable prices during such period, or the Company may need to retain assets for longer than 24 months in order to satisfy contingent liabilities. If the Company is not able to liquidate completely within 24 months, or if it is otherwise appropriate to do so, the Board of Directors may decide to cause the Company to contribute its assets, subject to any liabilities, to a liquidating trust for the benefit of the Company's shareholders, which would be treated for federal income tax purposes as if the Company had distributed all of its assets to its shareholders in complete liquidation within the prescribed 24-month period. See "-- Possible Use of Liquidating Trust" below.

     As long as the Company remains qualified as a REIT, any net income it derives from "prohibited transactions" will be subject to a 100% penalty tax. A "prohibited transaction" generally includes a sale or other disposition of property (other than certain "foreclosure property") that is held as inventory or held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held as inventory or held primarily for sale to customers in the ordinary course of a trade or business depends on the facts and circumstances. Although the Code provides a "safe harbor" provision which, if all its conditions are met, would protect the Company's property sales from being considered prohibited transactions, the Company does not expect to be able to satisfy the safe harbor with respect to sales of assets pursuant to the Plan because the safe harbor requires the asset being sold to have been held for at least four years. Although the Company does not expect to be able to satisfy the prohibited transactions safe harbor, the Company believes that, based on the facts and circumstances, none of its assets are held as inventory or held for sale to customers and that a sale of any such asset pursuant to the Plan will not be considered a sale in the ordinary course of the Company's business. Accordingly, asset sales pursuant to the Plan by the Company should not be subject to the 100% "prohibited transactions" tax.

     If the Company fails to qualify as a REIT, it will not be entitled to deduct liquidating distributions paid to shareholders with respect to the taxable year in which it failed to qualify and also in subsequent taxable years. In such event, the Company will be liable for federal income taxes (including any applicable alternative minimum taxes) with respect to any net income or gain for such taxable years to the extent not offset by any available net operating loss or capital loss carryovers.

  Tax Consequences of the Plan to Shareholders

     Distributions in liquidation of the Company pursuant to the Plan generally are treated by shareholders as amounts received in full payment in exchange for their stock under Section 331(a) of the Code. A shareholder receiving such liquidating distributions will recognize gain or loss equal to the difference between the amount of the distribution and the shareholder's basis in the Company's shares. Such gain or loss generally will be capital gain or loss if the shareholder's shares are held as a "capital asset" within the meaning of
Section 1221 of the Code.

     The Plan is expected to result in more than one liquidating distribution to the Company's shareholders. Each liquidating distribution will be applied first against the adjusted tax basis of each of a shareholder's shares, and gain will be recognized with respect to a share only after an amount equal to the adjusted tax basis of such share has been fully recovered. Any loss with respect to a share may be recognized only after the Company makes its final liquidating distribution, if any, or after the last substantial liquidating distribution is determinable with reasonable certainty. If a shareholder owns several blocks of shares with different tax bases and holding periods, each liquidating distribution must be allocated ratably among the several blocks of shares in the proportion that the number of shares in a particular block bears to the total number of shares owned by the shareholder.

  Liquidating Trust

     In the event the Company is unable to dispose of all of its assets within 24 months after adoption of the Plan or if it is otherwise appropriate to do so, the Board of Directors may cause the Company to contribute its remaining assets to a liquidating trust for the benefit of the Company's shareholders. For federal income tax purposes, each shareholder of the Company receiving an Interest in the trust will be treated as having received a distribution of a pro rata share of the assets contributed to the trust, subject to a pro rata share of any then existing Company liabilities, and then as having contributed such pro rata share of assets and liabilities to the liquidating trust in exchange for such Interest.

     The Interests in the trust distributed to the Company's shareholders will be treated as additional payments in exchange for their stock under Section 331(a) of the Code, with the amount of such payments being equal to the sum of the cash and the fair market value of the assets deemed to have been received by such shareholder, less the shareholder's pro rata share of any liabilities to which the assets are subject. To the extent that such amount exceeds a shareholder's remaining basis in his shares of the Company's stock, the shareholder will recognize taxable gain, which could cause the shareholder to incur a tax liability even though the shareholder would not have received any cash with which to pay such liability.

     The activities of the liquidating trust will be limited to selling the assets it receives from the Company, using the proceeds of such asset sales to discharge the Company's liabilities, and distributing any remaining amounts to the Company's shareholders. Because the shareholders will be considered the owners of the liquidating trust's assets for tax purposes, each shareholder will be required to take into account in computing his own taxable income his pro rata share of each item of the trust's income, gain loss, and deduction. Distributions received from the trust will not be separately taxable.

  Special Tax Considerations Applicable to Non-U.S. Shareholders

     Because distributions to shareholders following adoption of the Plan will be treated as payments in exchange for their stock and not as dividends, the Company will not be required to withhold any amounts with respect to such distributions to a non-U.S. shareholder unless the non-U.S. shareholder's shares are treated as "United States real property interests" under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended (commonly referred to as "FIRPTA"). If the Company's shares were to constitute United States real property interests in the hands of a non-U.S. shareholder, the Company would be required under Section 1445(e)(3) of the Code to withhold 10% of the gross amount of each liquidating distribution to such shareholder (even if the shareholder recognizes a loss on the distribution). In addition, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain or loss realized on the deemed sale of such shares resulting from the receipt of liquidating distributions (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% "branch profits" tax in the case of entities treated as foreign corporations for U.S. federal income tax purposes).

     If the Company's Common Stock is regularly traded on an established securities market at any time during the calendar year, its shares will not constitute United States real property interests with respect to any shareholder in such calendar year unless such shareholder has owned, actually or constructively under certain attribution rules, more than 5% of the Company's outstanding stock at all times during the shorter of (i) the period during which the shareholder has held its shares or (ii) the five-year period ending on the date that the liquidating distributions are received. Shares of the Company's stock that are owned by a non-U.S. shareholder whose actual or constructive ownership of the Company's outstanding stock has exceeded the 5% threshold described above, or shares owned by any non-U.S. shareholder if the Common Stock is not regularly traded on an established securities market at any time during the calendar year, will be treated as United States real property interests unless, at all times during a prescribed testing period, either (i) the Company has not been a "United States real property holding corporation" or (ii) the Company has been a "domestically controlled REIT." The Company will constitute a "United States real property holding corporation" with respect to a particular non-U.S. shareholder if, at any time during the five-year period preceding the distribution or shorter period that the shareholder has held its shares, the fair market value of the Company's "United States real property interests" equals or exceeds 50% of the fair market value of such United States real property interests, its interests in real property located outside the United States, and any other of its assets which are used or held for use in a trade or business. For this purpose, the term "United States real property interest" includes any interest other than an interest solely as a creditor in real estate located within the United States and in certain entities that own U.S. real estate. The Company will constitute a

"domestically controlled REIT" only if, at all times during the five-year period preceding the distribution in question or shorter period that the Company has been in existence, the Company remains qualified as a REIT and less than 50% of the value of its stock is beneficially owned, directly or indirectly, by non-U.S. persons (taking into account as beneficial owners for this purpose those persons who are required to include dividends from the Company in taxable income for U.S. federal income tax purposes). Although the Company believes that it is a "domestically controlled REIT," no assurance can be given that the Company will remain a "domestically controlled REIT" because the Company's stock is publicly traded.


     Although the Company will not be required to withhold against liquidating distributions to any non-U.S. shareholder unless its shares constitute United States real property interests with respect to such shareholder, a non-U.S. shareholder who is not subject to withholding nevertheless will be subject to U.S. federal income tax with respect to liquidating distributions from the Company under the following circumstances. First, if a non-U.S. shareholder's investment in the Company's shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to liquidating distributions from the Company, and if the non-U.S. shareholder is a corporation, it may also be subject to the branch profits tax. Second, if the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year in which the liquidating distributions are received and certain other conditions apply, the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. Finally, if the Company recognizes gain from the disposition of a United States real property interest and remains qualified as a REIT, all of the Company's non-U.S. shareholders could be subject to U.S. federal income tax on liquidating distributions under Section 897(h)(1) of the Code, which provides that any distribution by a REIT to a non-U.S. shareholder, to the extent attributable to gain from sales or exchanges by the REIT of United States real property interests, is treated as gain recognized by such non-U.S. shareholder from the sale or exchange of a United States real property interest.


     Non-U.S. shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving liquidating distributions from the Company, including the consequences that would apply if the Company were to contribute its assets to a liquidating trust.

  State and Local Income Tax

     Shareholders also may be subject to state or local income taxes with respect to distributions received by them pursuant to the Plan and should consult their tax advisors regarding such taxes.

GOVERNMENT APPROVALS

     Other than compliance with the provisions of the Georgia Business Corporation Code in order to effect the dissolution of the Company, no federal or state regulatory requirements or approvals must be complied with or obtained in connection with the Dissolution.

DISSENTERS' RIGHTS

     Shareholders of the Company will have no dissenters' or other similar rights under the Georgia Business Corporation Code with respect to the Dissolution.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date, voting in person or by proxy, is necessary to approve the Dissolution. Accordingly, a failure to vote or an abstention as to the Dissolution will have the same effect as a vote against such proposal. The effectiveness of the Plan is not conditioned upon shareholder approval and subsequent consummation of the Asset Sales. Accordingly, if shareholders approve the Dissolution at the Annual Meeting, the Company will proceed with the Dissolution under the Plan whether or not the Asset Sales are approved by shareholders and consummated.

     Under the Plan, if the Board of Directors determines at any time before or after approval of the Dissolution by shareholders that liquidation and dissolution are not in the best interests of the Company or its shareholders, the Board may abandon the Plan. Notwithstanding such abandonment of the Plan, the Company, without further shareholder approval, may sell such of its remaining assets which the Board of Directors deems to be in the best interests of the Company (except that the Company may not consummate the sale of all or substantially all of its assets without shareholder approval as required by the Georgia Business Corporation Code). The Board also may amend or modify the Plan if it determines that such action is in the best interests of the Company or its shareholders, without the necessity of further shareholder approval.

RECOMMENDATION OF THE BOARD

     The Board of Directors of the Company has determined that the Dissolution is in the best interests of the Company and its shareholders, has approved and adopted the Plan and unanimously recommends that the shareholders vote for the proposal to approve the Dissolution.

                      PROPOSAL III:  ELECTION OF DIRECTORS

     Under the Bylaws of the Company, the number of directors on the Board is fixed at five, unless the Board or the shareholders authorize another number of directors in accordance with the Bylaws. The five current members of the Board of Directors have been nominated to stand for reelection as directors at the Annual Meeting. The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the Board to elect substitute nominees recommended by the Board.

     The following section sets forth the names of the five nominees for reelection to the Board to serve until the Company's next Annual Meeting of Shareholders, if any, or until their successors are duly elected and qualified, or until the Company's earlier dissolution. Such section also contains, as to each nominee, certain biographical information, a brief description of principal occupation and business experience during the past five years, directorships of companies (other than the Company) presently held, and certain other information, which information has been furnished by the respective individuals.

NOMINEES FOR ELECTION

     Matthew Banks, 38, has served as Chairman of the Board since the Company's inception in December 1997. Mr. Banks has been Chief Executive Officer of Lend Lease since June 1997, responsible for its overall management as well as Lend Lease's worldwide real estate investment management and advisory business. From 1995 to June 1997, he served as Chief Executive Officer of Lend Lease Property Investment Services Group in Australia. From 1992 to 1995, he served in various positions within Lend Lease, including Senior Project Manager, Branch Manager, Development Manager, and General Manager.

     Kurt L. Wright, 40, has served as a director and Chief Executive Officer of the Company since its inception in December 1997 and as President of the Company since March 1999. Mr. Wright has been Executive Vice President of Lend Lease since April 1997 and currently heads Lend Lease's Mortgage Debt and Public Markets Group, which is responsible for all CMBS and REIT share management, loan originations and securitization and high-yield investing. From 1995 to 1997, he was Senior Vice President responsible for portfolio management for the Buckhead Strategic Fund series and ERE Hyperion Capital Advisors. From 1993 to 1995, Mr. Wright was a Vice President responsible for mortgage research, product development and marketing activities within the Mortgage Investors Group.

     Harald R. Hansen, 68, has served as a director of the Company since February 1998. He served as chairman of First Union National Bank of Georgia from January 1989 until his retirement in September 1996. From January 1989 to April 1996, he also served as Chief Executive Officer of First Union National Bank of Georgia and prior to that he was executive vice president in charge of the General Banking Group of First Union National Bank of Georgia.

     Elizabeth T. Kennan, 61, has served as a director of the Company since February 1998. She has been President Emeritus of Mount Holyoke College since 1995. She was President and Professor of History of Mount Holyoke College from 1978 until 1995. Dr. Kennan is a director of Talbots Inc., the Putnam Funds, Northeast Utilities and Bell Atlantic Corporation.


     W.J. Smith, 66, has served as a director of the Company since February 1998. Mr. Smith has been President of W.J.S. & Associates, a company that provides real estate consultant services to public pension funds and real estate advisors to pension funds, since December 1991. Mr. Smith currently serves on the board of directors of Shurgard Storage Centers.


MEETINGS OF THE BOARD OF DIRECTORS

     During 1998, the Board of Directors held a total of 18 meetings. All of the directors attended at least 75% of all Board and committee meetings in 1998.

COMPENSATION OF DIRECTORS

     The Company pays each director who is not an employee of Lend Lease (each an "Independent Director") an annual director's fee equal to $30,000 per annum, consisting of $15,000 in cash and $15,000 in shares of Common Stock. In April 1998, Messrs. Hansen and Smith and Dr. Kennan each received 1,000 shares of Common Stock. The number of shares of Common Stock to be awarded to each Independent Director will be determined annually on the date of the Annual Meeting of Shareholders by dividing $15,000 by the average closing price of the Common Stock for the preceding ten business days. The shares of Common Stock are vested when issued. Each Independent Director is also paid a fee of $500 for each meeting of the Board of Directors or the Special Committee attended, in person or by telephone, by such Independent Director. All directors are reimbursed for their costs and expenses in attending all meetings of the Board of Directors and its committees. Messrs. Banks and Wright are not separately compensated by the Company for their service on the Board of Directors. In 1998, each of the members of the Special Committee was paid $4,500 in fees for their service on the Special Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has established an Audit Committee that consists of Mr. Hansen and Dr. Kennan. Mr. Hansen serves as the chairman of the Audit Committee. The Audit Committee is responsible for recommending to the Board the firm to be employed as independent auditors of the Company, reviewing with the independent auditor the Company's financial statements and internal accounting controls and the plans and results of the audit engagement, approving the professional services provided by the independent auditor, reviewing the independence of the independent auditor, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. During 1998, the Audit Committee held no meetings.

     Compensation Committee. The Board of Directors has established a Compensation Committee that consists of Messrs. Smith and Hansen and Dr. Kennan. Mr. Smith serves as the chairman of the Compensation Committee. The Compensation Committee is responsible for making recommendations, at least annually, to the Board of Directors regarding the policies of the Company relating to, and the amounts and terms of, all compensation of executive officers of the Company and administering and discharging in full the authority of the Board with respect to the Company's Stock Option Plan. During 1998, the Compensation Committee held one meeting.


     Special Committee. During the third and fourth quarter of 1998, developments in the debt and equity markets resulted in a significant impact in the value of the Company's portfolio and credit available. As a result, on October 21, 1998, the Board of Directors formed the Special Committee of Independent Directors to (i) review and evaluate the short term and long term strategic alternatives available to the Company and report its recommendations to the full Board of Directors and (ii) negotiate the terms of and approve any action that the Special Committee determines involves a conflict of interest with Lend Lease. Harald R. Hansen, Elizabeth Kennan and W.J. Smith, the Independent Directors of the Board, were appointed to serve on the Special Committee. The Special Committee engaged Alston & Bird LLP as its independent counsel and Chase as its independent financial advisor. Since its formation, the Special Committee has discussed and approved the restructuring of the credit facilities with Morgan Guaranty Trust and Merrill Lynch and the terms of the unsecured subordinated credit facility provided by an affiliate of Lend Lease. During 1998, the Special Committee held nine meetings.


     The Company does not have a nominating committee.

EXECUTIVE OFFICERS

     The executive officers of the Company and their positions are described below, together with a biographical summary of the experience of such officers for the past five years. The executive officers serve at the discretion of the Board of Directors.


NAME                                           AGE           POSITION WITH THE COMPANY
----                                           ---           -------------------------
Kurt L. Wright...............................  40    President and Chief Executive Officer
D. Michael Jett..............................  49    Chief Operating Officer
Steven G. Grubenhoff.........................  35    Chief Financial Officer
Samuel F. Hatcher............................  53    Secretary


     D. Michael Jett has served as Chief Operating Officer of the Company since its inception. He has been Senior Vice President of Lend Lease since 1992. Since 1995, Mr. Jett has been responsible for coordinating new equity acquisitions for three Lend Lease division offices.


     Steven G. Grubenhoff has served as Chief Financial Officer of the Company since its inception. He was a Vice President of Lend Lease from 1995 to 1998 and has been a Senior Vice President of Lend Lease since 1998. In addition, Mr. Grubenhoff has served as chief financial officer for two commingled opportunistic real estate limited partnerships since 1995. From 1989 to 1994, he was Vice President of Finance, Controller and Tax Manager for Laing Properties, Inc., a full service real estate company based in Atlanta, Georgia. Mr. Grubenhoff's responsibilities have included all financial reporting requirements, developing portfolio financial strategies, ensuring that optimum tax and legal structures are being utilized; performing financial due diligence on new investments and managing interest rate exposures.


     Samuel F. Hatcher has served as Secretary of the Company since its inception. He has been Senior Executive Vice President and General Counsel for Lend Lease since June 1997 and, prior thereto, was Executive Vice President and General Counsel of Equitable Real Estate Investment Management Co., Inc. since 1989.

     The Company has not paid, and does not intend to pay, any annual compensation to the Company's executive officers for their services as executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Management Agreement

     Lend Lease (the "Manager"), subject to the supervision of the Board of Directors of the Company, manages the Company pursuant to a management agreement. The management agreement provides for an annual base management fee, calculated and paid quarterly based upon 1% of the "Average Invested Assets" (as defined below) of the Company for such quarter for the first four fiscal quarters commencing with the fiscal quarter ended June 30, 1998. In subsequent fiscal quarters, the annual base management fee is equal to 0.85% of the Average Invested Assets up to $1 billion, 0.75% of the Average Invested Assets from $1 billion to $1.25 billion and 0.50% of the Average Invested Assets in excess of $1.25 billion. The term "Average Invested Assets" for any period means the average of the aggregate book value of the assets of the Company, including a proportionate amount of the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar non-cash reserves, less (i) uninvested cash balances and (ii) the book value of the Company's CMO liabilities, computed by dividing (a) the sum of such values for each of the three months during such quarter (based on the book value of such assets as of the last day of each month) by (b) three.

     The Manager is also entitled to receive incentive compensation for each fiscal quarter in an amount equal to the product of (A) 25% of the dollar amount by which (1) (a) "Funds From Operations" (as defined below) before the incentive fee of the Company for the applicable quarter per weighted average number of shares of Common Stock outstanding plus (or minus) (b) gains (or losses) from debt restructuring or sales of assets not included in Funds From Operations of the Company for such quarter per weighted average number of shares of Common Stock outstanding, exceeds (2) an amount equal to (a) the weighted average of the price per share at the initial public offering and the prices per share at any secondary offerings by the Company multiplied by (b) 25% of the sum of the Ten-Year U.S. Treasury Rate plus four percent, and (B) the weighted average number of shares of Common Stock outstanding. The quarterly incentive fee is non-cumulative. "Funds from Operations" as defined by the National Association of Real Estate Investment Trusts means net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after deduction of preferred stock dividends, if any, and similar adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. As used in calculating the Manager's compensation, the term "Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than 12 years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

     The Manager is reimbursed for (or charges the Company directly for) the Manager's out-of-pocket costs incurred in performing its duties under the management agreement. There is no cap on the reimbursement of out-of-pocket expenses.


     The ability of the Company to generate Funds from Operations in excess of the Ten-Year U.S. Treasury Rate, and of the Manager to earn the incentive compensation described above, is dependent upon the level and volatility of interest rates, the Company's ability to react to changes in interest rates and other factors, many of which are not within the Company's control.



     The management fees are payable in arrears. The Manager's base and incentive fees are calculated by the Manager within 45 days after the end of each quarter, and such calculation is delivered to the Company. The Company is obligated to pay such fees and expenses within 60 days after the end of each fiscal quarter. The Manager will continue to earn base fees and incentive fees, if any, through the date of the filing of the Company's Articles of Dissolution, at which time the management agreement will be terminated. The Manager will receive no termination fee or other additional compensation in connection with the Asset Sales or the Dissolution.


     The Manager is expected to use the proceeds from its base management fee and incentive compensation in part to pay compensation to its officers who, although they also are officers of the Company, receive no cash compensation directly from the Company. During 1998, the Manager earned $1,096,562 in base management fees and no incentive fees. The Company reimbursed approximately $671,000 in expenses to the Manager in 1998.

  Transactions with the Manager and its Affiliates

     On April 28, 1999, concurrently with the completion of its initial public offering, the Company issued and sold 897,678 shares of Common Stock to Lend Lease Investment Holdings, Inc. ("LLIH"), an indirect wholly owned subsidiary of the Manager. The purchase price was $13.95 per share, for an aggregate purchase price of approximately $12.5 million.

     On November 13, 1998, the Company entered into a subordinated loan agreement with LLIH (the "LLIH Agreement"). The agreement provided for a $40 million line of credit for the Company. As of December 31, 1998, borrowings under the LLIH Agreement were $9 million. Amounts borrowed under the

LLIH Agreement accrued interest at a rate of 14% per annum through January 31, 1999, and 16% thereafter. The Company accrued a total of approximately $141,000 in interest expenses with respect to borrowings under the LLIH Agreement in 1998. The Company repaid all of the outstanding indebtedness under the LLIH Agreement on April 5, 1999, and the agreement was terminated.

     The Company has a stock option plan, which provides for the issuance of up to 2,500,000 shares of Common Stock. At the closing of the Company's initial public offering in April 1998, the Company granted the Manager a fully vested option to purchase 1,166,667 shares of Common Stock exercisable at the initial public offering price of $15.00 per share. The Manager received the stock option as compensation for its efforts in completing the initial public offering. The Manager granted a portion of its options to the individual officers of the Company. One-fourth of the Manager's options become exercisable on each of the first four anniversaries of the initial public offering. Unless exercised, these options expire in 2008.

  Executive Officers and Directors

     In addition to being Chairman of the Board of Directors, Matthew Banks is Chief Executive Officer of the Manager. Kurt L. Wright, the Company's President and Chief Executive Officer, is Executive Vice President of the Manager. Similarly, each of the executive officers of the Company is employed by the Manager.


     The underwriters sold in the initial public offering 79,586 shares of Common Stock to directors and executive officers of the Company and the Manager for $15.00 per share. Pursuant to the Company's Directed Share Program, such individuals were granted an option to purchase one share of Common Stock for each share purchased in the initial public offering at an exercise price of $15.00 per share. One-fifth of the options became exercisable immediately, and one-fifth of the options become exercisable on each of the first four anniversaries of the initial public offering. Unless exercised, these options expire in 2008.


  Transactions with Significant Shareholders


     An affiliate of Friedman, Billings, Ramsey Group, Inc. ("FBR") is listed below under "Stock Ownership of Management and Principal Shareholders" as a holder of more than 5% of the Common Stock. FBR acted as a managing underwriter for the Company's initial public offering in April 1997. Concurrently with the initial public offering, the Company issued in a private placement 700,000 shares of Common Stock to an affiliate of FBR at a purchase price of $13.95 per share, with total proceeds to the Company of $22,287,608.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Common Stock to file with the Securities and Exchange Commission certain reports with respect to each such person's beneficial ownership of the Company's equity securities. Based solely upon a review of the copies of such reports and certain representations of such persons, all such persons have complied with the applicable reporting requirements.

       PROPOSAL IV:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

GENERAL


     The Board of Directors has appointed the firm of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1999. The firm of Deloitte & Touche LLP was initially selected by the Board as independent auditors for the Company for the period from inception on December 16 through December 31, 1997. Deloitte & Touche LLP has advised the Company that it has no direct or material indirect financial interest in the Company.


     The Board of Directors is submitting its appointment of Deloitte & Touche LLP as the Company's independent auditors for ratification by shareholders at the Annual Meeting in order to ascertain the views of shareholders regarding such selection. If the appointment of Deloitte & Touche LLP is not ratified, the Board of Directors will reconsider its selection and, if practicable, retain another firm to serve as the Company's independent auditors. The Board of Directors reserves the right to select new independent auditors at any time which it may deem advisable or necessary.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and available to answer questions from shareholders.

VOTE REQUIRED AND RECOMMENDATION

     Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors will require the affirmative vote of a majority of all votes cast on the proposal.

     The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company (i) for the year ended December 31, 1998, (ii) for each of the quarterly periods during the year ended December 31, 1998, and (iii) for the quarterly periods ended March 31, and June 30, 1999. The following data should be read in conjunction with the audited consolidated financial statements and the related notes included in the Annual Report to Shareholders delivered to shareholders concurrently with this Proxy Statement.

                                          THREE MONTHS ENDED                                        THREE MONTHS ENDED
                        -------------------------------------------------------    YEAR ENDED    -------------------------
                        MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,    MARCH 31,     JUNE 30,
                          1998          1998           1998            1998           1998          1999          1999
                        ---------   ------------   -------------   ------------   ------------   -----------   -----------
Revenue...............              $  1,345,990   $  3,595,081    $  4,406,914   $  9,374,394   $ 3,450,342   $ 1,998,687
Net income (loss).....                   102,636    (38,169,032)     (7,605,299)   (45,671,695)   (1,594,800)     (547,613)
Net income (loss) per
  common share........                       .01          (4.46)          (1.03)         (5.54)         (.22)         (.07)
        Total
          assets......  $  1,000     127,455,082    182,752,533     154,512,427    154,512,426    78,178,508    73,998,994
Cash distributions per
  share...............        --             .09            .32              --            .41            --            --

                               MARKET INFORMATION

     The Company's Common Stock is traded on The Nasdaq National Market ("Nasdaq") under the symbol "CHAS." The following table sets forth the high and low sales prices for each quarterly period since the Company's initial public offering on April 23, 1998.


                                                              HIGH       LOW
                                                              ----       ---
1998:
  Second quarter (from April 23)............................  $15 1/2   $12 7/8
  Third quarter.............................................  $13 3/8   $7 3/4
  Fourth quarter............................................  $10 7/8   $2 17/32
1999:
  First quarter.............................................  $   6     $4 1/2
  Second quarter............................................  $6 11/16  $5 3/8
  Third quarter (through September 1).......................  $7 5/32   $6 9/16



     On May 14, 1999, the last trading day prior to announcement of the Company's intention to liquidate, the closing sales price per share of Common Stock as reported by Nasdaq was $5 3/4. On August 2, 1999, the last trading day prior to the announcement of the execution of the Insignia Agreement and the adoption of the Plan by the Board of Directors, the closing sales price per share of Common Stock as reported by Nasdaq was $7 5/32. On August 16, 1999, the last trading day prior to the announcement of the execution of the BankBoston Agreement, the closing sales price per share of Common Stock as reported by Nasdaq was $6 59/64.


     The Company paid a distribution of $0.09 per share for the second quarter of 1998 and $0.32 per share for the third quarter, but was forced to suspend its distributions in the fourth quarter of 1998 by the losses incurred as a result of the turmoil in the credit markets. The Company does not expect to resume dividend payments in the foreseeable future other than through liquidating distributions.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS


     The following table and notes thereto set forth information, as of August 27, 1999 (unless otherwise indicated), with respect to the beneficial ownership of shares of Common Stock (i) by persons known by the Company to own more than 5% of the Common Stock, (ii) by each director and (iii) by the directors and executive officers of the Company as a group, based upon information furnished to the Company by such persons. The executive officers of the Company, other than the Chief Executive Officer, are not included individually because they receive no compensation from the Company. Except as otherwise indicated, each person included in the table exercises sole voting and dispositive power over such shares.



                                                               NUMBER OF SHARES    PERCENT OF
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED    CLASS(1)
------------------------                                      ------------------   ----------
DIRECTORS AND EXECUTIVE OFFICERS:
Matthew Banks(2)............................................            469           *
Harald R. Hansen(3).........................................          3,800           *
Samuel F. Hatcher(4)........................................            469           *
Elizabeth Kennan(5).........................................          2,400           *
W.J. Smith(6)...............................................          2,400           *
Kurt L. Wright(7)...........................................          9,332           *
All executive officers and directors as a group (eight
  persons)(8)...............................................         22,870           *
OTHER FIVE PERCENT HOLDERS:
Friedman, Billings, Ramsey Group, Inc.(9)...................        968,847           13.2%
Capital Guardian Trust Company(10)..........................        943,000           12.8
Putnam Investments, Inc.(11)................................        507,900            6.9
Lend Lease Investment Holdings, Inc.(12)....................      1,254,481           17.0
The K Capital Group(13).....................................        700,000            9.5
The Farallon Group(14)......................................        447,800            6.1
The Constable Group(15).....................................        616,000            8.4
The HBK Group(16)...........................................        500,600            6.8


---------------

   *  Less than 1%
 (1) Based on an aggregate of 7,346,778 shares of Common Stock issued and outstanding as of June 30, 1999. Assumes that all options beneficially owned by the person are exercised. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised.
 (2) Includes 134 shares of Common Stock issuable upon the exercise of outstanding options.
 (3) Includes 800 shares of Common Stock issuable upon the exercise of outstanding options.
 (4) Includes 134 shares of Common Stock issuable upon the exercise of outstanding options.
 (5) Includes 400 shares of Common Stock issuable upon the exercise of outstanding options.
 (6) Includes 400 shares of Common Stock issuable upon the exercise of outstanding options.
 (7) Includes 2,666 shares of Common Stock issuable upon the exercise of outstanding options.
 (8) Includes 4,534 shares of Common Stock issuable upon the exercise of outstanding options.
 (9) Represents shares owned by Friedman, Billings, Ramsey Group, Inc. ("FBR") and certain affiliates of FBR. FBR has sole voting power over 968,847 shares of Common Stock and sole dispositive power over 968,847 shares of Common Stock. This information is included in reliance on a Schedule 13G filed by FBR with the Securities and Exchange Commission (the "SEC") on February 16, 1999. FBR's address is 1001 19th Street North, Arlington, VA 22209-1710.
(10) This information is included in reliance on a Schedule 13G filed by Capital Guardian Trust Company ("CGT") with the SEC on February 12, 1999. CGT has sole voting power over 668,000 shares of Common Stock and sole dispositive power over 943,000 shares of Common Stock. CGT's address is 11100 Santa Monica Boulevard, Los Angeles, CA 90025-3384.
(11) Represents shares beneficially owned by Putnam Investments, Inc. ("PI"), Marsh & McLennan Companies, Inc. and certain subsidiaries of PI. PI has sole voting power over no shares of Common Stock, sole dispositive power over no shares of Common Stock and shared dispositive power over

     507,900 shares of Common Stock. This information is included in reliance on a Schedule 13G filed by PI with the SEC on February 4, 1999. PI's address is One Post Office Square, Boston, Massachusetts 02109.
(12) This information is included in reliance on a Schedule 13D filed by Lend Lease Investments Holdings, Inc. ("LLIH") (formerly ERE Yarmouth Holdings, Inc.) with the SEC on May 8, 1998. LLIH has sole voting power over 1,254,481 shares of Common Stock and sole dispositive power over 1,254,481 shares of Common Stock. LLIH's address is 3424 Peachtree Road, Suite 800, Atlanta, GA 30326.

(13) Represents shares owned by K Capital Partners, LLC, K Capital I, L.P., K Capital II, L.P., Harwich Capital Partners LLC, Thomas Knott and Abner Kurtin (collectively, "The K Capital Group"). The K Capital Group has shared voting power over 700,000 shares of Common Stock and shared dispositive power over 700,000 shares of Common Stock. This information is included in reliance on a
     Schedule 13G filed by The K Capital Group on June 25, 1999. Each of the members of The K Capital Group has their address at 441 Stuart Street, 6th Floor, Boston, MA 02116.


(14) Represents shares owned by Farallon Capital (CP) Investors, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Management LLC, Farallon Capital Partners, L.P., Farallon Partners, L.L.C., Andrew B. Fremder, David I. Cohen, Enrique Boilini, Fleur E. Fairman, Jason M. Fish, Joseph F. Downes, Meridee A. Moore, Richard B. Fried, Stephen L. Millham, Thomas F. Steyer, Tinicoum Partners, L.P., William F. Duhamel and William F. Mellin (collectively, "The Farallon Group"). The Farallon Group has shared voting power over 447,800 shares of Common Stock and shared dispositive power over 447,800 shares of Common Stock. This information is included in reliance on a Schedule 13G filed by The Farallon Group on July 1, 1999. Each of the members of The Farallon Group has their address at One Maritime Plaza, Suite 1325, San Francisco, CA 94111, c/o Farallon Capital Management, L.L.C.


(15) Represents shares owned by John Constable d/b/a Constable Asset Management, Ltd. and Constable Partners, L.P. (collectively, "The Constable Group"). Constable Asset Management, Ltd. has shared voting power over 616,000 shares of Common Stock and shared dispositive power over 616,000 shares of Common Stock. Constable Partners, L.P. has shared voting power over 496,000 shares of Common Stock and shared dispositive power over 496,000 shares of Common Stock. This information is included in reliance on a Schedule 13G filed by The Constable Group on August 12, 1999. Each of the members of the Constable Group has their address at 5 Radnor Corp. Center, 100 Matsonford Rd., Suite 520, Radnor, PA 19087.


(16) Represents shares owned by HBK Finance L.P. and HBK Investments L.P. (collectively, "The HBK Group"). HBK Finance L.P. has shared voting power over 500,600 shares of Common Stock and shared dispositive power over 500,600 shares of Common Stock. HBK Investments L.P. has shared voting power over 500,600 shares of Common Stock and shared dispositive power over 500,600 shares of Common Stock. This information is included in reliance on a Schedule 13G filed by The HBK Group on August 25, 1995. Each of the members of The HBK Group has their address at 300 Crescent Court, Suite 700, Dallas, TX 75201.

                         STOCK PRICE PERFORMANCE GRAPH


     The following stock price performance graph compares the performance of the Common Stock for the period from April 23, 1998, which was the first day the Common Stock traded on the Nasdaq Stock Market, through December 31, 1998, with the performance of the S&P 500 index, the Nasdaq National Market index and the SNL Hybrid REIT index for the same period. The stock price performance graph assumes an investment of $100 in the Company and in the three indexes on April 23, 1998, and further assumes the reinvestment of all dividends. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The performance graph is not necessarily indicative of future investment performance.


                              (PERFORMANCE GRAPH)


                                                              APRIL 23, 1998   DECEMBER 31, 1998
                                                              --------------   -----------------
Nasdaq National Market......................................       $100             $116.64
S&P 500.....................................................        100              109.79
SNL Hybrid REIT.............................................        100               78.86
Chastain Capital Corporation................................        100               33.24


                             SHAREHOLDER PROPOSALS


     If the Asset Sales are consummated and the Dissolution completed as described herein, no additional Annual Meetings of Shareholders would be expected to be scheduled in the future. If the Dissolution is not approved by the shareholders and if a shareholder desires to have a proposal formally considered at the 2000 Annual Meeting of Shareholders and included in the proxy statement for that meeting, the proposal must have been received in writing by the Company at its executive offices on or before May 6, 2000. In accordance with the Company's Bylaws, any shareholder proposals intended to be presented from the floor at the Company's 2000 Annual Meeting of Shareholders must be received by the Company on or before the seventh day following the date of notice of the date of the meeting is mailed to shareholders, or the persons appointed as proxies may exercise their discretionary voting authority with respect to the shareholder proposal.


                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Deloitte & Touche LLP to serve as independent accountants of the Company and its subsidiaries for the year ended December 31, 1999. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Annual Meeting, but if any other matters should properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote the same in accordance with their own judgment and discretion, and authority to do so is included in the proxy.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements with respect to the plans and objectives of the Company, distributions resulting from the sale and liquidation of the Company's assets, general economic conditions and other matters. Those statements include statements regarding the intent, belief, or current expectations of the Company, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently know to the Company that could cause the results to differ materially from those in forward-looking statements include, but are not limited to: (i) general economic conditions, (ii) the fees and expenses associated with consummating the Asset Sales and the subsequent complete liquidation and dissolution of the Company, (iii) the amount of the Company's liabilities which must be satisfied or reserved as part of the liquidation and dissolution of the Company, (iv) the amount and nature of any unknown or contingent liabilities of the Company, including possible claims for indemnification under the Insignia Agreement and the BankBoston Agreement, (v) the market value of the Company's remaining assets and the time required to sell such assets and (vi) the other items detailed under the caption "Risk Factors" in this Proxy Statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly, and current reports, proxy statements, and other information with the Commission. You may read and copy any reports, statements, or other information that the Company files at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at http:/www.sec.gov. Reports, proxy statements, and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company's 1998 Annual Report to Shareholders, which report comprises the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (as amended by the Annual Report on Form 10-K/A) and the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999, delivered to the Company's shareholders concurrently with this Proxy Statement, are incorporated by reference into this Proxy Statement.



     Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and to return it at once in the enclosed envelope.


                                                         By order of the Board
of Directors,

                                             Samuel F. Hatcher Signature
                                                         SAMUEL F. HATCHER
                                                         Secretary

Atlanta, Georgia

September 2, 1999

                                                                         ANNEX A

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                          CHASTAIN CAPITAL CORPORATION

                                      AND

                         INSIGNIA OPPORTUNITY PARTNERS

                              AS OF AUGUST 2, 1999

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE 1.       ASSET PURCHASE AND SALE.....................................   A-1
  Section 1.1    Agreement to Sell...........................................   A-1
  Section 1.2    Agreement to Purchase.......................................   A-1
  Section 1.3    Purchase Price..............................................   A-1
  Section 1.4    Payment of Purchase Price...................................   A-1
  Section 1.5    Assumption of Assumed Liabilities...........................   A-2
  Section 1.6    Prorations..................................................   A-2
  Section 1.7    Consideration Allocation....................................   A-2
ARTICLE 2.       CLOSING; ITEMS TO BE DELIVERED; FURTHER ASSURANCES..........   A-2
  Section 2.1    Closing.....................................................   A-2
  Section 2.2    Items to be Delivered at Closing............................   A-2
  Section 2.3    Further Assurances..........................................   A-3
ARTICLE 3.       REPRESENTATIONS AND WARRANTIES OF SELLER....................   A-3
  Section 3.1    Organization................................................   A-3
  Section 3.2    Authorization...............................................   A-3
  Section 3.3    Absence of Restrictions and Conflicts.......................   A-4
  Section 3.4    Ownership of Assets and Related Matters.....................   A-4
  Section 3.5    Financial Statements; SEC Filings...........................   A-4
  Section 3.6    SEC Reports.................................................   A-5
  Section 3.7    Absence of Certain Changes..................................   A-5
  Section 3.8    Legal Proceedings...........................................   A-5
  Section 3.9    Compliance with Law.........................................   A-5
  Section 3.10   Securities Representations and Warranties...................   A-5
  Section 3.11   WARN Act....................................................   A-6
  Section 3.12   ERISA.......................................................   A-6
  Section 3.13   Brokerage Fees..............................................   A-6
  Section 3.14   Effect of Transfer..........................................   A-6
  Section 3.15   Material Misstatements or Omissions.........................   A-6
  Section 3.16   Tax Returns and Liabilities.................................   A-6
  Section 3.17   Loan Servicing..............................................   A-7
  Section 3.18   Communications..............................................   A-7
ARTICLE 4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.................   A-7
  Section 4.1    Organization................................................   A-7
  Section 4.2    Authorization...............................................   A-7
  Section 4.3    Absence of Restrictions and Conflicts.......................   A-7
  Section 4.4    Financing...................................................   A-8
  Section 4.5    Investment..................................................   A-8
  Section 4.6    Affiliate Status............................................   A-8
ARTICLE 5.       CERTAIN COVENANTS AND AGREEMENTS............................   A-8
  Section 5.1    Conduct of Seller...........................................   A-8
  Section 5.2    Inspection and Access to Information........................   A-9
  Section 5.3    Shareholder Meeting.........................................   A-9
  Section 5.4    No Solicitation.............................................   A-9
  Section 5.5    Consents....................................................  A-11
  Section 5.6    Filings.....................................................  A-11
  Section 5.7    Reasonable Best Efforts; Further Assurances.................  A-11
  Section 5.8    Notification of Certain Matters.............................  A-11

                                                                               PAGE
                                                                               ----
  Section 5.9    Transfer Taxes..............................................  A-11
  Section 5.10   Public Announcements........................................  A-11
  Section 5.11   Supplements to Disclosure Letter............................  A-12
ARTICLE 6.       CONDITIONS..................................................  A-12
  Section 6.1    Conditions to Obligations of Purchaser......................  A-12
  Section 6.2    Conditions to Obligations of Seller.........................  A-13
ARTICLE 7.       TERMINATION.................................................  A-13
  Section 7.1    Termination by Purchaser and Seller.........................  A-13
  Section 7.2    Other Termination...........................................  A-14
  Section 7.3    Termination Fees............................................  A-14
ARTICLE 8.       HOLDBACK; INDEMNIFICATION; REMEDIES.........................  A-15
  Section 8.1    Holdback....................................................  A-15
  Section 8.2    Knowledge...................................................  A-15
  Section 8.3    Indemnification by Seller...................................  A-16
  Section 8.4    Indemnification for Certain Acts and Omissions..............  A-16
  Section 8.5    Indemnification by The Purchaser............................  A-16
  Section 8.6    Procedure for Indemnification -- Third Party Claims.........  A-16
  Section 8.7    Procedure for Indemnification -- Other Claims...............  A-17
  Section 8.8    Limitations.................................................  A-17
  Section 8.9    Effect of Insurance Proceeds
                   Received/Subrogation/Indemnification Payment as Offset....  A-17
  Section 8.10   Contribution................................................  A-18
ARTICLE 9.       MISCELLANEOUS PROVISIONS....................................  A-18
  Section 9.1    Jurisdiction and Forum......................................  A-18
  Section 9.2    Applicable Law..............................................  A-18
  Section 9.3    Survival of Representations and Warranties..................  A-18
  Section 9.4    Expenses....................................................  A-19
  Section 9.5    Notices.....................................................  A-19
  Section 9.6    Waiver and Amendment........................................  A-20
  Section 9.7    Entire Agreement............................................  A-20
  Section 9.8    Counterparts................................................  A-20
  Section 9.9    Construction................................................  A-20
  Section 9.10   Severability................................................  A-20
  Section 9.11   Schedule and Exhibit........................................  A-20
  Section 9.12   Time of the Essence; Computation of Time....................  A-20
  Section 9.13   Assignment; Successors in Interest..........................  A-20
  Section 9.14   Number; Gender..............................................  A-21
  Section 9.15   Third-Party Beneficiaries...................................  A-21

  SCHEDULE 1.1   ASSETS......................................................  A-22
  SCHEDULE 1.5   ASSUMED LIABILITIES.........................................  A-23
  SCHEDULE 1.7   ALLOCATION OF PURCHASE PRICE................................  A-25
  SCHEDULE 8.1   DESCRIPTION OF REAL ESTATE..................................  A-26
  EXHIBIT A      INSTRUMENT OF ASSUMPTION OF LIABILITIES.....................  A-27
  EXHIBIT B      OPINION OF KING & SPALDING..................................  A-29

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of August 2, 1999 (the "Agreement"), by and between CHASTAIN CAPITAL CORPORATION, a Georgia corporation ("Seller"), and INSIGNIA OPPORTUNITY PARTNERS, a Delaware general partnership ("Purchaser").

                                  WITNESSETH:

     WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Purchaser desires to purchase, certain assets of Seller and Purchaser proposes to assume certain liabilities as are specified herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.

                            ASSET PURCHASE AND SALE

     Section 1.1 Agreement to Sell. At the Closing (as hereinafter defined), Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the properties, assets and rights listed on
Schedule 1.1 attached hereto (which assets, properties and rights are hereinafter collectively referred to as the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Assumed Liabilities (as hereinafter defined).

     Section 1.2 Agreement to Purchase. At the Closing, Purchaser shall purchase the Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (as hereinafter defined) and the assumption by Purchaser of the Assumed Liabilities as provided in Section 1.5 hereof.

     Section 1.3 Purchase Price.

     (a) The aggregate purchase price (the "Purchase Price") for the Assets, payable as set forth below on the Closing Date (as hereinafter defined), will be an amount equal to $24,400,000 (the "Purchase Price"), subject to adjustment as provided in subsection (b) below.

     (b) The Purchase Price shall be adjusted as follows: (i) if the Closing (as hereinafter defined) occurs after December 15, 1999, and on or prior to January 15, 2000, the Purchase Price shall be $24,200,000; (ii) if the Closing occurs after January 15, 2000, and on or prior to February 15, 2000, the Purchase Price shall be $24,000,000; (iii) if the Closing occurs after February 15, 2000, and on or prior to March 15, 2000, the Purchase Price shall be $23,800,000; and (iv) if the Closing occurs after March 15, 2000, the Purchase Price shall be $23,600,000. In addition, the Purchase Price shall also be reduced by the amount of any prepayments, prepayment penalties, and yield maintenance or similar payments made on any of the Assets from and including the date hereof to and including the Closing Date. Notwithstanding the foregoing, in the event of a complete prepayment of any of the Assets on or prior to the Closing Date, the Purchase Price shall be reduced by the amount of such prepayment, and Seller shall not be obligated hereunder to sell, assign and transfer such Asset to Purchaser and Purchaser shall not be obligated to purchase such Asset or assume any liabilities with respect to such Asset.

     Section 1.4 Payment of Purchase Price. On the Closing Date, Purchaser shall deliver to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser.

     Section 1.5 Assumption of Assumed Liabilities. At the Closing, Purchaser shall assume and agree to pay, discharge, perform or to fund payment of, as appropriate, the liabilities and obligations of Seller listed on Schedule 1.5 attached hereto (hereinafter collectively referred to as the "Assumed Liabilities").

     Section 1.6 Prorations. All rights arising out of the Assets, including all funds received by Seller, on and after the Closing Date shall be vested in and belong to Purchaser. Any such rights or amounts and other customarily proratable expenses relating to the Assets payable prior to or subsequent to the Closing Date and relating to the period of time both prior to and subsequent to the Closing Date will be prorated between Purchaser and Seller as of the Closing Date. If the actual amount of any proratable item is not known as of the Closing Date, such proration will be based on the previous year's assessment of such item or such other reasonable basis for estimating such amount as the parties may select, and the parties agree to adjust such proration and pay any underpayment or reimburse any overpayment promptly after the actual amount becomes known.

     Section 1.7 Consideration Allocation. The Purchase Price and other consideration for the Assets shall be allocated among the Assets in the manner set forth on Schedule 1.7 hereto.

                                   ARTICLE 2.

               CLOSING; ITEMS TO BE DELIVERED; FURTHER ASSURANCES

     Section 2.1 Closing. The consummation of the transactions contemplated by this Agreement is herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur at 10:00 a.m. on the first business day sixteen days after the Seller obtains the valid approval of its shareholders to a proposal to adopt this Agreement, as it subsequently may be amended or modified from time to time and as provisions thereof subsequently may be waived from time to time, and approve the consummation of the transactions contemplated hereby (the "Shareholder Proposal") or on such other subsequent date as Purchaser and Seller may mutually agree; provided, however, that the Closing must in any event occur on or before December 15, 1999 (such date, as it may be extended pursuant to clauses (i), (ii) and (iii) below, being referred to herein as the "Outside Date"), unless
(i) Seller complies with Section 5.3, (ii) Seller is unable validly to convene and conclude a meeting of its shareholders (duly called and held in compliance with the Georgia Business Corporation Code) at which they consider and validly approve the Shareholder Proposal (the "Seller Shareholder Meeting") on or before November 30, 1999, and (iii) Seller notifies Purchaser in writing on or before 5:00 p.m., E.S.T., on November 30, 1999 of Seller's election to extend the Outside Date, in which case the Closing must occur on or before March 31, 2000. The Closing shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or at such other place as Purchaser and Seller shall mutually agree upon.

     Section 2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

          (a) Seller shall deliver to Purchaser the following:

             (i) Such bills of sale, assignments, endorsements, certificates of title, bond powers duly endorsed in blank for transfer with signatures guaranteed and all required tax stamps affixed and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in Purchaser all of Seller's right, title and interest in and to the Assets, including, without limitation, (A) good and valid title in and to all of the Assets, and (B) all of Seller's rights under all agreements, contracts, commitments, leases, instruments and other documents included in the Assets to which Seller is a party or by which it has rights with respect to the Assets on the Closing Date;

             (ii) Letters addressed to Purchaser from the environmental consultant firms conducting "Phase 1" environmental assessments of the properties relating to the "Mezzanine Loans" identified on Schedule 1.1 (the "Mezzanine Loans") indicating that Purchaser and the Permitted Purchaser

        Assignees (as hereinafter defined) may rely on such assessment reports, which letters shall be in form and substance reasonably satisfactory to Purchaser; and

             (iii) Estoppels, dated not more than 15 calendar days prior to the Closing Date, from each pledgor with respect to the Mezzanine Loans known as "Tierra Verde Marina" and "Jefferson Treetops" as to the matters set forth in the Pledge and Security Agreements with respect to such Mezzanine Loans, each in form and substance satisfactory to Purchaser, addressed to Purchaser and entitling each Permitted Purchaser Assignee to rely thereon.

          (b) Purchaser shall deliver to Seller the following:

             (i) The Purchase Price in accordance with Section 1.4 hereof; and

             (ii) An assumption agreement substantially in the form of Exhibit A hereto pursuant to which Purchaser will assume and agree to pay, discharge, perform or to fund payment of, as appropriate, the Assumed Liabilities.

          (c) The parties hereto also shall deliver to each other the documents and instruments referred to in Article 6 hereof.

     Section 2.3 Further Assurances. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Seller will also deliver to Purchaser at the Closing all agreements, instruments, documents, and files relating to the Assets in its possession.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     With such exceptions as are set forth in a letter (the "Disclosure Letter") delivered by Seller to Purchaser prior to the execution hereof (which Disclosure Letter must be satisfactory in form and substance to Purchaser), Seller hereby represents and warrants to Purchaser as follows at all times from and including the date hereof to and including the Closing Date except as otherwise expressly contemplated hereby:

     Section 3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify could not reasonably be expected to have an adverse effect on, or cause any loss, other liability or diminution in value with respect to, the Assets in an amount, individually or in the aggregate, equal to or greater than $500,000 (such effect, loss, liability or diminution in value is referred to herein as a "Seller Material Adverse Effect"). A Seller Material Adverse Effect shall not be deemed to result by reason of (i) any change, effect, event or occurrence relating to the economy or securities markets (including bond and fixed-income markets and market interest rates and credit spreads on commercial mortgage-backed securities) of the United States or any other region in general or (ii) Seller's entering into this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof.

     Section 3.2 Authorization. Seller has full corporate power and authority to execute and deliver this Agreement, subject to the requisite approval and adoption of the Shareholder Proposal by Seller's shareholders, and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Seller, subject to the requisite approval and adoption of the Shareholder Proposal by Seller's shareholders. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller. On the Closing Date, the Shareholder Proposal will have been validly approved by the shareholders of the Seller at a meeting of the shareholders of the Seller duly called and held in compliance with the federal securities laws and the Georgia Business Corporation Code (the "Seller Shareholder Meeting"), and such approval shall not then have been amended, modified, or rescinded and shall then be in full force and effect.

     Section 3.3 Absence of Restrictions and Conflicts. Subject to obtaining the consents and approvals set forth in Section 3.3 of the Disclosure Letter, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the articles of incorporation or bylaws of Seller,
(ii) any contract of Seller, (iii) any judgment, decree or order of any court or governmental authority or agency to which Seller is a party or by which Seller or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Seller, so as could be reasonably expected to have in the case of subsections (ii) through (iv) above, a Seller Material Adverse Effect. Section
3.3 of the Disclosure Letter sets forth a complete and accurate list of each consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority or other individual or entity which is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation of the transactions contemplated by this Agreement by Seller.

     Section 3.4 Ownership of Assets and Related Matters.

     (a) Seller has good and marketable title to all of the Assets, and Seller owns such Assets free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

     (b) The agreements listed on Schedule 1.1 under the caption "Mezzanine Loans" are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms.

     (c) To the knowledge of Seller, there are no existing defaults of any of the parties thereto or events or conditions which, with or without notice or lapse of time, or both, would constitute a default.

     (d) Attached as Exhibit 1.1 hereto are true, complete and correct copies of all agreements, instruments and other documents relating the respective Assets identified on Schedule 1.1 hereto under the caption "Mezzanine Loans" or Seller's ownership thereof or both, as the case may be.

     (e) Except as contemplated by this Agreement, there are no existing agreements, options, commitments or rights with, of or to any person to acquire the Assets or any interest therein.

     (f) Section 3.4 of the Disclosure Letter sets forth, for each Mezzanine Loan, (i) the outstanding loan balance as of the date hereof, (ii) the prevailing interest rate thereon and (iii) true, complete and correct copies of the amortization schedule for such loan.

     Section 3.5 Financial Statements; SEC Filings. Seller has made available to Purchaser the balance sheets of Seller as of December 31, 1998, and December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998, and the period from December 16, 1997, to December 31, 1997, included in the Annual Report on Form 10-K of Seller for the year ended December 31, 1998, as filed with the Securities and Exchange Commission (the "SEC"), and the balance sheet of Seller as of March 31, 1999, and the related statements of operations, shareholders' equity and cash flows for the three months ended March 31, 1999, included in the Quarterly Report on Form 10-Q of Seller for the quarter ended March 31, 1999, as filed with the SEC, and Seller's Quarterly Reports on Form 10-Q filed with the SEC on or prior to the Closing Date will include such balance sheet and financial statements as of and for such quarterly periods (such financial statements are hereinafter referred to as "Seller Financial Statements"). The Seller Financial Statements have been or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as reflected in the Disclosure Letter, and present or will present fairly in all material respects, the financial position of Seller at the respective dates thereof and the results of operations and changes in cash flows of Seller for the periods respectively then ended.

     Section 3.6 SEC Reports. Since January 1, 1999, Seller has filed with the SEC all forms, reports and documents required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (hereinafter referred to as the "Seller Filings"), all of which, as of their respective filing dates, complied as to form in all material respects with all applicable requirements of the Exchange Act. None of the Seller Filings as of the respective dates on which they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All forms, reports, and documents filed by Seller with the SEC from and after the date hereof pursuant to the Exchange Act, including without limitation, the notice of meeting, proxy statement, form of proxy, and other proxy solicitation materials (and all amendments thereto) by which Seller submits the Shareholder Proposal to its shareholders (such notice of meeting, proxy statement, form of proxy, and other proxy solicitation materials being referred to herein as the "Proxy Materials"), (i) will comply as to form in all material respects with all of the applicable requirements of the Exchange Act as of their respective filing dates, and (ii) will not as of the respective dates on which they are filed with the SEC, and with respect to the Proxy Materials, as of the date thereof to and through the date the Seller Shareholder Meeting is concluded, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.7 Absence of Certain Changes. Since March 31, 1999, there has not been any change in any of the Assets (individually or in the aggregate) which could reasonably be expected to have a Seller Material Adverse Effect, and there has been no material adverse change in the business or financial condition of Seller.

     Section 3.8 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or to Seller's actual knowledge, threatened against, relating to or involving the Assets before any court, arbitrator or administrative or governmental body, which, if determined adversely, could reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect. Seller is not subject to any judgment, decree, injunction, rule or order of any court or any governmental restriction, which could reasonably be expected to have a Seller Material Adverse Effect.
Section 3.8 of the Disclosure Letter contains a true, complete, and correct description of all pending suits, actions, claims or proceedings to which Seller is a party or to which any Asset is subject and all threats of the foregoing of which Seller has actual knowledge.

     Section 3.9 Compliance with Law. Seller has all authorizations, approvals, licenses and orders of and from all governmental and regulatory offices and bodies necessary to own or hold the Assets and to perform all of its obligations under all agreements to which it is a party relating to the Assets.

     Section 3.10 Securities Representations and Warranties.

     (a) The Seller is not subject to regulation as an investment company under the Investment Company Act of 1940, as amended, or as an investment adviser under the Investment Advisers Act of 1940.

     (b) The purchase of the Assets by Seller was exempt from the registration requirements of the Securities Act and applicable state securities laws, and the consummation of the transactions contemplated hereby will be exempt from the registration requirements of the Securities Act and applicable state securities laws.

     (c) The terms of this Agreement have been extensively negotiated between Seller and Purchaser on an arm's-length basis. Seller has conducted such procedures in extensively marketing the Assets such that Seller's Board of Directors has reasonably determined, in the exercise of its business judgment in the management of Seller's affairs, that the consideration to be received by Seller pursuant to this Agreement in respect of the Assets is adequate and fair to Seller. The transactions contemplated by this Agreement do not constitute a "conflicting interest transaction" within the meaning of Section 14-2-860 of the Georgia Business Corporation Code, and Purchaser and Seller are not "affiliates" of one another within the meaning of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     Section 3.11 WARN Act. The Seller has fewer than 100 employees on the date hereof, and will have fewer than 100 employees at all times from the date hereof to and through the Closing Date.

     Section 3.12 ERISA.

     (a) None of the Assets constitute "plan assets" within the meaning of Department of Labor Regulation Section 2310.3-101.

     (b) If the transactions contemplated hereby are consummated, Purchaser will not have any liability under any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by or contributed to by Seller or to any former employee of the Seller pursuant to Section 601 et. seq. of ERISA.

     Section 3.13 Brokerage Fees. Except for the fee payable to Chase Securities, Inc. by Seller pursuant to a letter agreement that has been provided to Purchaser, no person or entity is entitled to a fee, commission or other compensation on account of employment by Seller as a broker or finder in connection with or as a result of the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

     Section 3.14 Effect of Transfer. Neither the sale and transfer of the Assets pursuant to this Agreement, nor any person or entity's ownership, possession, or use thereof from and after the Closing as a result of such sale and transfer, will result or be subject to (a) any law, rule, or regulation pertaining to bulk sales or fraudulent conveyances or transfers which might make such sale or transfer or any part thereof ineffective as to creditors of or claimants against the Seller, or (b) the imposition of any liability upon Purchaser or any transferee of any of the Assets for appraisal rights or any other liability of any kind or nature which is not one of the Assumed Liabilities. Seller is not Insolvent (as hereinafter defined), will not be Insolvent immediately after consummation of the transactions contemplated hereby, and the consummation of the transactions contemplated hereby will not render Seller Insolvent. For purposes of this Section 3.14, "Insolvent" shall mean that at the time of determination (i) Seller is unable to pay its debts as they become due in the ordinary course of business, or (ii) Seller's total assets are less than the sum of its total liabilities.

     Section 3.15 Material Misstatements or Omissions. To Seller's knowledge, no representation or warranty of Seller set forth in this Agreement or in any schedule or exhibit hereto, or any certificate, statement, writing or document furnished to Purchaser by Seller pursuant to this Agreement, or any document or certificate delivered to Purchaser by Seller pursuant hereto or in connection with the transactions contemplated hereby (all of such hereinafter referred to as "Transaction Documents"), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, when the contents of the Transaction Documents are taken as a whole.

     Section 3.16 Tax Returns and Liabilities.

     (a) Taxes. For purposes of this Section 3.16, "Tax" means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

     (b) All Returns Filed. Seller has filed all Tax Returns that it was required to file, except such Tax Returns for which the failure to file would not have a Seller Material Adverse Effect or a material adverse effect on Seller. All such Tax Returns were correct and complete in all material respects. All Taxes owed by

Seller (whether or not shown on any Tax Return) which are due and payable have been paid. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No taxing authority in a jurisdiction where Seller does not file Tax Returns has claimed that Seller is or may be subject to taxation by that jurisdiction.

     (c) Tax Disputes. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any taxing authority in writing or (ii) as to which Seller has knowledge based upon personal contact with any agent of such authority. No Tax Returns filed by Seller have been audited by a taxing authority, and, to the knowledge of Seller, none of such Tax Returns are the subject of audit by a taxing authority.

     (d) REIT Status. Seller (A) for the period commencing with the taxable year ending December 31, 1998, to the present has been organized and operated in conformity with the requirements for qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such periods, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1999 and, if the Closing occurs after December 31, 1999, for the tax year ending December 31, 2000, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to Seller's knowledge, no such challenge is pending or threatened.

     Section 3.17 Loan Servicing. Lend Lease Real Estate Investments, Inc. ("Lend Lease") performs servicing for the Mezzanine Loans known as "Tierra Verde" and "Jefferson Treetops" and is not compensated by Seller for such servicing other than pursuant to the management and advisory agreement between Seller and Lend Lease. Lend Lease will continue to perform such servicing without compensation after the Closing Date through December 31, 1999 and will prepare Form 1099s with respect to the Assets for delivery to Purchaser for filing with the Internal Revenue Service with respect to the taxable year 1999 a reasonable time prior to the due date therefor.

     Section 3.18 Communications. Seller has given Purchaser complete copies of all written correspondence with debtors or other obligors with respect to any of the Assets that it has received.

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows at all times from and including the date hereof to and including the Closing Date except as expressly contemplated hereby:

     Section 4.1 Organization. Purchaser is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     Section 4.2 Authorization. Purchaser has full partnership power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser.

     Section 4.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the certificate of partnership or partnership agreement of Purchaser, (ii) any contract, agreement, commitment or understanding to which Purchaser is a party or to which Purchaser or any of Purchaser's properties is subject, (iii) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or any of Purchaser's properties is bound, or (iv) assuming the accuracy of Seller's representations and warranties set forth herein, any statute, law, regulation or rule applicable to Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority, or other individual or entity, with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement by Purchaser.

     Section 4.4 Financing. Purchaser has sufficient capital committed to pay Seller the Purchase Price, to consummate the transactions contemplated by this Agreement and to pay all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement.

     Section 4.5 Investment. Except as contemplated by Section 9.13, Purchaser is purchasing the Assets for investment purposes only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein by subdivision or otherwise. Purchaser acknowledges that the Assets have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws and may not be resold or otherwise transferred except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an exemption from the registration requirements thereof.

     Section 4.6 Affiliate Status. Neither Purchaser nor any of Purchaser's affiliates owns any shares of Seller's common stock.

                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

     Section 5.1 Conduct of Seller. From the date hereof until the Closing Date, Seller will not, except as required in connection with the transactions contemplated by this Agreement or consented to in writing by Purchaser, (i) sell any of the Assets, (ii) create, incur or assume any indebtedness secured by the Assets, or (iii) grant, create, incur, or suffer to exist any liens or encumbrances on the Assets which did not exist on the date hereof. In addition, during such period the Seller will:

          (a) Not amend, modify, reduce or forgive all or any portion of any note or accounts receivable or other indebtedness with respect to the Assets;

          (b) Not cancel or waive any claims or rights of substantial value with respect to any of the Assets;

          (c) Not make any agreement or reach any understanding without the written approval of Purchaser (such approval not to be unreasonably withheld so long as such agreement or understanding does not adversely affect any of the Assets, involve the payment of consideration by Purchaser, cause any of the representations and warranties of Seller to be untrue or incorrect, or cause Seller to not perform any of its obligations hereunder) as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated hereby;

          (d) Not incur any indebtedness for borrowed money or issue any debt securities, except for indebtedness for borrowed money incurred to refinance the debt of Seller evidenced by the loan repurchase agreement between Seller and GMAC Commercial Mortgage Credit Corporation dated April 5, 1999;

          (e) Not take or fail to take any action within its control the result of which would cause any of the events set forth in this Section 5.1; or

          (f) Not agree, whether or not in writing, to do any of the events set forth in this Section 5.1.

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

     Between the date of this Agreement and the Closing Date, Seller agrees that it shall confer in good faith on a regular and frequent basis with one or more designated representatives of Purchaser with respect to material matters affecting or impacting the Assets. Seller acknowledges that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Purchaser be responsible for any decisions made by the officers or directors of Seller with respect to matters which are the subject of such consultation. Seller will promptly notify the Purchaser of any material change in Seller or any of the Assets and of any governmental complaints, investigations, or hearings (or written communication indicating that the same may be contemplated), or the institution or the threat of litigation involving the Seller or any of the Assets, and will keep the Purchaser fully informed with respect to such events. Seller will promptly give Purchaser complete copies of all written communications that it receives from all debtors or other obligors or pledgors with respect to any of the Assets.

     Section 5.2 Inspection and Access to Information.

     (a) Notwithstanding the Purchaser Confidentiality Agreement, at all times between the date of this Agreement and the Closing Date, Seller will:

          (i) Afford Purchaser, its potential assignees, and their respective agents, representatives, advisors, lawyers, accountants, and financial advisors (collectively, the "Purchaser Advisors") full and complete access during normal business hours to (x) the Assets, (y) all books, records, documents, and other data relating to the Assets and Seller, and (z) trustees, servicers, master servicers, special servicers, advisors, lawyers, accountants, asset managers and borrowers, with respect to the Assets.

          (ii) Promptly deliver to Purchaser any applicable contracts, agreements, instruments, documents, financial statements, books and records which are created after the date hereof or were otherwise unavailable to or unknown to Seller as of the date hereof that would have been required by the terms hereof to be delivered or disclosed to Purchaser had such contract, agreement, instrument, document, data, financial statement, book, or record been available to or known to Seller as of the date of this Agreement;

          (iii) Promptly deliver to Purchaser copies of all such contracts, agreements, instruments, documents, data, financial statements, books and records as Purchaser may reasonably request;

          (iv) Promptly deliver to Purchaser and Purchaser Advisors such additional financial, operating, and other data and information as Purchaser may reasonably request; and

          (v) Otherwise fully cooperate with the conduct of an investigation into Seller and the Assets by the Purchaser Advisors.

     (b) All information obtained by Purchaser or any Purchaser Advisor pursuant to this Section 5.2 shall be kept confidential in accordance with the Confidentiality Agreement, dated December 10, 1998, as amended, between Purchaser and Seller (the "Purchaser Confidentiality Agreement").

     Section 5.3 Shareholder Meeting. Seller shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene the Seller Shareholder Meeting as promptly as reasonably practicable for the purpose of obtaining shareholder approval of the Shareholder Proposal. The notice of meeting and proxy statement relating to the Seller Shareholder Meeting shall contain the recommendation of the Board of Directors of Seller that the shareholders of Seller vote to approve and adopt the Shareholder Proposal, and Seller shall use its reasonable best efforts to solicit from shareholders of Seller proxies in favor of such approval and adoption. Purchaser shall cooperate with Seller in the preparation of the Proxy Materials, and Seller will permit Purchaser to review and comment upon the Proxy Materials prior to filing with the SEC.

     Section 5.4 No Solicitation.

     (a) Seller and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). Seller shall not authorize or permit any of its officers, directors, agents or employees or

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

any investment banker, financial advisor, attorney, accountant or other representatives retained by Seller to directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or otherwise facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussion or negotiations regarding an Acquisition Proposal or (iii) enter into any agreement or understanding with the intent to effect an Acquisition Proposal.

     (b) Notwithstanding any other provision of this Agreement to the contrary, but subject to the provisions of this Section 5.4(b), to the extent required by the fiduciary duties under applicable law of the Board of Directors of Seller, as determined by such Board in good faith with the written advice of outside legal counsel, Seller may:

          (i) Disclose to its shareholders any information required to be disclosed under applicable law;

          (ii) To the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act;

          (iii) In response to an unsolicited request therefor, participate in discussions or negotiations with or furnish information with respect to Seller pursuant to a customary confidentiality agreement, in each case in connection with an Acquisition Proposal; and

          (iv) If Seller has complied with each of the provisions of Section 5.4 at all times from and including the date hereof, approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement) a Superior Proposal (as defined below), enter into an agreement with respect to such Superior Proposal or consummate a Superior Proposal.

     Seller will promptly notify Purchaser after receipt of any Acquisition Proposal or any request for nonpublic information relating to Seller or for access to the properties, books or records of Seller by any person that has made an Acquisition Proposal and will keep Purchaser fully informed of the status and details of any such Acquisition Proposal, indication or request. If the Seller receives a Superior Proposal, then notwithstanding any provision of this Agreement to the contrary, Seller will take no action with respect to such Superior Proposal for 10 days after delivery of written notice to Purchaser of such Superior Proposal and a complete description of the terms and conditions thereof, and will negotiate exclusively in good faith with Purchaser for such 10-day period to make such adjustments in the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms; provided, however, that if Purchaser, acting in its sole discretion, shall within such 10-day period offer to consummate a transaction with the Seller, the terms of which offer are identical to the Superior Proposal in all respects (including all financial, legal, and other terms) except for Purchaser's use of its committed capital as consideration, or which otherwise are as favorable to the shareholders of Seller from a financial point of view as such Superior Proposal, then Seller and Purchaser shall amend this Agreement to document such offer and shall proceed to consummation of the transactions contemplated by this Agreement, as so amended.

     (c) For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of Seller or more than 9.9% of equity securities of Seller, any tender offer or exchange offer that if consummated would result in any person beneficially owning 9.9% or more of any class of equity securities of Seller, or any merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Seller, other than the transactions contemplated by this Agreement.

     (d) For purposes of this Agreement, "Superior Proposal" shall mean any Acquisition Proposal that includes the direct or indirect acquisition of all, and not less than all, of the Assets that Seller's Board of Directors determines in its good faith judgment, after consultation with its financial advisor, is reasonably likely to be consummated taking into account all legal, financial, and regulatory aspects of the proposal and the individual or entity making the proposal and which would, if consummated, result in a transaction more favorable to the Seller's shareholders from a financial point of view than the transactions then contemplated hereby.

     Section 5.5 Consents. Seller shall use its reasonable best efforts to obtain the consents and approvals identified or required to be identified in
Section 3.3 of the Disclosure Letter by Section 3.3 hereof and waivers of any violations, breaches and defaults that may be caused by its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

     Section 5.6 Filings. Purchaser and Seller shall, as promptly as practicable, make any required filings, and Purchaser and Seller shall promptly make any other required submissions, under any law, statute, order, rule or regulation with respect to this Agreement and the transactions contemplated hereby and shall cooperate with each other with respect to the foregoing.

     Section 5.7 Reasonable Best Efforts; Further Assurances.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate this Agreement including all things necessary, proper or advisable under applicable laws and regulations or to remove any judgments, injunctions, orders, decrees or other impediments or delays, legal or otherwise.

     (b) Subject to the other provisions of this Agreement, in the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of any of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

     (c) Seller shall use its reasonable best efforts to obtain estoppels, dated not more than 15 calendar days prior to the Closing Date, from each debtor, guarantor, or other obligor with respect to the Mezzanine Loan identified on
Schedule 1.1 hereto as the Newton Mezzanine Loan, each in form and substance satisfactory to Purchaser, addressed to Purchaser and entitling each Permitted Purchaser Assignee to rely thereon.

     Section 5.8 Notification of Certain Matters. Each of Seller and Purchaser will give prompt written notice to each other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty of such party contained in this Agreement that is qualified by reference to materiality, a material adverse effect or a Seller Material Adverse Effect to be untrue or inaccurate and any such representation or warranty not so qualified to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, promptly upon becoming aware of such event, and (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause any agreement or covenant of such party contained in any of this Agreement that is qualified by reference to materiality, a material adverse effect, or a Seller Material Adverse Effect to not be performed or satisfied in compliance with the provisions hereof, and any such agreement or covenant not so qualified to not be performed or satisfied in all material respects in compliance with the provisions hereof; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.9 Transfer Taxes. Purchaser and Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding any transfer, sales, use, value added stock transfer, or stamp tax, or any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer Taxes"). Seller shall pay all Transfer Taxes.

     Section 5.10 Public Announcements. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the Purchaser, in the case of Seller, or of Seller, in the case of the Purchaser, except that any party may make any disclosure required to be made under applicable law or stock market rule if such party determines in good faith that it is necessary to do so and gives prior notice and an opportunity to review and comment to each other party.

     Section 5.11 Supplements to Disclosure Letter. From time to time up to the Closing Date, Seller will promptly supplement or amend the Disclosure Letter in form and substance satisfactory to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter or which is necessary to correct any information in such Disclosure Letter which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.1 or 6.2 of this Agreement unless such supplement or amendment is explicitly designated to have such effect by each of the parties hereto in writing.

                                   ARTICLE 6.

                                   CONDITIONS

     Section 6.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the acquisition of the Assets and to assume the Assumed Liabilities shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) No Proceedings. There must not have been commenced or threatened against Purchaser or Seller, or against any individual or entity affiliated with any of the foregoing, any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated hereby, (B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions contemplated hereby, or
     (C) that could reasonably be expected to have a material adverse effect on Seller or have a Seller Material Adverse Effect.

          (b) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 of this Agreement that are qualified by reference to a Seller Material Adverse Effect, materiality or a material adverse effect shall be true and correct and the representations and warranties of Seller set forth in Article 3 of this Agreement that are not so qualified shall be true and correct in all material respects at all times from the date of this Agreement to and including the Closing Date as though then made, except to the extent the representation or warranty is expressly limited by its terms to another date; provided, however, that if
     (i) any such representation or warranty fails to be true and correct as contemplated by this Section 6.1(b), (ii) Seller complies with its obligations under Section 5.8 to notify Purchaser thereof, and (iii) Seller cures such failure prior to (A) any termination of this Agreement and (B) the date sixteen days prior to the Outside Date, then the condition set forth in this Section 6.1(b) shall be satisfied as to such failure.

          (c) Performance of Obligations of Seller. Seller shall have performed and satisfied (i) all agreements or covenants of Seller contained in this Agreement that are qualified by reference to materiality, a material adverse effect, or a Seller Material Adverse Effect, in compliance with the provisions hereof, and (ii) all such agreements and covenants of Seller not so qualified, in compliance with the provisions hereof in all material respects.

          (d) Certificates. Seller shall furnish Purchaser with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.1(a), (b), (c), (d), (e) and (g).

          (e) Seller Shareholder Approval. The Shareholder Proposal shall have been validly approved at the Seller Shareholder Meeting and such approval shall not have been amended, modified, or rescinded and shall be in full force and effect.

          (f) Opinion of Seller's Counsel. Purchaser shall have received a favorable opinion of King & Spalding, counsel to Seller, as to the matters set forth in Exhibit B attached hereto, in form and substance reasonably satisfactory to Purchaser.

          (g) Consents. Each of the consents identified or required to be identified in Section 3.3 of the Disclosure Letter pursuant to Section 3.3 hereof must have been obtained and must be in full force and effect.

          (h) Deliveries. Seller shall have delivered the agreements, instruments and other documents required to be delivered by it pursuant hereto or in connection herewith.

     Section 6.2 Conditions to Obligations of Seller. The obligations of Seller to effect the sale of the Assets and the assignment of the Assumed Liabilities shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) [INTENTIONALLY OMITTED]

          (b) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 of this Agreement shall be true and correct in all material respects at all times from and including the date of this Agreement to and including the Closing Date as though then made, except to the extent the representation or warranty is expressly limited by its terms to another date and except as shall have been cured by Purchaser prior to the Outside Date.

          (c) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

          (d) Certificates. Purchaser shall furnish Seller with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(b) and (c).

          (e) Seller Shareholder Approval. The Shareholder Proposal shall have been validly approved at the Seller Shareholder Meeting, and such approval shall not have been amended, modified, or rescinded and shall be in full force and effect.

          (f) Consents. Each of the consents identified or required to be identified in Section 3.3 of the Disclosure Letter pursuant to Section 3.3 hereof must have been obtained and must be in full force and effect.

          (g) Deliveries.  Purchaser shall have delivered the items required by
     Section 2.2(b) hereof.

                                   ARTICLE 7.

                                  TERMINATION

     Section 7.1 Termination by Purchaser and Seller. This Agreement may be terminated at any time prior to the Closing, whether before or after shareholder approval thereof:

          (a) By the mutual written consent of Purchaser and Seller;

          (b) By either of the Seller or Purchaser if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill materially any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (c) By Purchaser if there shall have been commenced or threatened against Purchaser or Seller, or against any individual or entity affiliated with any of the foregoing, any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated hereby, (B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions contemplated hereby, or
     (C) that could reasonably be expected to have a material adverse effect on Seller or have a Seller Material Adverse Effect;

          (d) By Purchaser, if the Seller Shareholder Meeting shall not have been convened and concluded, and the Shareholder Proposal validly approved, by November 30, 1999, or, if Seller complies with Section 2.1 to extend the Outside Date to March 31, 2000, by March 15, 2000;

          (e) By Purchaser if, prior to the Closing, (i) the Board of Directors of Seller withdraws, modifies or changes its recommendation of the Shareholder Proposal or recommends or approves any Acquisition Proposal, or
     (ii) Seller enters into a definitive agreement to effect an Acquisition Proposal;

          (f) By Seller in connection with entering into a definitive agreement to effect an Acquisition Proposal; provided, however, that the right to terminate this Agreement under this subsection (f) shall not be available if Seller is in breach of its obligations under Section 5.4 hereof;

          (g) By Purchaser, (i) if any representation or warranty of Seller in this Agreement that is qualified by reference to materiality, a material adverse effect, or a Seller Material Adverse Effect shall become untrue or incorrect or any such representation or warranty that is not so qualified shall become untrue or incorrect in any material respect or (ii) if Seller shall not have performed and satisfied all agreements or covenants of Seller contained in this Agreement that are qualified by reference to materiality, a material adverse effect or a Seller Material Adverse Effect, in compliance with the provisions hereof and all such agreements and covenants of Seller not so qualified, in compliance with the provisions hereof in all material respects, in each case, such that the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(g) or
     Section 6.1(h) respectively, would not be satisfied and has not been cured or is not capable of being cured by Seller within the earlier of 30 calendar days after the giving of written notice to Seller of such breach or the date sixteen days prior to the Outside Date;

          (h) By Seller, (i) if any representation or warranty of Purchaser shall become untrue in any material respect or (ii) if Purchaser shall not have performed and satisfied all agreements or covenants of Purchaser contained in this Agreement in compliance with the provisions hereof in all material respects, the effect of which would, individually or in the aggregate, prevent the consummation of the transactions contemplated by this Agreement and has not been cured or is not capable of being cured by Purchaser within the earlier of 30 calendar days after the giving of written notice to Purchaser of such breach or the Outside Date; or

          (i) By Seller or Purchaser if, at the Seller Shareholder Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders in favor of the Shareholder Proposal shall not have been validly obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to Seller if it has not complied with its obligations under Section 5.3.

     Section 7.2 Other Termination. If the Closing shall not have occurred on or prior to March 31, 2000, this Agreement shall automatically terminate without action by either party.

     Section 7.3 Termination Fees.

     (a) If (i) Purchaser terminates this Agreement pursuant to Section 7.1(e) or (ii) Seller terminates this Agreement pursuant to Section 7.1(f), then Seller shall pay to Purchaser, within five business days after such termination, a fee (the "Termination Fee"), in cash, to reimburse and compensate Purchaser for its time and lost opportunity costs in pursuing the transactions contemplated by this Agreement. The Termination Fee shall be $500,000 if this Agreement is terminated prior to October 1, 1999, $800,000 if this Agreement is terminated on or after October 1, 1999 and prior to November 1, 1999, $1,100,000 if this Agreement is terminated on or after November 1, 1999 and prior to December 1, 1999, and $1,650,000 if this Agreement is terminated on or after December 1, 1999. In addition, Seller shall reimburse Purchaser (not later than five business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually incurred by Purchaser and its affiliates in connection with the transactions contemplated by this Agreement (including, without limitation, fees and disbursements payable to counsel to Purchaser) up to a maximum amount of $200,000 if this Agreement is terminated prior to September 1, 1999, $250,000 if this Agreement is terminated on or after September 1, 1999 and prior to October 1, 1999, $300,000 if this Agreement is terminated on or after October 1, 1999 and prior to November 1, 1999, $350,000 if this Agreement is terminated on or after November 1, 1999 and prior to December 1, 1999, $400,000 if this Agreement is terminated on or after December 1, 1999 and prior to January 1, 2000, $450,000 if this Agreement is terminated on or after January 1, 2000 and prior to February 1, 2000, $500,000 if this Agreement is terminated on or after February 1, 2000 and prior to March 1, 2000, and $550,000 if this Agreement is terminated on or after March 1, 2000.

     (b) If this Agreement is terminated pursuant to Section 7.1(b), (c), (d),
(g) or (i) or if this Agreement is terminated pursuant to Section 7.2, Seller shall pay to Purchaser a fee (the "Reduced Termination Fee") of

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

(i) $500,000 if this Agreement is so terminated on or prior to November 30, 1999, or (ii) $750,000 if this Agreement is so terminated after November 30, 1999, and shall reimburse Purchaser (not later than five business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually incurred by Purchaser and its affiliates in connection with the transactions contemplated by this Agreement (including, without limitation, fees and disbursements payable to counsel to Purchaser) up to a maximum amount of $200,000 if this Agreement is terminated prior to September 1, 1999, $250,000 if this Agreement is terminated on or after September 1, 1999 and prior to October 1, 1999, $300,000 if this Agreement is terminated on or after October 1, 1999 and prior to November 1, 1999, $350,000 if this Agreement is terminated on or after November 1, 1999 and prior to December 1, 1999, $400,000 if this Agreement is terminated on or after December 1, 1999 and prior to January 1, 2000, $450,000 if this Agreement is terminated on or after January 1, 2000 and prior to February 1, 2000, $500,000 if this Agreement is terminated on or after February 1, 2000 and prior to March 1, 2000, and $550,000 if this Agreement is terminated on or after March 1, 2000.

     (c) If within twelve months after termination of this Agreement pursuant to
Section 7.1(b), (d), or (i), Seller shall consummate an Acquisition Proposal with a person other than Purchaser, then immediately thereupon, and as a condition of consummation of such transaction, Seller shall pay to Purchaser an amount in cash equal to the difference, if any, between the Termination Fee (calculated as if this Agreement were terminated on December 15, 1999) and the Reduced Termination Fee actually and previously paid to Purchaser, to reimburse Purchaser for its time, expense and lost opportunity costs in pursuing the transactions contemplated by this Agreement.

     (d) Notwithstanding any provision of this Agreement to the contrary, the amount (the "Excess Amount") by which any amount to be paid to Purchaser pursuant to Section 7.2(a), (b), or (c) (each, a "Bustup Fee," and collectively, the "Bustup Fees"), if then paid to Purchaser, would equal or exceed the maximum amount that can be paid to Insignia Opportunity Trust in the year in which the event causing such Bustup Fee to be due and owing occurs or in which such Bustup Fee otherwise is to be paid, as the case may be, without causing Insignia Opportunity Trust to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") for such year, determined as if the payment of such amount did not constitute income described in Section 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to Insignia Opportunity Trust, will be paid by Seller into an escrow, in form and substance satisfactory, and the escrow agent for which shall be satisfactory, to Purchaser and its tax counsel. The terms of such escrow shall provide that amounts in such escrow shall be disbursed to Purchaser upon Purchaser's written request therefor, accompanied by a letter from Insignia Opportunity Trust's independent accountants indicating that such amount may be paid at that time to Purchaser without causing Insignia Opportunity Trust to meet the REIT Requirements for any taxable year, together with either an IRS ruling issued to Insignia Opportunity Trust or an opinion of the Insignia Opportunity Trust's tax counsel to the effect that such payment would not be treated as includible in the income of the Insignia Opportunity Trust for any prior taxable year. All expenses of establishing and administering such escrow shall be borne by Purchaser. The parties irrevocably instruct the escrow agent to donate any monies remaining in such escrow ten years after it is established to The United Way.

                                   ARTICLE 8.

                      HOLDBACK; INDEMNIFICATION; REMEDIES

     Section 8.1 Holdback. The Seller shall retain, at its option, either its ownership of the real property described on Schedule 8.1 attached hereto or $2,000,000 in cash from the Closing Date to and through the later of (i) the date that is 90 days after the Closing Date (the "Release Date"), or (ii) if Purchaser or any Permitted Purchaser Assignee (as hereinafter defined) has made one or more claims for indemnification hereunder against Seller on or before the Release Date, the date that all such indemnification claims are finally settled or discharged.

     Section 8.2 Knowledge. The right to indemnification, payment of damages or other remedy based on any representation, warranty, covenant, or obligation herein will not be affected by any investigation conducted
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

with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

     Section 8.3 Indemnification by Seller. Seller hereby agrees to defend and indemnify Purchaser, each of the Permitted Purchaser Assignees, each of their respective affiliates and subsidiaries, and each of their respective officers, directors, employees or controlling persons (collectively, the "Purchaser Indemnified Persons") for, and hold each of the Purchaser Indemnified Persons harmless against, each and every loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable professional fees) or diminution of value, whether or not involving a third-party claim (collectively, "Purchaser Loss"), arising, directly or indirectly, from or in connection with:

          (a) Any misrepresentation or breach of warranty made by Seller in any of the Transaction Documents;

          (b) Any intentional misrepresentation or intentional breach of warranty made by Seller in any of the Transaction Documents;

          (c) Any misrepresentations or breach of a warranty made by Seller in
     Section 3.4 and Section 3.8 hereof;

          (d) Any breach by Seller of any covenant or obligation of Seller any of the Transaction Documents;

          (e) Any Transfer Taxes;

          (f) Any amounts representing fees and expenses or other costs of any kind of Seller arising out of or in connection with the transactions contemplated hereby, except to the extent that such amounts are expressly allocated under this Agreement to the Purchaser; and

          (g) All liabilities or obligations of Seller of any nature accruing, occurring, arising or related to the period on or prior to the Closing Date to the extent that such liabilities or obligations are not Assumed Liabilities.

     Section 8.4 Indemnification for Certain Acts and Omissions. Seller hereby agrees to defend and indemnify each of the Purchaser Indemnified Persons for, and hold each of the Purchaser Indemnified Persons harmless against, each and every actual out-of-pocket loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and professional fees and expenses) incurred in connection with any pending or threatened proceeding or claim instituted against any Purchaser Indemnified Person arising out of, relating to, or resulting from, in each case in whole or in part, any action, omission, or failure to take action by or on behalf of Seller on or prior to the Closing Date.

     Section 8.5 Indemnification by The Purchaser. Purchaser will indemnify, defend and hold harmless Seller, Lend Lease and each of their respective officers, directors, employees and controlling persons (collectively, "Seller Indemnified Persons"), and will pay to each of the Seller Indemnified Persons the amount of, any loss, liability, claim, damage, or expense (including the reasonable costs of investigation and defense and reasonable attorney's fees) or diminution of value, whether or not involving a third-party claim (a "Seller Loss") arising, directly or indirectly, from or in connection with:

          (a) Any misrepresentation or breach of warranty made by the Purchaser in this Agreement;

          (b) Any breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement; or

          (c) Any Assumed Liabilities.

     Section 8.6 Procedure for Indemnification -- Third Party Claims.

     (a) Promptly after receipt by an indemnified party under Section 8.3, 8.4 or 8.5 of notice of the commencement of any demand, claim or proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the

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

commencement of such claim within 20 days of the notice of such demand, claim or proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any proceeding referred to in Section 8.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and outside counsel for the indemnified party reasonably determines in good faith that joint representation would be inappropriate due to an actual or potential conflict of interest or differing defenses), to assume the defense of such proceeding with counsel acceptable to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Article 8 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding. If the indemnifying party assumes the defense of a proceeding, (1) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any indemnified person and no effect on any other claims that may be made against the indemnified party, and
(B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (2) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding. The indemnifying party will not be bound by any determination of a proceeding so defended nor any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     Section 8.7 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     Section 8.8 Limitations.

     (a) Notwithstanding any other provision hereof, in the absence of fraud, the aggregate amount of Purchaser Loss for which Seller shall be liable under this Article 8, except pursuant to Section 8.3(b) or (c) or Section 8.4 hereof, or any combination thereof, shall not exceed $5,000,000.

     (b) Neither party shall be required to indemnify any person under Sections
8.3 (excluding Section 8.3(b) and (c)) and 8.5 until the indemnifiable damages, individually or in the aggregate, exceed $50,000 (the "Basket Rate"), at which point such indemnifying parties shall be responsible for all indemnifiable damages that may arise in excess of the Basket Rate; and provided that indemnifiable damages shall accumulate until such time as they exceed the Basket Rate, whereupon the party to be indemnified shall be entitled to seek indemnification for the amount of such damages in excess of the Basket Rate.

     (c) Neither party shall be required to indemnify any person under Sections 8.3(a), (d), (e), (f) and (g) or 8.5 with respect to any loss or damage unless a request or claim for indemnification with respect to the proceeding or matter giving rise to such loss or damage shall have been made in accordance with the provisions of this Article 8 on or prior to 90 days after the Closing Date.

     Section 8.9Effect of Insurance Proceeds
                Received/Subrogation/Indemnification Payment as Offset.

     (a) The amount of any indemnification payable under this Article 8 shall be net of insurance proceeds paid without reservation and actually received and specifically related to the claim otherwise covered by the indemnity provisions herein to the indemnified party under a policy of insurance covering the loss giving rise to the claim. The parties agree to respond within a reasonable time to any inquiry by the other parties as to the status of any such insurance payment.

     (b) An indemnifying party shall be subrogated to any claims or rights of the indemnified parties as against any other Persons with respect to any Purchaser Loss or Seller Loss, as applicable, paid by the indemnifying party under Section 8.3, 8.4 or 8.5, as applicable. The indemnified parties shall cooperate with the indemnifying parties to a reasonable extent, at the indemnifying parties' expense, in the assertion by the indemnifying parties of any such claim against such other Persons.

     Section 8.10 Contribution. Seller and Purchaser agree that if any indemnification sought pursuant to Section 8.3, Section 8.4 or Section 8.5 of this Agreement is unavailable, then Seller and Purchaser shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative fault of Seller, on one hand, and Purchaser on the other, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefits to Seller, on the one hand, and Purchaser, on the other, as well as any other equitable considerations; provided, however, that the limitations provided in Section 8.8 hereof and the offsets provided for in Section 8.9 hereof shall apply to any contribution pursuant to this Section 8.10.

                                   ARTICLE 9.

                            MISCELLANEOUS PROVISIONS

     Section 9.1 Jurisdiction and Forum. Except as otherwise expressly provided herein, the parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court sitting in Atlanta, Georgia and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OR THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION, OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE WHATSOEVER ARISING BETWEEN SELLER AND PURCHASER.

     Section 9.2 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without regard to the principles of conflict of laws thereof).

     Section 9.3 Survival of Representations and Warranties. Except as otherwise expressly provided herein, the provisions of this Agreement shall not survive the Closing or any termination of this Agreement except as follows:

          (a) Each of the representations and warranties made by Seller herein or in any of the other Transaction Documents shall survive for a period of 91 calendar days after the Closing Date except as set forth in subsection
     (c) below.

          (b) Section 7.3 of this Agreement shall survive any termination of this Agreement until the expiration of the statute of limitations applicable thereto.

          (c) Sections 2.3 and Article 8 of this Agreement shall survive the Closing and any termination of this Agreement until the expiration of the statute of limitations applicable thereto, and each of the covenants, representations and warranties made by Seller herein or in any of the other Transaction Documents shall survive the Closing and any termination of this Agreement to the fullest extent necessary to give effect to Sections 2.3, 8.3(b) and 8.3(c) hereof.

          (d) A termination of this Agreement in compliance with Article 7 hereof shall render this Agreement null and except as otherwise provided in this Section 9.3; provided, however, that notwith-

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

     standing the foregoing, none of the provisions of this Agreement will relieve any party hereto from any liability for any breach of any covenant or agreement set forth herein.

          (e) Notwithstanding any provision of this Agreement to the contrary, none of the provisions of this Agreement shall constitute, or shall be deemed to constitute, any waiver by any party hereto of any fraud, the right to sue any individual or entity for fraud, or any action or omission that may constitute fraud.

     Section 9.4 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     Section 9.5 Notices. Each notice, communication and delivery under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by courier or sent by registered or certified mail, postage prepaid, or by facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; provided that a notice of change of address shall be effective only upon receipt thereof:

        If to Purchaser to:

           Insignia Opportunity Partners
           200 Park Avenue
           New York, New York 10166
           Attn: Mr. Jeffrey P. Cohen
           Facsimile: (212) 984-8329

        With a copy to:

           Insignia Financial Group, Inc.
           5222 Burke Drive
           Alexandria, Virginia 22309
           Attn: Mr. George Carleton
           Facsimile: (703) 360-6694

           Insignia Financial Group, Inc.
           200 Park Avenue
           New York, New York 10166
           Attn: General Counsel
           Facsimile: (212) 984-6649

           Powell, Goldstein, Frazer & Murphy, LLP
           191 Peachtree Street, N.E.
           Atlanta, Georgia 30302
           Attn: Gregory M. Chait, Esq.
           Facsimile: (404) 572-6999

        If to the Seller to:

           Chastain Capital Corporation
           c/o Lend Lease Real Estate Investments, Inc.
           3424 Peachtree Road, N.E., Suite 800
           Atlanta, Georgia 30326
           Attn: Steven G. Grubenhoff
           Facsimile: (404) 848-8929

        With a copy to:

           Lend Lease Real Estate Investments, Inc.
           3424 Peachtree Road, N.E., Suite 800
           Atlanta, Georgia 30326
           Attn: General Counsel
           Facsimile: (404) 848-8871

           King & Spalding
           191 Peachtree Street
           Atlanta, Georgia 30303
           Attn: John J. Kelley III, Esq.
           Facsimile: (404) 572-5146

     Section 9.6 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No amendment of this Agreement shall be effective unless in a writing signed by the parties hereto.

     Section 9.7 Entire Agreement. This Agreement and the Purchaser Confidentiality Agreement and the documents contemplated hereby and thereby constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.9 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

     Section 9.10 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

     Section 9.11 Schedule and Exhibit. The Schedules and Exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     Section 9.12 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day other than a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a business day. As used herein, "business day" shall mean any day other than a Saturday, Sunday or a day on which banks in Atlanta, Georgia, or New York, New York are closed.

     Section 9.13 Assignment; Successors in Interest. No assignment or transfer by Purchaser or Seller of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto; provided, however, that notwithstanding any provision of this Agreement to the contrary, (i) Purchaser shall have the right to assign the right to purchase all or any portion of the Assets to any individual or entity at any time and from time to time without the consent of Seller (any and all such assignees being referred to herein as the ("Permitted Purchaser Assignees"), (ii) notwithstanding any such assignment, Purchaser shall remain primarily liable to the Seller for the performance of the Purchaser's obligations hereunder, including, without limitation, the payment of the Purchase Price and the assumption of the Assumed Liabilities and (iii) any and all such Permitted Purchaser Assignees shall assume all rights, duties, and obligations of Purchaser hereunder with respect to the portion of the Assets that Purchaser so assigned the right to purchase hereunder as if such assignee was in privity of contract with the Seller pursuant to the terms and conditions thereof with respect to such portion of the Assets without further action of any kind by any individual or entity. Purchaser may require Seller to transfer title to all or any portion of any of the Assets directly to any Permitted Purchaser Assignee at the Closing. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors and permitted assigns, and any reference to a party hereto shall also be a reference to a successor or permitted assigns.

     Section 9.14 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     Section 9.15 Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement; provided, however, that notwithstanding the foregoing, each of the Permitted Purchaser Assignees shall be entitled to rely upon and to enforce the provisions of this Agreement as a third party beneficiary hereof in recognition of their substantial reliance upon Seller's performance of its obligations hereunder.

     IN WITNESS WHEREOF, this Agreement has been signed by the duly authorized officers of each of the parties hereto as of the day and year first written above.

                                          CHASTAIN CAPITAL CORPORATION


                                          By: /s/ STEVEN G. GRUBENHOFF

                                            ------------------------------------

                                          Name: Steven G. Grubenhoff


                                          Title: Chief Financial Officer


                                          INSIGNIA OPPORTUNITY PARTNERS

                                          By: Insignia Opportunity Directives,
                                              LLC,
                                            its General Partner

                                          By: Insignia Financial Services, Inc.,
                                            its Managing Member


                                          By: /s/ JEFFREY P. COHEN

                                            ------------------------------------

                                          Name: Jeffrey P. Cohen


                                          Title: Managing Director

                                                                    SCHEDULE 1.1

                                     ASSETS

     The Assets consist of the Mezzanine Loans (as hereinafter defined), the CMBS (as hereinafter defined), and the other assets described hereon.

     "Mezzanine Loans" means all rights, title and interest in:

          (i) The mezzanine loan, in the initial principal amount of $5,000,000, and security therefor, relating to the real estate and improvements thereon commonly known and located at 59 West Center, Bessemer, Jefferson County, AL; Parker Center, Parker, Bay County, FL; Brownsville Place, Brownsville, Haywood County, TN; 29 North Center, Cantonment, Escambia County, FL; Clanton Market Place, Clanton, Chilton County, AL; Franklin Center (Eckerd), Franklin, Williamson County, TN; Greenbriar Station, Anniston, Calhoun County, AL; Delchamps Plaza, Long Beach, Harrison County, MS; Mandeville Market Place, Mandeville, St. Tammany Parish, LA; Nine Mile Plaza, Pensacola, Escambia County, FL; One Main Place, Moss Point, Jackson County, MS; Betts Crossing, Opelika, Lee County, AL; Opp Market Place, Opp, Covington County AL; Chicot Crossing, Pascagoula, Jackson County, MS; Russell Crossing, Phoenix City, Russell County, AL; The "Y" Center, Panama City, Bay County, FL; Franklin Center, Franklin, Williamson County, TN; BI-LO Shopping Center, McMinnville, Warren County, TN; Hollywood Video, Paducah, McCraken County, KY and River Square Shopping Center, Hueytown, Jefferson County, AL, and all rights appertaining thereto (the "Newton Mezzanine Loan"); and

          (ii) The mezzanine loan, in the initial principal amount of $1,000,000, and security therefor, relating to the real estate and improvements thereon commonly known as Tierra Verde Marine Center and located at Tierra Verde Island, St. Petersburg, Pinellas County, Florida, and all rights appertaining thereto; and

          (iii) The mezzanine loan, in the initial principal amount of $2,800,000, and security therefor, relating to the real estate and improvements thereon commonly known as Jefferson at Treetops Apartments and located in Austin, Travis County, Texas, and all rights appertaining thereto.

     "CMBS" means all rights, title and interest in:

          (i) The security commonly known as BSCMS 1998-C1, Class F, CUSIP #07383FAH1, in the initial principal amount of $8,507,935, issued by Bear Stearns Commercial Mortgage Securities, Inc. on June 1, 1998, and all rights appertaining thereto; and

          (ii) The security commonly known as BSCMS 1998-C1, Class G, CUSIP #07383FAJ7, in the initial principal amount of $12,507,935, issued by Bear Stearns Commercial Mortgage Securities, Inc. on June 1, 1998, and all rights appertaining thereto; and

          (iii) The security commonly known as CMAC 1997 ML 1, Class F1 CUSIP # 201728CP5, in the initial principal amount of $10,000,000, issued by commercial Mortgage Acceptance Corporation on December 30, 1997, and all rights appertaining thereto.

     All of Seller's rights under all agreements, contracts, commitments, instruments, and other documents included in the Assets which Seller is a party or by which it has rights with respect to the Assets on the Closing Date.

                                                                    SCHEDULE 1.5

                              ASSUMED LIABILITIES

I. All of Seller's liabilities and obligations, whether accrued, contingent or otherwise, under the following on or after the Closing Date:

     A. Tierra Verde Marina Mezzanine Loan.

          1. $1,000,000 Promissory Note, dated as of June 15, 1998, made by Marina Opportunity I (Tierra Verde), L.P. in favor of Seller

          2. Pledge and Security Agreement, dated as of June 15, 1998, among Marina Opportunity I (Tierra Verde), L.L.C., Marina Opportunity Fund I, L.P., Marina GP, LLC, Marina Holdings, LLC, Marina Opportunity I (Tierra Verde), L.P. and Seller

          3. Guaranty of Recourse Obligations of Borrower, dated as of June 15, 1998, by Robert M. Behringer, John D. Powers and Ronald W. Rhoades in favor of Seller

          4. Undertaking and Indemnity Agreement, dated as of June 15, 1998, by Marina Opportunity I (Tierra Verde), L.P., Robert M. Behringer, John D. Powers and Ronald W. Rhoades in favor of Seller

          5. Cash Management Agreement, dated as of June 15, 1998, by Marina Opportunity I (Tierra Verde), L.P. to Column Financial, Inc. and Seller

          6. Subordination and Intercreditor Agreement, dated as of June 15, 1998 by and among Column Financial, Inc. and Seller

     B. Jefferson Treetops Mezzanine Loan.

          1. $2,800,000 Promissory Note, dated as of July 1, 1998, made by Jefferson Treetops, L.P. in favor of Seller

          2. Pledge and Security Agreement dated as of July 1, 1998, between Treetops Capital L.L.C. and Lachlan Alliance, L.P. and Seller

          3. Guaranty of Recourse Obligations of Borrower, dated as of July 1, 1998, by Lachlan Alliance, L.P. in favor of Seller

          4. Cash Management Agreement, dated as of July 1, 1998, by and between Jefferson Treetops, L.P. and Column Financial, Inc. and Seller

          5. Subordination and Intercreditor Agreement, dated as of July 1, 1998, by and among Column Financial, Inc. and Seller

     C. Newton Oldacre Mezzanine Loan.

          1. $5,000,0000 Loan Agreement, dated as of October 14, 1997, by Corporate General, Inc., Kay C. Newton, Thomas E. Newton, William A. Oldacre, Jr., Felice Oldacre, Mark McDonald, Richard F. Madison, Bean Realty Partners, L.P. and Newton Development, Inc. in favor of Seller.

          2. $5,000,000 Promissory Note, dated as of October 14, 1997, by Corporate General, Inc., Kay C. Newton, Thomas E. Newton, William A. Oldacre, Jr., Felice Oldacre, Mark McDonald, Richard F. Madison, Bean Realty Partners, L.P. and Newton Development, Inc. in favor of Seller.

          3. Stock Pledge and Security Agreement, dated as of October 14, 1997, by Corporate General, Inc. and Midland Loan Services, L.P.

          4. Pledge and Security Agreement, dated October 14, 1997, by Kay C. Newton, Thomas E. Newton, William A. Oldacre, Jr., Felice Oldacre, Mark McDonald, Richard F. Madison, Bean Realty Partners, L.P. and Newton Development, Inc. in favor of Seller.

          5. Cash Collateral Account, Security, Pledge and Assignment Agreement, dated October 14, 1997 by Corporate General, Inc., Kay C. Newton, Thomas E. Newton, William A. Oldacre, Jr., Felice Oldacre, Mark McDonald, Richard F. Madison, Bean Realty Partners, L.P. and Newton Development, Inc. in favor of Seller.

          6. Lockbox Agreement dated October 14, 1997 among Corporate General, Inc., Kay C. Newton, Thomas E. Newton, William A. Oldacre, Jr., Felice Oldacre, Mark McDonald, Richard F. Madison, Bean Realty Partners, L.P. and Newton Development, Inc. and LaSalle National Bank.

II. All liabilities and obligations, whether accrued, contingent or otherwise, incurred in connection with the ownership of any of the Assets or the exercise of any of the rights or obligations assigned by Seller by assignment to Purchaser of the documents listed in Schedule 1.1, in each case after the Closing Date.

                                                                    SCHEDULE 1.7

                          ALLOCATION OF PURCHASE PRICE

Newton Oldacre McDonald.....................................   $3,000,000
Tierra Verde Marine Center..................................     $700,000
Jefferson at Treetops Apts..................................   $1,800,000
Bear Stearns 1998-C1 F BB+..................................   $5,600,000
Bear Stearns 1998-C1 G BB...................................   $8,000,000
CMAC 1997 ML IF BB+.........................................   $5,300,000
          Total.............................................  $24,400,000

                                                                    SCHEDULE 8.1

                           DESCRIPTION OF REAL ESTATE

     Lot 144 as shown on Map entitled TRACT NO. 1323, VENETIAN BRIDGES, UNIT 1, City of Stockton, filed for record in vol. 23 of Maps and Plats, Page 50, San Joaquin County Recorder (the "Land") and all buildings, fixtures and improvements owned by Seller thereon.

                                                                       EXHIBIT A

                    INSTRUMENT OF ASSUMPTION OF LIABILITIES

     This Instrument of Assumption of Liabilities, dated as of
                    , 1999 (this "Instrument of Assumption"), is made by Chastain Capital Corporation, a Georgia corporation ("Seller"), and Insignia Opportunity Partners, a Delaware general partnership ("Purchaser") under that
certain Asset Purchase Agreement (the "Agreement"), dated August   , 1999, by
and between Seller and Purchaser, and shall be deemed to be effective as of the date hereof. All capitalized words and terms used in this Instrument of Assumption and not defined herein shall have the respective meanings ascribed to them in the Agreement.

     WHEREAS, pursuant to the Agreement, Seller has agreed to sell, transfer, convey, assign and deliver to Purchaser the Assets;

     WHEREAS, in partial consideration therefor, the Agreement requires Purchaser to assume the Assumed Liabilities;

     NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser hereby agrees as follows:

          1. Purchaser hereby assumes and agrees to perform, pay and discharge the Assumed Liabilities.

          2. Nothing herein shall be deemed to deprive Purchaser of any defenses, set-offs or counterclaims which Seller may have had or which Purchaser shall have with respect to any of the Assumed Liabilities (the "Defenses and Claims"). Seller hereby transfers, conveys and assigns to Purchaser all Defenses and Claims and agrees to cooperate with Purchaser to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by Purchaser in connection with such Defenses and Claims.

          3. Purchaser, by its execution of this Instrument of Assumption, and Seller, by its acceptance of this Instrument of Assumption, each acknowledges and agrees that neither the representations and warranties nor the rights and remedies of either party under the Agreement shall be deemed to be enlarged, modified or altered in any way by such execution and acceptance of this instrument.

          4. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without regard to the principles of conflict of laws thereof).

     IN WITNESS WHEREOF, Purchaser and Seller have caused this instrument to be duly executed under seal as of and on the date first above written.

                                          PURCHASER:

                                          INSIGNIA OPPORTUNITY PARTNERS

                                          By: Insignia Opportunity Directives,
                                              LLC,
                                            its General Partner

                                          By: Insignia Financial Services, Inc.,
                                            its Managing Member


                                          By:     /s/ JEFFREY P. COHEN

                                            ------------------------------------

                                            Name: Jeffrey P. Cohen


                                            Title: Managing Director


Attest:
----------------------------------------------

                                          SELLER:

                                          CHASTAIN CAPITAL CORPORATION


                                               /s/ STEVEN G. GRUBENHOFF

                                          --------------------------------------

                                          Name: Steven G. Grubenhoff


                                          Title: Chief Financial Officer


Attest:
----------------------------------------------

                                                                       EXHIBIT B

                              [OPINION OF KING & SPALDING]

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and corporate authority to execute, deliver, and perform the Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

     2. The Agreement, each of the Transaction Documents to which the Company is a party and the transactions contemplated thereby have been duly authorized by all necessary corporate action. The Agreement and the Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and each constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except
(a) as rights to indemnity and contribution under the Agreement and the Transaction Documents may be limited by applicable federal or state securities laws or announced public policy, (b) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, (c) as the enforceability thereof may be limited by general principles of equity (regardless of whether such enforceability is considered in an action at law or a suit in equity) including the availability of equitable remedies, and (d) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3. Neither the approval nor the execution, delivery, or performance of the Agreement, nor the consummation by the Company of the transactions contemplated thereby (i) conflicts with or results in the breach of the terms, conditions and provisions of, or constitutes a default under, the Articles of Incorporation or the Bylaws of the Company, or (ii) after due inquiry, to our knowledge, requires the consent, approval or authorization of any federal, state or local court, governmental authority or regulatory body, except for such consents, approvals or authorizations that have been obtained and are in full force and effect on the date hereof.

     We are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of any statements contained in the Company's
Proxy Statement, dated             (the "Proxy Statement"). We participated in
conferences with the Company's representatives, the Company's independent accountants and certain representatives of the Purchaser and its counsel during which the contents of the Proxy Statement and related matters were discussed and reviewed. On the basis of our examination of the Proxy Statement and our participation in such discussions, nothing has come to our attention that causes us to believe that the Company Information (as defined below), as of the date of the Proxy Statement, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading. For purposes hereof, "Company Information" means information contained, or incorporated by reference, in the Proxy Statement with respect to the Company (other than the financial statements and notes thereto and other financial and statistical data included therein, as to which we express no belief) and the description of the terms of the Agreement.

                                                                         ANNEX B

                            LOAN PURCHASE AGREEMENT

                                     AMONG

                          CHASTAIN CAPITAL CORPORATION

                                      AND

                                BANKBOSTON, N.A.


                             AS OF AUGUST 17, 1999

                               TABLE OF CONTENTS


                                                                              PAGE
                                                                              ----
ARTICLE 1.      ASSET PURCHASE AND SALE AGREEMENT...........................   B-1
  Section 1.1.  Agreement to Sell...........................................   B-1
  Section 1.2.  Agreement to Purchase.......................................   B-1
  Section 1.3.  Purchase Price..............................................   B-1
  Section 1.4.  Payment of Purchase Price...................................   B-1
  Section 1.5.  Assumption of Assumed Obligations...........................   B-2
  Section 1.6.  Prorations..................................................   B-2
ARTICLE 2.      CLOSING; ITEMS TO BE DELIVERED; FURTHER ASSURANCES..........   B-2
  Section 2.1.  Closing.....................................................   B-2
  Section 2.2.  Items to be Delivered at Closing............................   B-2
  Section 2.3.  Further Assurances..........................................   B-3
ARTICLE 3.      REPRESENTATIONS AND WARRANTIES OF SELLER....................   B-3
  Section 3.1.  Organization................................................   B-3
  Section 3.2.  Authorization...............................................   B-3
  Section 3.3.  Absence of Restrictions and Conflicts.......................   B-4
  Section 3.4.  Ownership of Assets and Related Matters.....................   B-4
  Section 3.5.  Absence of Certain Changes..................................   B-4
  Section 3.6.  Legal Proceedings...........................................   B-4
  Section 3.7.  Compliance with Law.........................................   B-4
  Section 3.8.  Brokers.....................................................   B-5
ARTICLE 4.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.................   B-5
  Section 4.1.  Organization................................................   B-5
  Section 4.2.  Authorization...............................................   B-5
  Section 4.3.  Absence of Restrictions and Conflicts.......................   B-5
  Section 4.4.  Brokers.....................................................   B-5
ARTICLE 5.      CERTAIN COVENANTS AND AGREEMENTS............................   B-5
  Section 5.1.  Conduct of Seller...........................................   B-5
  Section 5.2.  Shareholder Meetings........................................   B-6
  Section 5.3.  No Solicitation.............................................   B-6
  Section 5.4.  Consents....................................................   B-7
  Section 5.5.  Filings.....................................................   B-7
  Section 5.6.  Reasonable Best Efforts: Further Assurances.................   B-7
  Section 5.7.  Notification of Certain Matters.............................   B-7
  Section 5.8.  Transfer Taxes..............................................   B-8
  Section 5.9.  Public Announcements........................................   B-8
  Section 5.10. Supplements to Disclosure Letter............................   B-8
ARTICLE 6.      CONDITIONS..................................................   B-8
  Section 6.1.  Conditions to Obligations of Purchaser......................   B-8
  Section 6.2.  Conditions to Obligations of Seller.........................   B-9
ARTICLE 7.      TERMINATION.................................................  B-10
  Section 7.1.  Termination by Purchaser and Seller.........................  B-10
  Section 7.2.  Termination Fees and Reimbursement of Expenses..............  B-11
ARTICLE 8.      HOLDBACK; INDEMNIFICATION; REMEDIES.........................  B-11
  Section 8.1.  Holdback....................................................  B-11
  Section 8.2.  Knowledge...................................................  B-11
  Section 8.3.  Indemnification by Seller...................................  B-11
  Section 8.4.  Indemnification by The Purchaser............................  B-11

                                                                              PAGE
                                                                              ----
  Section 8.5.  Procedure for Indemnification -- Third Party Claims.........  B-12
  Section 8.6.  Procedure for Indemnification -- Other Claims...............  B-12
  Section 8.7.  Limitations.................................................  B-12
  Section 8.8.  Effect of Insurance Proceeds
                  Received/Subrogation/Indemnification Payment as Offset....  B-13
  Section 8.9.  Contribution................................................  B-13
ARTICLE 9.      MISCELLANEOUS PROVISIONS....................................  B-13
  Section 9.1.  Jurisdiction and Forum......................................  B-13
  Section 9.2.  Applicable Law..............................................  B-13
  Section 9.3.  Survival of Representations and Warranties..................  B-13
  Section 9.4.  Expenses....................................................  B-14
  Section 9.5.  Notices.....................................................  B-14
  Section 9.6.  Waiver and Amendment........................................  B-15
  Section 9.7.  Entire Agreement............................................  B-15
  Section 9.8.  Counterparts................................................  B-15
  Section 9.9.  Construction................................................  B-15
  Section 9.10. Severability................................................  B-15
  Section 9.11. Exhibits....................................................  B-15
  Section 9.12. Time of the Essence; Computation of Time....................  B-15
  Section 9.13. Assignment; Successors in Interest..........................  B-15
  Section 9.14. Number; Gender..............................................  B-15
  Section 9.15. Third-Party Beneficiaries...................................  B-15
  Section 9.16. Definitions.................................................  B-15

                            LOAN PURCHASE AGREEMENT


     THIS LOAN PURCHASE AGREEMENT (this "Agreement"), dated as of August 17, 1999 (the "Agreement"), by and between CHASTAIN CAPITAL CORPORATION, a Georgia corporation ("Seller"), and BANKBOSTON, N.A., a national banking association ("Purchaser").


                                  WITNESSETH:

     WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Purchaser desires to purchase, all of Seller's rights, title and interest in, to and under that certain Credit Agreement, dated as of April 25, 1997 (the "Credit Agreement"), by and among Park Avenue Financing Company, LLC, a Delaware limited liability company, and PAMC Co-Manager Inc., a Delaware corporation (collectively, the "Borrower"), PAFC Management, Inc., Stanley Stahl, The First National Bank of Boston (now known as BankBoston, N.A.), Wellsford Real Properties, Inc., the other banks which are or may become parties thereto from time to time (collectively, the "Banks") and The First National Bank of Boston (now known as BankBoston, N.A.), as Agent for the Banks (in such capacity, the "Agent"), the other Loan Documents (as defined in the Credit Agreement) and that certain Intercreditor Agreement, dated April 25, 1997, among the Banks and the Agent (the "Intercreditor Agreement");

     WHEREAS, Seller has conveyed its rights, title and interest in, to and under the Credit Agreement, the other Loan Documents, the Intercreditor Agreement and that certain $80,000,000 loan (the "Loan") from the Banks to the Borrower made pursuant to the terms of the Credit Agreement and the other Loan Documents (such rights, title and interest, together with the Note (as hereinafter defined) are hereinafter referred to collectively as the "Assets") to GMAC Commercial Mortgage Corporation, a California corporation ("GMAC"), pursuant to that certain Sale and Optional Repurchase Agreement, dated as of April 5, 1999 (the "Repurchase Agreement"), between GMAC and Seller, pursuant to which Seller has the right (the "Call Option") to repurchase the Assets from GMAC at any time prior to April 1, 2000; and

     WHEREAS, subsequent to Seller's exercise of the Call Option, Seller's interest in the Loan shall be evidenced by that certain Note (the "Note") dated April 5, 1999, in the amount of $21,000,000, payable to GMAC and endorsed to Seller;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.

                       ASSET PURCHASE AND SALE AGREEMENT

     Section 1.1. Agreement to Sell. At the Closing (as hereinafter defined), upon consummation of the Call Option, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Assumed Obligations (as hereinafter defined).

     Section 1.2. Agreement to Purchase. At the Closing, Purchaser shall purchase the Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (as hereinafter defined) and the assumption by Purchaser of the Assumed Obligations as provided in Section 1.5 hereof

     Section 1.3. Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets, payable as set forth below on the Closing Date (as hereinafter defined), will be an amount equal to 103.60% of the outstanding principal balance of the Note as of the Closing Date.

     Section 1.4. Payment of Purchase Price. Subject to the terms and conditions of this Agreement, including, without limitation, the satisfaction of the conditions to Purchaser's obligation to close as set forth

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herein, on the Closing Date, Purchaser shall deliver to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser.

     Section 1.5. Assumption of Assumed Obligations. At the Closing, Purchaser shall assume and agree to pay, discharge, perform or to fund payment of, as appropriate, the liabilities and obligations of Seller as a "Bank" under the Credit Agreement, the other Loan Documents and the Intercreditor Agreement with respect to the Assets arising from and after the Closing Date pursuant to the terms of the "Assignment and Acceptance Agreement" (as hereinafter defined) (hereinafter collectively referred to as the "Assumed Obligations").

     Section 1.6. Prorations. Payments received with respect to the Note on or after the Closing Date shall be handled as follows:

          (a) Principal Payments. The amount of principal payments or prepayments on the Note of any kind or character (including proceeds from compromises and settlements) actually received by Seller on or after the Closing Date shall be paid to Purchaser; and

          (b) Interest Payments. Seller shall receive any payments in respect of accrued but unpaid interest on the Note for any period of time preceding the Closing Date actually received by Purchaser on or after such date.

With respect to any and all payments received by Seller or Purchaser on or after the Closing Date which the other party is entitled to receive under this Section 1.6, Seller or Purchaser, as appropriate, shall remit such payments to the other party in immediately available federal funds promptly following the receipt thereof. In addition, after the Closing Date, Seller shall deliver to Purchaser copies or originals of any and all letters, documents and other correspondence or communications relating to the Note or the other Loan Documents which are received by Seller from or on behalf of the Borrower, promptly following such receipt.

                                   ARTICLE 2.

               CLOSING; ITEMS TO BE DELIVERED; FURTHER ASSURANCES

     Section 2.1. Closing. The consummation of the transactions contemplated by this Agreement is herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur at 10:00 a.m. on the first day of the next calendar month falling on or after the fourteenth day after the Seller obtains the valid approval by its shareholders of a proposal to adopt this Agreement, as it subsequently may be amended or modified from time to time and as provisions hereof subsequently may be waived from time to time, and approve the consummation of the transactions contemplated hereby (the "Shareholder Proposal") or on such other subsequent date as the Purchaser and the Seller may mutually agree; provided, however,that the Closing must in any event occur on or before January 3, 2000 (such date being referred to herein as the "Outside Date"). The Closing shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or at such other place as Purchaser and Seller shall mutually agree upon.

     Section 2.2. Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

          (a) Seller shall deliver to Purchaser the following:

             (i) the executed original of the Note;

             (ii) the Allonge to the Note in the form of Exhibit A attached hereto and made a part hereof duly executed by Seller;

             (iii) a counterpart to the assignment and acceptance agreement in the form of Exhibit B attached hereto and made a part hereof duly executed by Seller and any "Guarantor" and "Additional Pledgor" under the Loan Documents, pursuant to which, among other things, Seller shall assign all right, title and interest of Seller in and to the Loan, the Credit Agreement, the Note and the other Loan Documents and Purchaser shall assume and agree to pay, discharge, perform or to fund payment of, as appropriate, the Assumed Obligations (the "Assignment and Acceptance Agreement"); and

             (iv) originals of such assignments, endorsements, certificates of title, and other good and sufficient instruments and documents of conveyance and transfer executed by Seller, the Borrower or GMAC, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to and vest in Purchaser the Assets.

          (b) Purchaser shall deliver to Seller the following:

             (i) the Purchase Price in accordance with Section 1.4 hereof; and

             (ii) a counterpart to the Assignment and Acceptance Agreement.

          (c) The parties hereto also shall deliver to each other the documents and instruments referred to in Article 6 hereof.

     Section 2.3. Further Assurances. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, the Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Obligations. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Seller will also deliver to Purchaser at the Closing all agreements, instruments, documents, and files relating to the Assets in its possession. Purchaser hereby irrevocably consents to (i) the assignment and transfer of the Assets of GMAC to Seller pursuant to the Call Option and (ii) the assignment and transfer of the Assets by Seller to Purchaser pursuant hereto, in each case in Purchaser's capacity as the Agent or a Bank or otherwise under the Loan Documents and waives any breach or default arising out of such transactions under any provision of the Loan Documents.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows:

     Section 3.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the Assets taken as a whole (such effect is referred to herein as a "Seller Material Adverse Effect"). A Seller Material Adverse Effect shall not be deemed to result by reason of (i) any change, effect, event or occurrence relating to the economy or securities markets (including bond and fixed-income markets and market interest rates and credit spreads) of the United States or any other region in general or (ii) Seller's entering into this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof.

     Section 3.2. Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, subject to the requisite approval and adoption of the Shareholder Proposal by Seller's shareholders, and to perform its obligations under this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the documents and instruments contemplated hereby by Seller, the performance by Seller of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Seller, subject to the requisite approval and adoption of the Shareholder Proposal by Seller's shareholders. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller. On the Closing Date, the Shareholder Proposal will have been validly approved by the shareholders of the Seller at a meeting of the shareholders of the Seller duly called and held in compliance with Seller's articles of incorporation and bylaws and the federal securities laws and the Georgia Business Corporation Code (the "Seller Shareholder Meeting"), and such approval shall not then have been amended, modified, or rescinded and shall then be in full force and effect.

     Section 3.3. Absence of Restrictions and Conflicts. Subject to obtaining the consent of BankBoston, N.A. pursuant to the Credit Agreement and the approval of the shareholders of Seller in accordance with the Georgia Business Corporation Code, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the articles of incorporation or bylaws of Seller, (ii) any contract of Seller, (iii) any judgment, decree or order of any court or governmental authority or agency to which Seller is a party or by which Seller or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Seller or the Assets so as could be reasonably expected to have in the case of subsections (ii) through (iv) above, a Seller Material Adverse Effect. Such execution, delivery or performance will not result in the creation or imposition of any lien on any of the Assets. Subject to obtaining the consent of BankBoston, N.A. pursuant to the Credit Agreement and the approval of the shareholders of Seller in accordance with the Georgia Business Corporation Code, Seller has full right to sell and assign the Assets without the consent of any party.

     Section 3.4.  Ownership of Assets and Related Matters.

          (a) Upon consummation of the Call Option, Seller will have good and marketable title to the Assets, and Seller will own such Assets free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever. To the knowledge of Seller, there are no existing defaults of any of the parties to the Loan Documents or events or conditions which, with notice or lapse of time, or both, would constitute a default.

          (b) Except as contemplated by the Repurchase Agreement, there are no existing agreements, options, commitments or rights with, of or to any person to acquire the Assets or any interest therein.

          (c) Seller has not modified, or agreed to modify, the Note in any manner.

     Section 3.5. Absence of Certain Changes. Since June 30, 1999, there has not been any change in the Assets (individually or in the aggregate) which could reasonably be expected to have a Seller Material Adverse Effect. Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, reassessment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. Seller is not "Insolvent" (as hereinafter defined) and the consummation of the transactions contemplated by this Agreement shall not render Seller Insolvent. For purposes of this Section 3.5, "Insolvent" shall mean that at the time of determination (i) Seller is unable to pay its debts as they become due in the ordinary course of business, or (ii) Seller's total Assets are less than the sum of its total liabilities.

     Section 3.6. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or to Seller's actual knowledge, threatened against, relating to or involving the Assets before any court, arbitrator or administrative or governmental body. Seller is not subject to any judgment, decree, injunction, rule or order of any court or any governmental restriction, which could reasonably be expected to have a Seller Material Adverse Effect.

     Section 3.7. Compliance with Law. Seller has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices and bodies necessary to own or hold the Assets and to perform all of its obligations under all agreements to which it is a party relating to the Assets.
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

     Section 3.8. Brokers. Except for the fee payable to Chase Securities, Inc. by Seller pursuant to a letter agreement that has been provided to Purchaser and any registration fee payable by Seller pursuant to the Credit Agreement in connection with the transfer of the Assets, no person or entity is entitled to a fee, commission or other compensation on account of employment by Seller as a broker or finder in connection with or as a result of the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     Section 4.1. Organization. Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

     Section 4.2. Authorization. Purchaser has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser.

     Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the organizational documents of Purchaser, (ii) any contract, agreement, commitment or understanding to which Purchaser is a party or to which Purchaser or any of Purchaser's properties is subject, (iii) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or any of Purchaser's properties is bound, or (iv) any statute, law, regulation or rule applicable to Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority, or other individual or entity, with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement by Purchaser, except for those already obtained by Purchaser.

     Section 4.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

     Section 5.1. Conduct of Seller. From the date hereof until the Closing Date, Seller will not, except for the transactions contemplated by this Agreement or consented to in writing by Purchaser, (i) sell any of the Assets or any rights related thereto, (ii) create, incur or assume any indebtedness secured by the Assets or any rights related thereto, (iii) grant, create, incur, or suffer to exist any liens or encumbrances on the Assets or any rights related thereto which did not exist on the date hereof or (iv) except in the manner approved by Purchaser, vote on any matter upon which Seller, in its capacity as a "Bank" under the Loan Documents, may be entitled to vote.

     Between the date of this Agreement and the Closing Date, Seller agrees that it shall confer in good faith on a regular and frequent basis with one or more designated representatives of Purchaser with respect to

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

material matters affecting or impacting the Assets. Seller acknowledges that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Purchaser be responsible for any decisions made by the officers or directors of Seller with respect to matters which are the subject of such consultation. Seller will promptly notify Purchaser of any material change in the normal course of business of any of the Assets or the operation thereof and of any governmental complaints, investigations, or hearings (or written communication indicating that the same may be contemplated), or the institution or the threat of material litigation involving Seller or any of the Assets, and will keep Purchaser fully informed with respect to such events.

     Section 5.2. Shareholder Meetings. Seller shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene the Seller Shareholder Meeting as promptly as reasonably practicable for the purpose of obtaining shareholder approval of the Shareholder Proposal. Seller shall file preliminary proxy materials with the Securities and Exchange Commission with respect to the Shareholder Proposal no later than five business days after the date of this Agreement. The notice of meeting and proxy statement relating to the Seller Shareholder Meeting shall contain the recommendation of the Board of Directors of Seller that the shareholders of Seller vote to approve and adopt the Shareholder Proposal, and Seller shall use its reasonable best efforts to solicit from shareholders of Seller proxies in favor of such approval and adoption.

     Section 5.3.  No Solicitation.

          (a) Seller and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined) or the individual sale of the Assets. Seller shall not authorize or permit any of its officers, directors, agents, or employees or any investment banker, financial advisor, attorney, accountant or other representatives retained by Seller to (i) solicit, initiate or encourage (including by way of furnishing information), or otherwise facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal or the individual sale of the Assets, (ii) participate in any discussion or negotiations regarding an Acquisition Proposal or the individual sale of the Assets or (iii) enter into any agreement or understanding with the intent to effect an Acquisition Proposal or the individual sale of the Assets.

          (b) Notwithstanding any other provision of this Agreement to the contrary, but subject to the provisions of this Section 5.3(b), to the extent required by the fiduciary duties under applicable law of the Board of Directors of Seller, as determined by such Board in good faith with the advice of outside legal counsel, Seller may:

             (i) Disclose to its shareholders any information required to be disclosed under applicable law;

             (ii) To the extent applicable, comply with Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended;

             (iii) In response to an unsolicited request therefor, participate in discussions or negotiations with or furnish information with respect to Seller pursuant to a customary confidentiality agreement, in each case in connection with an Acquisition Proposal; and

             (iv) If Seller has complied with each of the provisions of Section
        5.3 at all times from and including the date hereof, approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement) a Superior Proposal (as defined below), enter into an agreement with respect to such Superior Proposal or consummate a Superior Proposal.

          (c) For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or substantially all (including the Assets) of the assets of Seller or more than 9.9% of the equity securities of Seller, any tender offer or exchange offer that if consummated would result in any person beneficially owning 9.9% or more of any class of equity securities of Seller, or any merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving

     Seller, other than the transactions contemplated by this Agreement. An "Acquisition Proposal" shall not include the Asset Purchase Agreement among Seller and Insignia Opportunity Partners dated as of August 2, 1999, as such agreement may be amended from time to time, or any transaction contemplated thereby.

          (d) For purposes of this Agreement, "Superior Proposal" shall mean any Acquisition Proposal that Seller's Board of Directors determines in its good faith judgment, after consultation with its financial advisor, is reasonably likely to be consummated taking into account all legal, financial, and regulatory aspects of the proposal and the individual or entity making the proposal and which would, if consummated, result in a transaction more favorable to the Seller's shareholders from a financial point of view than the transactions then contemplated hereby. A "Superior Proposal" shall not include the Asset Purchase Agreement among Seller and Insignia Opportunity Partners dated as of August 2, 1999, as such agreement may be amended from time to time, or any transaction contemplated thereby.

     Section 5.4. Consents. Seller shall use its reasonable best efforts to obtain the consents and approvals identified in Section 3.3 hereof and waives of any violations, breaches and defaults that may be caused by its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

     Section 5.5. Filings. Purchaser and Seller shall, as promptly as practicable, make any required filings, and Purchaser and Seller shall promptly make any other required submissions, under any law, statute, order, rule or regulation with respect to this Agreement an the transactions contemplated hereby and shall cooperate with each other with respect to the foregoing.

     Section 5.6.  Reasonable Best Efforts: Further Assurances.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate this Agreement including all things necessary, proper or advisable under applicable laws and regulations or to remove any judgments, injunctions, orders, decrees or other impediments or delays, legal or otherwise, to consummate this Agreement.

          (b) Subject to the other provisions of this Agreement, in the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of any of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable best efforts to defend itself against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

          (c) Seller shall use its reasonable best efforts to complete the repurchase of the Assets pursuant to its exercise of the Call Option or otherwise acquire ownership of the Assets on or before the Closing Date. Purchaser shall cooperate with Seller to facilitate the consummation of the Call Option on or prior to the Closing Date, including by the funding of the Purchase Price through customary escrow arrangements reasonably satisfactory to Purchaser (including the identity of the escrow agent) to permit Seller to use the proceeds of the Purchase Price to pay the amounts due to GMAC upon exercise of the Call Option; provided, however, Purchaser shall not be required to expend any sums or incur an liability or potential liability in connection with its efforts to cooperate with Seller pursuant to this Section 5.6(c) and Purchaser shall not be required to deposit the Purchase Price with such escrow agent more than one (1) business day prior to the Closing Date.

     Section 5.7. Notification of Certain Matters. Each of Seller and Purchaser will give prompt written notice to each other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty of such party contained in this Agreement that is qualified by reference to materiality, a material adverse effect or a Seller Material Adverse Effect to be untrue or inaccurate and any such representation or warranty that is not so qualified to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, promptly upon becoming aware of such event, and (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause any agreement or covenant of such party contained in this Agreement that is qualified by reference to materiality, a material adverse effect, or a Seller Material Adverse Effect to not be performed or satisfied in compliance with the provisions hereof, and any such agreement or covenant not so qualified to not be performed or satisfied in all material respects in compliance with the provisions hereof, provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.8. Transfer Taxes. Purchaser and Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding any transfer, sales, use, value added stock transfer, or stamp tax, or any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer Taxes"). Except as provided in the last sentence of this Section 5.8, Purchaser shall pay or cause to be paid all Transfer Taxes. Seller shall pay any registration fee payable pursuant to the Credit Agreement to Purchaser, as agent under the Credit Agreement, and any Transfer Taxes constituting income or similar taxes of Seller.

     Section 5.9. Public Announcements. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of Seller, in the case of Purchaser, or of Purchaser, in the case of Seller, except that any party may make any disclosure required to be made under applicable law, judicial decree, banking regulations or other applicable regulations or stock market rule if such party determines in good faith that it is necessary to do so and gives prior notice and an opportunity to review and comment to each other party.

     Section 5.10. Supplements to Disclosure Letter. From time to time up to the Closing Date, Seller will promptly supplement or amend the Disclosure Letter in form and substance satisfactory to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter or which is necessary to correct any information in such Disclosure Letter which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.1 or 6.2 of this Agreement unless such supplement or amendment is explicitly designated to have such effect by each of the parties hereto in writing.

                                   ARTICLE 6.

                                   CONDITIONS

     Section 6.1. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the acquisition of the Assets and to assume the Assumed Obligations shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) No Proceedings. There must not have been commenced or threatened against Purchaser or Seller, or against any individual or entity affiliated with any of the foregoing, any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated hereby, (B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions contemplated hereby, or
     (C) that Could reasonably be expected to have a material adverse effect on Seller or have a Seller Material Adverse Effect, provided, however, that this condition shall not be applicable and Purchaser shall not be able to rely on the condition provided in this Section 6.1(a) if Purchaser shall have commenced any such proceeding or cooperated with any person or entity commencing such proceeding or acquiesced in the commencement of any such proceeding.

          (b) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 of this Agreement shall be true and correct in all material respects at the Closing Date as though then made.
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

          (c) Performance of Obligations of Seller. Seller shall have performed and satisfied all agreements or covenants of Seller contained in this Agreement in all material respects.

          (d) Certificates. Seller shall furnish Purchaser with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.1(a), (b), (c), (e), (f) and (g).

          (e) Seller Shareholder Approval. The Shareholder Proposal shall have been validly approved at the Seller Shareholder Meeting.

          (f) Consents. Each of the consents identified or required to be identified in Section 3.3 hereof must have been obtained and must be in full force and effect.

          (g) Deliveries. Seller shall have delivered the agreements, instruments and other documents required to be delivered by it pursuant hereto or in connection herewith.

          (h) Material Adverse Effect. From and after the date hereof, no Seller Material Adverse Effect shall have occurred.

          (i) Payment of Registration Fee. Seller shall have paid or shall have caused GMAC to pay the Agent the $2,000 registration fee pursuant to
     Section 17.2 of the Credit Agreement in connection with the transfer of the Assets from GMAC to Seller, and Seller shall have paid to Agent the $2,000 registration fee pursuant to Section 17.2 of the Credit Agreement in connection with the transfer of the Assets from Seller to Purchaser.

     Section 6.2. Conditions to Obligations of Seller. The obligations of Seller to effect the sale of the Assets shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) No Proceedings. There must not have been commenced or threatened against Purchaser or Seller, or against any individual or entity affiliated with any of the foregoing, any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated hereby, (B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions contemplated hereby, or
     (C) that could reasonably be expected to have a material adverse effect on Seller or have a Seller Material Adverse Effect, provided, however, that this condition shall not be applicable and Seller shall not be able to rely on the condition provided in this Section 6.2(a) if Seller shall have commenced any such proceeding or cooperated with any person or entity commencing such proceeding or acquiesced in the commencement of any such proceeding.

          (b) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the Closing Date as though then made.

          (c) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

          (d) Certificates. Purchaser shall furnish Seller with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(b) and 6.2(c).

          (e) Seller Shareholder Approval. The Shareholder Proposal shall have been validly approved at the Seller Shareholder Meeting.

          (f) Call Option. The repurchase by Seller of the Assets pursuant to the Call Option or otherwise shall have been completed; provided, however, that this Section 6.2(f) shall not affect the obligations of Seller under
     Article 7.

          (g) Consents. Each of the consents identified or required to be identified in Section 3.3 hereof must have been obtained and must be in full force and effect.

          (h) Deliveries.  Purchaser shall have delivered the items required by
     Section 2.2(b) hereof.

                                   ARTICLE 7.

                                  TERMINATION

     Section 7.1. Termination by Purchaser and Seller. This Agreement may be terminated at any time prior to the Closing, whether before or after shareholder approval thereof:

          (a) By the mutual written consent of Purchaser and Seller;

          (b) By either of Seller or Purchaser if

             (i) the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this subsection (b)(i) shall not be available to any party whose failure to fulfill materially any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

             (ii) there shall have been commenced or threatened against Purchaser or Seller, or against any individual or entity affiliated with any of the foregoing any proceeding (A) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the transactions contemplated hereby, (B) that could reasonably be expected to have the effect of preventing, materially delaying or making illegal any of the transactions contemplated hereby, or (C) that could reasonably be expected to have a material adverse effect on Seller or have a Seller Material Adverse Effect, provided, however, that this Section 7.1(b)(ii) shall not be applicable and Purchaser or Seller, as the case may be, shall not be able to rely on this Section 7.1(b)(ii) if such Purchaser or Seller, as the case may be, shall have commenced any such proceeding or cooperated with any person or entity commencing such proceeding or acquiesced in the commencement of such proceeding.

          (c) By Purchaser if the Seller Shareholder Meeting shall not have been convened and concluded, and the Shareholder Proposal validly approved by November 30, 1999;

          (d) By Purchaser if, prior to the Closing, (i) the Board of Directors of Seller withdraws, modifies or changes its recommendation of the Shareholder Proposal or recommends or approves any Acquisition Proposal, or
     (ii) Seller enters into a definitive agreement to effect an Acquisition Proposal;

          (e) By Seller in connection with entering into a definitive agreement to effect an Acquisition Proposal; provided, however, that the right to terminate this Agreement under this subsection (e) shall not be available if Seller is in breach of its obligations under Section 5.3 hereof;

          (f) By Purchaser, (i) if any representation or warranty of Seller in this Agreement shall become untrue or incorrect in any material respect or
     (ii) if Seller shall not have performed and satisfied all agreements or covenants of Seller contained in this Agreement in all material respects, in each case, such that the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c) and Section 6.1(g), respectively, would not be satisfied and has not been cured or is not capable of being cured by Seller within the earlier of 30 calendar days after the giving of written notice to Seller of such breach or the Outside Date;

          (g) By Seller, (i) if any representation or warranty of Purchaser in this Agreement shall become untrue or incorrect in any material respect or
     (ii) if Purchaser shall not have performed and satisfied all agreements or covenants of Purchaser contained in this Agreement in compliance with the provisions hereof in all material respects, the effect of which would, individually or in the aggregates prevent the consummation of the transactions contemplated by this Agreement and has not been cured or is not capable of being cured by Purchaser within the earlier of 30 calendar days after the giving of written notice to Purchaser of such breach or the Outside Date; or

          (h) By Seller or Purchaser if, at the Seller Shareholder Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders in favor of the Shareholder Proposal shall not have been validly obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to Seller if it has not complied with its obligations under Section 5.2.

     Section 7.2.  Termination Fees and Reimbursement of Expenses.

          (a) If (i) Purchaser terminates this Agreement pursuant to Section 7.1(d) or (f) hereof; (ii) Seller terminates this Agreement pursuant to
     Section 7.1(e) hereof, or (iii) (A) the Call Option is not consummated by Seller on or prior to the Outside Date and (B) Seller is otherwise obligated to consummate the transactions contemplated hereby, then Seller shall pay to Purchaser, within five business days after such termination, a fee, in cash, of US $500,000 to reimburse and compensate Purchaser for its time, expenses and lost opportunity costs in pursuing the transactions contemplated by this Agreement.

          (b) If Purchaser terminates this Agreement pursuant to Section 7.1(c) hereof, Seller shall pay to Purchaser, within five business days after such termination, a fee, in cash, of US $100,000 to reimburse and compensate Purchaser for its time, expenses and lost opportunity costs in pursuing the transactions contemplated by this Agreement.

                                   ARTICLE 8.

                      HOLDBACK; INDEMNIFICATION; REMEDIES

     Section 8.1. Holdback. The Seller shall retain, at its option, either its ownership of the real property described on Schedule 8.1 attached hereto or $2,000,000 in cash from the Closing Date to and through the later of (i) the date that is 90 days after the Closing Date (the "Release Date"), or (ii) if Purchaser or any Permitted Purchaser Assignee (as hereinafter defined) has made one or more claims hereunder against Seller on or before the Release Date, the date that all such claims are finally settled or discharged.

     Section 8.2. Knowledge. The right to indemnification, payment of damages or other remedy based on any representation, warranty, covenant, or obligation herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

     Section 8.3. Indemnification by Seller. Seller hereby agrees to defend and indemnify Purchaser, each of the Permitted Purchaser Assignees, each of their respective affiliates and subsidiaries, and each of their respective officers, directors, employees or controlling persons (collectively, the "Purchaser Indemnified Persons") for, and hold each of the Purchaser Indemnified Persons harmless against, each and every loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable professional fees) or diminution of value, whether or not involving a third-party claim (collectively, "Purchaser Loss"), arising, directly or indirectly, from or in connection with:

          (a) Any misrepresentation or breach of warranty made by Seller in this Agreement or the Assignment and Acceptance Agreement;

          (b) Any breach by Seller of any covenant or obligation of Seller in this Agreement;

          (c) Any amounts representing fees and expenses or other costs of any kind of Seller arising out of or in connection with the transactions contemplated hereby, except to the extent that such amounts are expressly allocated under this Agreement to the Purchaser; and

          (d) All liabilities or obligations of Seller of any nature accruing, occurring, arising or related to the period on or prior to the Closing Date to the extent that such liabilities or obligations are not Assumed Obligations.

     Section 8.4. Indemnification by The Purchaser. Purchaser will indemnify, defend and hold harmless Seller, Lend Lease Real Estate Investments, Inc. and each of their respective officers, directors, employees and controlling persons (collectively, "Seller Indemnified Persons"), and will pay to each of the Seller Indemnified Persons the amount of, any loss, liability, claim, damage, or expense (including the reasonable costs of investigation and defense and reasonable attorney's fees) or diminution of value, whether or not involving a third-party claim (a "Seller Loss") arising, directly or indirectly, from or in connection with:

          (a) Any misrepresentation or breach of warranty made by the Purchaser in this Agreement;

          (b) Any breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement; or

          (c) Any liability incurred by Seller arising out of Purchaser's failure to perform any Assumed Obligations.

     Section 8.5.  Procedure for Indemnification -- Third Party Claims.

          (a) Promptly after receipt by an indemnified party under Section 8.3 or 8.4 of notice of the commencement of any demand, claim or proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim within 20 days of the notice of such demand, claim or proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying Party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

          (b) If any proceeding referred to in Section 8.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and outside counsel for the indemnified party reasonably determines in good faith that joint representation would be inappropriate due to an actual or potential conflict of interest or differing defenses), to assume the defense of such proceeding with counsel acceptable to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceedings the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding. If the indemnifying party assumes the defense of a proceeding, (1) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent and (2) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding. The indemnifying party will not be bound by any determination of a proceeding so defended nor any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     Section 8.6. Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     Section 8.7.  Limitations.

          (a) Notwithstanding any other provision hereof, in the absence of fraud, the aggregate amount of Purchaser Loss for which Seller shall be liable under this Article 8 shall not exceed $5,000,000.

          (b) Neither party shall be required to indemnify any person under Sections 8.3 or 8.4 with respect to any loss or damage unless a request or claim for indemnification with respect to the proceeding or matter giving rise to such loss or damage shall have been made in accordance with the provisions of this Article 8 on or prior to 90 days after the Closing Date.

     Section 8.8.  Effect of Insurance Proceeds
Received/Subrogation/Indemnification Payment as Offset.

          (a) The amount of any indemnification payable under this Article 8 shall be net of insurance proceeds paid without reservation and actually received and specifically related to the claim otherwise covered by the indemnity provisions herein to the indemnified party under a policy of insurance covering the loss giving rise to the claim. The parties agree to respond within a reasonable time to any inquiry by the other parties as to the status of any such insurance payment.

          (b) An indemnifying party shall be subrogated to any claims or rights of the indemnified parties as against any other Persons with respect to any Purchaser Loss or Seller Loss, as applicable, paid by the indemnifying party under Section 8.3 or 8.4, as applicable. The indemnified parties shall cooperate with the indemnifying parties to a reasonable extent, at the indemnifying parties' expense, in the assertion by the indemnifying parties of any such claim against such other Persons.

     Section 8.9. Contribution. Seller and Purchaser agree that if any indemnification sought pursuant to Section 8.3, or Section 8.4 of this Agreement is unavailable, then Seller and Purchaser shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative fault of Seller, on one hand, and Purchaser on the other, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefits to Seller, on the one hand, and Purchaser, on the other, as well as any other equitable considerations; provided, however, that the limitations provided in Section 8.7 hereof and the offsets provided for in Section 8.8 hereof shall apply to any contribution pursuant to this Section 8.9.

                                   ARTICLE 9.

                            MISCELLANEOUS PROVISIONS

     Section 9.1. Jurisdiction and Forum. Except as otherwise provided herein, the parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court sitting in Atlanta, Georgia and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION, OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE WHATSOEVER ARISING BETWEEN SELLER AND PURCHASER.

     Section 9.2. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without regard to the principles of contract of laws thereof).

     Section 9.3. Survival of Representations and Warranties. Except as otherwise expressly provided herein, the provisions of this Agreement shall not survive the Closing or any termination of this Agreement except as follows:

          (a) Each of the representations and warranties made by Seller herein shall survive for a period of 91 calendar days after the Closing Date.

          (b) Section 7.2 of this Agreement shall survive any termination of this Agreement until the expiration of the statute of limitations applicable thereto.

          (c) Sections 2.3 and Article 8 of this Agreement shall survive the Closing and any termination of this Agreement until the expiration of the statute of limitations applicable thereto.

          (d) A termination of this Agreement in compliance with Article 7 hereof shall render this Agreement null and except as otherwise provided in this Section 9.3; provided, however, that notwith-standing the foregoing, none of the provisions of this Agreement will relieve any party hereto from any liability for any breach of any covenant or agreement set forth herein.

Notwithstanding any provision of this Agreement to the contrary, none of the provisions of this Agreement shall constitute, or shall be deemed to constitute, any waiver by any party hereto of any fraud, the right to sue any individual or entity for fraud, or any action or omission that may constitute fraud.

     Section 9.4. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     Section 9.5. Notices. Each notice, communication and delivery under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by courier or sent by registered or certified mail, postage prepaid, or by facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; provided that a notice of change of address shall be effective only upon receipt thereof:

          If to Purchaser to:

               BankBoston, N.A.
               115 Perimeter Center Place, N.E., Suite 500
               Atlanta, Georgia 30346
               Attn: Jeffrey V. Aycock
               Facsimile: (770) 390-8434

          With a copy to:

               Long Aldridge & Norman LLP
               303 Peachtree Street
               Atlanta, Georgia 30308
               Attn: James L. Barkin, Esq.
               Facsimile: (404) 527-4198

          If to Seller to:

               Chastain Capital Corporation
               c/o Lend Lease Real Estate Investments, Inc.
               3424 Peachtree Road, N.E., Suite 800
               Atlanta, Georgia 30326
               Attn: Mr. Steven G. Grubenhoff
               Facsimile: (404) 848-8929

          With a copy to:

               Lend Lease Real Estate Investments, Inc.
               3424 Peachtree Road, N.E., Suite 800
               Atlanta, Georgia 30326
               Attn: General Counsel
               Facsimile: (404) 848-8929

               King & Spalding
               191 Peachtree Street
               Atlanta, Georgia 30303
               Attn: John J. Kelley III, Esq.
               Facsimile: (404) 572-5146

     Section 9.6. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No amendment of this Agreement shall be effective unless in a writing signed by the parties hereto.

     Section 9.7. Entire Agreement. This Agreement and the documents contemplated hereby constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     Section 9.8. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.9. Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

     Section 9.10. Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

     Section 9.11. Exhibits. The Exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     Section 9.12. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day other than a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a business day. As used herein, "business day" shall mean any day other than a Saturday, Sunday or a day on which banks in Atlanta, Georgia or New York, New York are closed.

     Section 9.13. Assignment; Successors in Interest. No assignment or transfer by Purchaser or Seller of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto; provided, however, that notwithstanding any provision of this Agreement to the contrary, (i) Purchaser shall have the right to assign its rights and obligations under this Agreement to any individual or entity at any time and from time to time without the consent of Seller (any and all such assignees being referred to herein as the ("Permitted Purchaser Assignees"), (ii) notwithstanding any such assignment, Purchaser shall remain primarily liable to the Seller for the performance of the Purchaser's obligations hereunder, including, without limitation, the payment of the Purchase Price and the assumption of the Assumed Obligations and (iii) any and all such Permitted Purchaser Assignees shall assume all rights, duties, and obligations of Purchaser hereunder as if such assignee was in privity of contract with the Seller pursuant to the terms and conditions thereof with respect to such portion of the Assets without further action of any kind by any individual or entity. Purchaser may require Seller to transfer title to all or any portion of any of the Assets directly to any Permitted Purchaser Assignee at the Closing. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and any reference to a party hereto shall also be a reference to a successor or permitted assigns.

     Section 9.14. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     Section 9.15. Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement; provided, however, that notwithstanding the foregoing, each of the Permitted Purchaser Assignees shall be entitled to rely upon and to enforce the provisions of this Agreement as a third party beneficiary hereof in recognition of their substantial reliance upon Seller's performance of its obligations hereunder.

     Section 9.16. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement.

     IN WITNESS WHEREOF, this Agreement has been signed by the duly authorized officers of each of the parties hereto as of the day and year first written above.

                                          CHASTAIN CAPITAL CORPORATION


                                          By:   /s/ STEVEN G. GRUBENHOFF

                                            ------------------------------------

                                            Name: Steven G. Grubenhoff


                                            Title: Chief Financial Officer


                                          BANKBOSTON, N.A.


                                          By:      /s/ ROBERT L. AVIL

                                            ------------------------------------

                                            Name: Robert L. Avil


                                            Title: Director

                                                                         ANNEX C

                          CHASTAIN CAPITAL CORPORATION

                      PLAN OF LIQUIDATION AND DISSOLUTION

     This Plan of Liquidation and Dissolution (hereinafter called the "Plan") is for the purpose of effecting the complete liquidation of Chastain Capital Corporation, a Georgia corporation (the "Company"), pursuant to the following steps:

          (1) The Plan shall become effective upon its approval by the shareholders of the Company, or as soon thereafter as practicable.

          (2) The officers of the Company are hereby authorized to sell and otherwise to liquidate any and all of the assets and properties of the Company and to pay, discharge or make adequate provision for the payment of all of the known debts, liabilities and obligations of the Company.

          (3) After sale of such of the assets and properties of the Company as the officers shall deem in the best interest of the Company, and after payment, discharge or adequate provision has been made for payment of all of the known debts, obligations and liabilities of the Company, the remaining assets of the Company shall be distributed to the shareholders of the Company in cancellation of all of the outstanding shares of capital stock of the Company and in accordance with such shareholders' rights and interests.

          (4) The Board of Directors of the Company is hereby authorized, in its discretion, to choose to maintain the corporate existence of the Company for the purposes of winding up the affairs contemplated herein, or to establish a trust for the benefit of the shareholders of the Company to distribute the remaining proceeds.

          (5) The officers of the Company are hereby authorized and directed to file such documents as are necessary to effect the dissolution of the Company under the Georgia Business Corporation Code.

          (6) The officers of the Company are hereby authorized to complete and file any and all necessary or appropriate forms with the Internal Revenue Service. As soon as practicable after liquidation, said officers shall execute and file the final federal and state income tax returns of the Company, if any, and all other returns, documents and information required to be filed by reason of the liquidation of the Company. The Board of Directors of the Company is hereby authorized, in its discretion, to elect to terminate the Company's status as a real estate investment trust.

          (7) The members of the Board of Directors shall continue to receive compensation for as long as they remain members of the Board until the final distribution of assets of the Company.

          (8) Implementation of the Plan shall be under the direction of the members of the Board of Directors, who shall have full authority to carry out the provisions of the Plan or such other actions as they deem appropriate without further shareholder action. The Board shall have the authority to amend or modify the Plan without the further approval of the shareholders of the Company, except as required by the Georgia Business Corporation Code.

          (9) Prior to the filing of articles of dissolution, the Board of Directors shall have full authority to abandon and revoke the dissolution proceedings as the Board deems appropriate without further shareholder action.

          (10) The actions provided for in this Plan shall be commenced as soon as practicable after the effective date of the Plan, and such proceeds shall be distributed and the dissolution shall be completed as soon as practicable after the effective date of the Plan.

                                     PROXY

                          CHASTAIN CAPITAL CORPORATION

             PROXY FOR ANNUAL MEETING TO BE HELD ON OCTOBER 1, 1999



   The undersigned hereby appoints Steven G. Grubenhoff and Samuel F. Hatcher, or either one of them, as proxies, with full power of substitution, to represent the undersigned at the 1999 Annual Meeting of the Shareholders of Chastain Capital Corporation (the "Company") to be held on October 1, 1999, at the Company's offices at 3424 Peachtree Road, N.E., Suite 800, Atlanta, Georgia, commencing at 10:00 a.m. (local time) and any adjournments and postponements thereof, and to vote the shares of Common Stock of the Company the undersigned may be entitled to vote as designated herein, standing in the name of the undersigned, with all powers the undersigned would possess if personally present at such meeting.


  The Board of Directors recommends a vote FOR all proposals.


     To adopt the Asset Purchase Agreement, dated as of August 2, 1999, among the
1.   Company and Insignia Opportunity Partners, and the Loan Purchase Agreement, dated as of August 17, 1999, among the Company and BankBoston, N.A., and approve the sale of certain of the Company's assets pursuant thereto.
            [ ] FOR                [ ] AGAINST                [ ] ABSTAIN
2.   To approve the complete liquidation and dissolution of the Company pursuant to the Plan of Liquidation and Dissolution described in the accompanying Proxy
     Statement.
            [ ] FOR                [ ] AGAINST                [ ] ABSTAIN
3.   To elect the following nominees as directors of the Company.
     [ ] FOR ALL NOMINEES LISTED BELOW (except as marked below to the contrary)
     Matthew Banks               Kurt L. Wright               Harald R.
     Hansen               Elizabeth T. Kennan               W.J. Smith
     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
     LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)
     [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
4.   To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1999.
            [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

     ---------------------------------------------------------------------------------
                              (Continued on other side)

                            (Continued from reverse side)
5.   To adjourn the Annual Meeting if a motion to adjourn is properly brought.
            [ ] FOR                [ ] AGAINST                [ ] ABSTAIN
6.   Upon such other matters as may properly come before such Annual Meeting or any adjournment or postponement thereof, in the discretion of the proxies.



   The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and affirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.



   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHASTAIN CAPITAL CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL LISTED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.


                                                  Dated:

                                                  ------------------------, 1999

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                            Signature

                                                  Please sign exactly as your
                                                  name or names appear hereon.
                                                  Joint owners should each sign
                                                  personally. When signing as an
                                                  attorney, executor, trustee or
                                                  guardian, please give your
                                                  full title as such.


   IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. NONE OF THE PROPOSALS SET FORTH ON THIS PROXY ARE CONDITIONED UPON THE APPROVAL OF ANY OTHER PROPOSAL.